Filed Pursuant to Rule 424(b)3

Registration Statement #333-114867

PROSPECTUS

47,624,409 Shares

REGEN BIOLOGICS, INC.

Common Stock

     The selling stockholders listed beginning on page 63 are offering up to 47,624,409 shares of ReGen Biologics, Inc. common stock. ReGen Biologics, Inc. will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

     Our common stock is traded on the OTC Bulletin Board under the trading symbol “RGBI”. On July 22, 2004, the last reported sale price of our common stock was $1.00 per share.

     The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 81 for more information about how the selling stockholders may sell their shares of common stock. ReGen Biologics, Inc. will not be paying any underwriting discounts or commissions in this offering.

     Please read this prospectus carefully before you invest.

     Investing in ReGen Biologics, Inc. common stock involves risks. See “Risk Factors” beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is July 23, 2004.

ABOUT THIS PROSPECTUS

      You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date. Our common stock is traded on the OTC Bulletin Board under the symbol “RGBI.”

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      We caution you that certain statements contained in this prospectus, or which are otherwise made by us or on our behalf are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions. Forward-looking statements include words such as “believe,” “plan,” “anticipate,” “estimate,” “expect,” “intend,” “seek” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events. Forward-looking statements are subject to risks, uncertainties, and assumptions about our company. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guaranties of future performance. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

      Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results to differ materially include, but are not limited to (1) our ability to complete the Collagen Meniscus Implant, or CMI, clinical trial and obtain U.S. Food and Drug Administration, or FDA, approval; (2) our ability to obtain additional financing; (3) the ability of our distribution partners to effectively market and sell our products; (4) our ability to procure product components and effectively produce products for resale; (5) our ability to control production quantities and inventory in order to avoid unanticipated costs such as outdated inventory; (6) the timely collection of our accounts receivable; (7) our ability to attract and retain key employees; (8) our ability to timely develop new products and enhance existing products; (9) the occurrence of certain operating hazards and uninsured risks; (10) our ability to protect proprietary information and to obtain necessary licenses on commercially reasonable terms; (11) the impact of governmental regulations; (12) changes in technology; (13) marketing risks; (14) our ability to be listed on a national securities exchange or quotation system; (15) our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry; and (16) other unforeseen events that may impact our business.

PROSPECTUS SUMMARY

      This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock. References in this prospectus to “ReGen,” the “Company,” “we,” “us” and “our” refer to ReGen Biologics, Inc., unless the context otherwise requires. We are an orthopedic products company that designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and regrowth of damaged human tissue. We were incorporated in Delaware on September 1, 1987. Our principal executive offices are located at 509 Commerce Street, East Wing, Franklin Lakes, NJ 07417 and our telephone number is (201) 651-5140. Our website address is www.regenbio.com. The information contained in our website is not a part of this prospectus.

Our Company

      We are a leading orthopedic products company that develops and manufactures tissue repair products for unmet markets in both the U.S. and globally. Our flagship product, the Collagen Meniscus Implant, or CMI, is an implant designed to regenerate meniscus tissue in the human knee. A damaged meniscus is frequently treated with an arthroscopic surgical procedure known as a partial meniscectomy. During this procedure, surgeons remove damaged meniscus tissue leaving less meniscus tissue to support the knee and protect the patient from further degeneration or injury. Implantation of the CMI represents the only procedure of which we are aware with the potential to re-grow tissue otherwise lost in partial meniscectomy procedures enabling the patient to return to a more active lifestyle.

      In November 2002, we completed enrollment and surgeries in a large-scale clinical trial of the CMI. The results of this clinical trial will comprise our Pre-market Approval Application, or PMA. The CMI is currently cleared for sale in Europe, Australia and Chile. The CMI is currently distributed on a non-exclusive basis outside the U.S. by the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”).

      We also sell the SharpShooter Tissue Repair System, or SharpShooter, a suturing device used to facilitate the surgical implantation of the CMI, as well as to perform other similar arthroscopic meniscal repair procedures. The SharpShooter is currently marketed through a worldwide distribution agreement with Linvatec Corporation, a subsidiary of ConMed (NASDAQ: CNMD). The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile and Japan.

Our Business Strategy

      Our current strategy is to focus on the following initiatives:

•	Obtaining FDA approval of the CMI;

•	Finding a suitable partner to market the CMI in the U.S.;

•	Launching the CMI in the U.S.; and

•	Conducting further research on select product opportunities within our research and development pipeline.

      Our long-term strategy is to capitalize on our proven collagen scaffold technology by continuing to design, develop, manufacture, and market our own products, as well as partner with key market leaders to develop and market products in other targeted therapeutic areas.

Our Core Technology

      Our core technology focuses on guided tissue regeneration. Conceptually, if the body is provided with a suitable environment for cellular ingrowth, the body can regenerate missing tissue. We have developed a proprietary biologically active porous bovine type I collagen scaffold material and various tissue matrix engineering processes as the basis of our tissue re-growth product offerings. Our proprietary processes are capable of producing implants with the various physical properties required for remodeling each specific target tissue. Our initial application, the CMI, is a resorbable, collagen matrix that guides the regeneration of medial meniscus cartilage in the knee.

      Collagen is a multifunctional family of proteins with unique structural characteristics. To date, 19 different proteins can be classified as collagen, making collagen the most abundant protein in the human body. Among the various collagens, type I collagen is the most abundant and is the major component of bone, skin, and tendon.

      The structure of animal type I collagen is highly similar to the structure of human type I collagen. Data from our current U.S. clinical trial supports this finding. Based on the important functions of type I collagen in the body and the biocompatibility of the animal type I collagen, this material has become increasingly popular as a biomaterial for clinical applications, particularly in the repair and regeneration of damaged or diseased tissue.

Approved Products

      The first application of our technology is an implant for the medial meniscus of the knee. The CMI facilitates growth of meniscus-like tissue after implantation in those patients with meniscus loss. The initial target market for the CMI is primarily those patients who would receive a partial medial meniscectomy procedure. Based on industry data, we estimate that in 2002 there were approximately 783,000 partial meniscectomy procedures in the U.S.

      The CMI is currently approved for sale in Europe, Australia and Chile. Centerpulse is currently distributing the product, where approved, under a distribution agreement that allowed Centerpulse to exclusively distribute the CMI outside of the U.S. as long as certain minimum sales are realized.

      In 2003, Centerpulse was obligated to sell a minimum of 800 CMIs. On February 5, 2004, Centerpulse delivered its final sales report for the calendar year ended December 31, 2003. This report indicated that Centerpulse failed to meet the minimum sales requirements. Pursuant to the terms of the distribution agreement with Centerpulse, we have elected to amend the distribution agreement to make the distribution rights to the CMI held by Centerpulse non-exclusive. This election took effect as of April 17, 2004.

      As we develop our primary products, we may see an opportunity to develop a supplemental or facilitating product. An example of such a product is the SharpShooter, which is an arthroscopic suturing device used in the CMI procedure and in other meniscus repair procedures which have a surgical technique similar to the CMI procedure. The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile, and Japan. The SharpShooter is distributed by Linvatec Corporation, an industry leader in the arthroscopy marketplace. Linvatec distributes the SharpShooter under a worldwide distribution agreement that remains exclusive as long as certain minimum sales are realized.

Recent Developments

      The Board of Directors and the shareholders of the Company have approved a 1 for 8 reverse stock split of ReGen’s issued and outstanding common stock to be effected, at the Board’s discretion, during a period of up to six months after May 25, 2004, the date of ReGen’s annual meeting of the shareholders. The Board also has the authority not to effect the reverse split in such timeframe.

      Although there can be no assurance of the future effect on ReGen’s stock price, the reverse stock split would likely increase the per share price of ReGen’s common stock. Initially, the increase in the per share stock price would likely correspond to the reduction in the number of shares of ReGen’s common stock that are outstanding. The Board approved this resolution for the following reasons. First, the reverse stock split will aid ReGen’s efforts to have our common stock re-listed on either the Nasdaq Small Cap Market or the Nasdaq National Market by increasing the per share price of our stock to meet the market’s minimum listing price. Second, the Board believes that an increased per share stock price may have the effect of making our common stock more attractive to individuals as well as institutional investors in the future. The Board believes that having ReGen’s common stock listed on a national securities exchange, the Nasdaq Small Cap Market or the

Nasdaq National Market is in the best interests of the long-term success of the Company. However, the Board believes that overall market conditions, the momentum in the price of our stock and other factors may impact the desired timing of effectuating the reverse stock split.

      If the reverse stock split were to be implemented, there would be a reduction in the number of shares of our common stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. Such shares could be used for any proper corporate purpose including, among others, future financing transactions. Such issuances, if they occur, could result in dilution to our stockholders by increasing the number of shares of outstanding stock.

      On April 19, 2004, we completed the private placement of 12,074,595 shares of common stock (“Privately Placed Common Stock”). The Privately Placed Common Stock was sold at a price of $0.85 per share, resulting in net proceeds to us of approximately $9,781,400. The Privately Placed Common Stock are subject to a Registration Rights Agreement entered into as of April 19, 2004. Pursuant to the Registration Rights Agreement, holders of the Privately Placed Common Stock have the right to require the Company to register such shares. In connection with the sale of the Privately Placed Common Stock, the purchasers of such shares agreed for resale that they will not, other than pursuant to the terms of a tender offer, without the prior written consent of the Company, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of the Privately Placed Common Stock, or publicly announce an intention to effect any such transaction for 150 days after the purchase of the Privately Placed Common Stock.

      On September 23, 2003, the Company completed the private placement of 17,112,702 shares of Series C redeemable convertible preferred stock (“Series C Stock”) and on September 30, 2003 the Company completed the private placement of 5,133,451 shares of Series C Stock. At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Series C Stock. The Company also has outstanding shares of its Series A redeemable convertible preferred stock (the “Series A Stock”), all of which were issued on June 21, 2002 to the former stockholders of RBio pursuant to the merger with RBio. Both the Series C Stock and the Series A Stock are subject to Registration Rights Agreements entered into as of September 23 and September 30, 2003. Pursuant to the Registration Rights Agreements, holders of Series A Stock and Series C Stock have the right to require the Company to register shares of the Company’s common stock that are issuable upon conversion of their preferred shares. ReGen has received a notice from certain holders of such shares requesting that the Company register such shares pursuant to the terms of the Registration Rights Agreements.

      The Company notified all of the holders of the Privately Placed Common Stock of their right to include their shares of Privately Placed Common Stock and notified all of the holders of the Series A Stock and the Series C Stock of their right to include their shares of common stock issuable upon conversion of their preferred stock in the registration statement of which this prospectus forms a part. Those parties who have indicated to the Company that they wish to be included are listed in this prospectus. See “Selling Stockholders” beginning on page 63. Although this prospectus includes 12,074,595 shares of Privately Placed Common Stock, these shares may not be sold hereunder prior to July 17, 2004 without our prior written consent.

      In order to sell their shares of common stock pursuant to this prospectus, the holders of the Series A Stock and the Series C Stock must first convert their Series A Stock and/or Series C Stock into shares of the Company’s common stock. After conversion of such Series A Stock and the Series C Stock into the common stock being registered pursuant to this registration statement, assuming the conversion of all such shares, there would be 77,170,882 shares of common stock outstanding, 1,587,735 shares of Series A Stock outstanding and 245,480 shares of Series C Stock outstanding as of May 31, 2004.

      The Company’s executive offices are located at 509 Commerce Street, East Wing, Franklin Lakes, NJ 07417 and the telephone number is (201) 651-5140. The shares of the Company’s Common Stock, par value $0.01 per share trade on the OTC Bulletin Board under the symbol “RGBI.” The Company’s website is www.regenbio.com.

The Offering

Common stock to be offered by selling stockholders assuming the conversion of preferred stock being registered	47,624,409

Common stock outstanding as of May 31, 2004	41,621,068

Common stock outstanding as of May 31, 2004 assuming the conversion of preferred stock being registered	77,170,882

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

Risk Factors	See “Risk Factors” beginning on page 8 and the information included in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

OTC Bulletin Board symbol	RGBI

      The number of shares of our common stock that would be outstanding assuming conversion of the Series A stock and the Series C stock being registered includes 41,621,068 shares of common stock, 13,549,141 shares of Series A Stock and 22,000,673 shares of Series C Stock outstanding as of May 31, 2004.

      This calculation excludes the following: 15,721,752 shares of common stock issuable upon exercise of stock options outstanding as of May 31, 2004, an additional 579,194 shares of common stock available for grant under our stock option plans and 6,698,440 shares of common stock issuable upon exercise of outstanding warrants (including 2,079,965 shares issuable pursuant to warrants that are outstanding, but not currently exercisable).

SUMMARY CONSOLIDATED FINANCIAL DATA

      The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the quarters ended March 31, 2004 and 2003 and with respect to the consolidated balance sheet as of March 31, 2004 have been derived from our unaudited consolidated financial statements included as a part of this prospectus. The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended December 31, 2003, 2002 and 2001 and with respect to the consolidated balance sheets as of December 31, 2003 and 2002 have been derived from audited consolidated financial statements included as part of this prospectus. We derived the statements of operations data for the years ended December 31, 2000 and 1999 and the balance sheet data as of December 31, 2001, 2000 and 1999 from audited financial statements not included in this prospectus. You should read the following summary consolidated financial data in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. All periods have been reclassified to account for the reverse merger and recapitalization between ReGen and RBio.

SUMMARY CONSOLIDATED FINANCIAL DATA

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Restated —	(unaudited)	(Restated —
	See Note (1))		See Note (1))
	(unaudited)

	(In thousands, except per share data)

Statement of Operations Data:

Revenue:	$107	$182	$293	$781	$490	$972	$10

Expenses:

Cost of goods sold	59	271	349	1,039	700	843	—

Research and development	785	410	2,675	2,222	2,125	2,712	3,898

Business development, general and administrative	807	556	2,483	2,147	1,592	1,573	1,381

Compensation expense associated with stock options and warrants	119	—	367	3,300	1,209	1,220	189

Total expenses	1,770	1,237	5,874	8,708	5,626	6,348	5,468

Operating loss	(1,663)	(1,055)	(5,581)	(7,927)	(5,136)	(5,376)	(5,458)

Merger cost	—	—	—	(515)	—	—	—

Interest and other income	9	5	23	66	12	18	88

Rental income	79	131	381	511	451	223	—

Rental expense	(78)	(109)	(278)	(316)	(303)	(150)	—

Interest expense	(29)	(36)	(275)	(1,770)	(354)	(244)	(88)

License fees	—	—	—	—	1,000	300	—

Net loss	$(1,682)	$(1,064)	$(5,730)	$(9,951)	$(4,330)	$(5,229)	$(5,458)

Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion	(52)	—	(4,343)	—	—	—	—

Net loss attributable to common stockholders	$(1,734)	$(1,064)	$(10,073)	$(9,951)	$(4,330)	$(5,229)	$(5,458)

Basic and diluted net loss per share attributable to common stockholders	$(0.06)	$(0.04)	$(0.35)	$(0.56)	$(0.25)	$(0.31)	$(0.32)

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Restated —	(unaudited)	(Restated —
	See Note (1))		See Note (1))
	(unaudited)

	(In thousands, except per share data)

Weighted average number of shares used for calculation of net loss per share (shares outstanding immediately after reverse merger and recapitalization used for all periods prior to reverse merger and recapitalization)	29,322	29,071	29,114	17,671	17,045	17,045	17,045

	March 31,	December 31,

	2004	2003	2002	2001	2000	1999

	(unaudited)

	(In thousands)

Balance Sheet Data:
Cash and cash equivalents and short-term

investments	$6,880	$8,323	$3,474	$320	$721	$547

Working capital	6,388	7,818	3,249	230	672	(75)

Total assets	7,664	9,029	4,226	1,181	1,703	1,771

Total debt including accrued interest	7,040	7,008	6,740	8,336	5,945	1,827

Series A redeemable convertible preferred stock	6,855	6,855	6,855	—	—	—

Series C redeemable convertible preferred stock	8,491	8,439	—	—	—	—

Total stockholders’ equity (deficit)	$(15,958)	$(14,411)	$(10,216)	$(7,741)	$(4,623)	$(615)

(1)	The 2003 and Quarter ended March 31, 2004 net loss attributable to common stockholders and the 2003 basic and diluted net loss per share attributable to common stockholders have been restated to reflect accretion of the beneficial conversion and issuance costs on Series C Preferred Stock issued in 2003 as a deemed dividend to the Series C Preferred Stockholders.

RISK FACTORS

      Our business faces significant risks. We may face risks in addition to the risks and uncertainties described below. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Any of the risks described below could significantly and adversely affect our business, prospects, financial condition or results of operations. You should carefully consider and evaluate the risks and uncertainties listed below, as well as the other information set forth in this prospectus.

We have a history of losses, and we expect to continue to incur losses and may not achieve or maintain profitability.

      The extent of our future losses and the timing of profitability are highly uncertain, and we may never achieve profitable operations. As of March 31, 2004, we had an inception to date net loss of approximately $49,234,000, and total stockholders’ deficit of approximately $15,958,000. Our net sales decreased by 62% in the fiscal year ended December 31, 2003 compared to the fiscal year ended December 31, 2002 and decreased by 41% in the fiscal quarter ended March 31 2004 compared to the fiscal quarter ended March 31, 2003. We will need to generate additional revenue to achieve profitability in the future. The Company likely will not achieve profitability, if at all, unless the CMI is approved by the FDA and becomes commercially available in the U.S. We will not apply for approval until the fourth quarter of 2004 and would be unlikely to receive approval, if at all, until late 2005. If we are unable to achieve profitability, or maintain profitability if achieved, it may have a material adverse effect on our business and stock price and we may be unable to continue operations at current levels, if at all. The Company cannot assure that it will generate additional revenues or achieve profitability.

We are a development stage company and have no significant operating history with which investors can evaluate our business and prospects.

      We are a development stage company and have no significant operating history and are operating in a new, specialized and highly competitive field. Our ability to successfully provide the guidance and management needed to continue and grow the business on an ongoing basis has not yet been established and cannot be assured. Our business is subject to all of the risks inherent in our type of business, including, but not limited to, potential delays in the development of products, the need for FDA or other regulatory approvals of certain of our products and devices, including the CMI, uncertainties of the healthcare marketplace and reimbursement levels of insurers and similar governmental programs, unanticipated costs and other uncertain market conditions.

Our debt level could adversely affect our financial health and affect our ability to run our business.

      As of March 31, 2004, our debt was approximately $7.0 million, of which $6,000 was current borrowings. This level of debt could have important consequences to you as a holder of shares. Below are some of the material potential consequences resulting from this significant amount of debt:

•	We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes.

•	Our ability to adapt to changing market conditions may be hampered. We may be more vulnerable in a volatile market and at a competitive disadvantage to our competitors that have less debt.

•	Our operating flexibility is more limited due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties, making acquisitions and paying dividends.

•	We are subject to the risks that interest rates and our interest expense will increase.

•	Our ability to plan for, or react to, changes in our business is more limited.

      Under certain circumstances, we may be able to incur additional indebtedness in the future. If we add new debt, the related risks that we now face could intensify.

We will not receive any of the proceeds from this offering.

      We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders.

Product introductions or modifications may be delayed or canceled if we are unable to obtain FDA approval and we are unable to sell the CMI in the U.S.

      The U.S. Food and Drug Administration, or FDA, and numerous other federal, state and foreign governmental authorities rigorously regulate the medical devices we manufacture and market. Our failure to comply with such regulations could lead to the imposition of injunctions, suspensions or loss of regulatory approvals, product recalls, termination of distribution, or product seizures. In the most egregious cases, we could face criminal sanctions or closure of our manufacturing facility. The process of obtaining regulatory approvals to market a medical device, particularly from the FDA, can be costly and time-consuming. Additionally, there can be no assurance that such approvals will be granted on a timely basis, if at all. In particular, the FDA has not yet approved the CMI and there is no guarantee that we will obtain such approval. Sales of the CMI in the U.S. will not occur until it has been approved for sale in the U.S. by the FDA. FDA approval of the CMI is dependent on their review of the results of the two-year clinical follow-up exam of patients who were enrolled in a Multicenter Pivotal Clinical Trial. We expect to complete the two-year clinical follow-up exams in the fourth quarter of 2004, with submission of our Pre-market Approval Application to the FDA shortly thereafter. FDA approval, if received, is not expected until, at the earliest, late 2005.

      The regulatory process may delay the marketing of new products for lengthy periods and impose substantial additional costs or it may prevent the introduction of new products altogether. In particular, the FDA permits commercial distribution of a new medical device only after the device has met the established regulatory compliance guidelines. The FDA will clear marketing of a medical device through the 510k process if it is demonstrated that the new product is substantially equivalent to other 510k-cleared products. The Pre-market Approval Application process is more costly, lengthy and uncertain than the 510k pre-market notification process. There can be no assurance that any new products we develop will be subject to the shorter 510k clearance process; therefore, significant delays in the introduction of any new products that we develop may occur. If we choose to go through the Pre-market Approval Application process for new products, there will be significant costs and delays in the introduction of our new products and they may not be approved at all.

      Moreover, foreign governmental authorities have become increasingly stringent and we may be subject to more rigorous regulation by such authorities in the future. Any inability or failure of our foreign independent distributors to comply with the varying regulations or new regulations could restrict such distributors’ ability to sell our products internationally and this could adversely affect our business. All products and manufacturing facilities are subject to continual review and periodic inspection by regulatory agencies. If previously unknown problems with our company or our products or facilities are discovered, this may result in product labeling restrictions, recall, or withdrawal of the products from the market. In addition, the FDA actively enforces regulations prohibiting the promotion of medical devices for unapproved indications. If the FDA determines that we have marketed our products for off-label use, we could be subject to fines, injunctions or other penalties.

Sales of our products are largely dependent upon third party reimbursement and our performance may be harmed by health care cost containment initiatives.

      In the U.S. and other markets, health care providers, such as hospitals and physicians, that purchase health care products, such as our products, generally rely on third party payers to reimburse all or part of the cost of the health care product. Such third party payers include Medicare, Medicaid and other health insurance and managed care plans. Reimbursement by third party payers may depend on a number of factors, including the payer’s determination that the use of our products is clinically useful and cost-effective, medically necessary and not experimental or investigational. Also, third party payers are increasingly challenging the prices charged for medical products and services. Since reimbursement approval is required from each payer individually, seeking such approvals can be a time consuming and costly process. In the future, this could require us or our marketing partners to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payer separately. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payers are increasingly attempting to contain the costs of health care products and services by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. There can be no assurance that third party reimbursement coverage will be available or adequate for any products or services that we develop.

We may be subject to product liability claims and our limited product liability insurance may not be sufficient to cover the claims, or we may be required to recall our products.

      We manufacture medical devices that are used on patients in surgical procedures and we may be subject to product liability claims. During 2001 and 2002, the Company shipped certain components of the SharpShooter that were later identified to have the potential to become non-sterile. After becoming aware of this potential in 2002, the Company voluntarily instituted a recall of such product components. The Company reworked the packaging design to correct the issue that led to the recall. This reworked packaging required FDA approval before the reworked products could be returned to the customer. The Company received a termination letter from the FDA closing the recall on July 3, 2003. We may be subject to other product recalls in the future. The medical device industry has been historically litigious and we face an inherent business risk of financial exposure to product liability claims. Since our products are often implanted in the human body, manufacturing errors, design defects or packaging defects could result in injury or death to the patient. This could result in a recall of our products and substantial monetary damages. Any product liability claim brought against us, with or without merit, could result in a diversion of our resources, an increase in our product liability insurance premiums and/or an inability to secure coverage in the future. We would also have to pay any amount awarded by a court in excess of our policy limits. In addition, any recall of our products, whether initiated by us or by a regulatory agency, may result in adverse publicity for us that could have a material adverse effect on our business, financial condition and results of operations. Our product liability insurance policies have various exclusions; therefore, we may be subject to a product liability claim or recall for which we have no insurance coverage. In such a case, we may have to pay the entire amount of the award or costs of the recall. Finally, product liability insurance is expensive and may not be available in the future on acceptable terms, or at all.

Negative publicity or medical research regarding the health effects of the types of products used in the CMI could affect us.

      In late December 2003, the U.S. Department of Agriculture announced a diagnosis of bovine spongiform encephalopathy, also known as mad cow disease, in an adult cow from Washington State. This could raise public concern about the safety of using certain other animal-derived products, including the bovine tendon based material used in the CMI. The U.S. Department of Agriculture has indicated that human transmission of mad cow disease is limited to nervous system tissue such as the brain, spinal cord, retina, dorsal root ganglia (nervous tissue located near the backbone), distal ileum and the bone marrow. Additionally, the literature indicates that certain steps used in the manufacture of the CMI have a high probability of destroying any of the prions, or protein particles, believed to be responsible for mad cow disease, even if they were present in the tendon tissue. Currently, we obtain our supply of bovine tissue from the achilles tendon of U.S. cows that are 24 months or younger in age and source the tendon material from a third-party supplier. However, we are still subject to risks resulting from public perception that the bovine collagen may be affected by mad cow disease. To date, we have not, as a result of concerns about mad cow disease, suffered any negative financial results or received any indication that such concerns could delay or prevent approval of the CMI by the FDA. However, should public concerns about the safety of bovine collagen or other cow-derived substances increase, as a result of further occurrences of mad cow disease or for any other reason, we could suffer a loss of sales or face increased risks to obtaining FDA approval. This could have a material and adverse affect on our financial results.

To be commercially successful, we will have to convince physicians that using our products to repair damaged menisci is an effective alternative to existing therapies and treatments.

      We believe that physicians will not widely adopt our products unless they determine based on experience, clinical data and published peer reviewed journal articles, that the use of the CMI, the SharpShooter or any future products we develop provides an effective alternative to conventional means of treating a damaged meniscus or other injury. To date, we have completed only limited clinical studies of the CMI and the SharpShooter. Clinical experience may not indicate that treatment with our products provides patients with sustained benefits. In addition, we believe that continued recommendations and support for the use of the CMI and the SharpShooter by influential physicians are essential for widespread market acceptance of these products. If our products do not continue to receive support from these physicians or from long-term data, surgeons may not use, and the facilities may not purchase, our products. Moreover, our competitors may develop and successfully commercialize medical devices that directly or indirectly accomplish what our products are designed to accomplish in a superior and less expensive manner. If our competitors’ products prove to be more successful than ours, our products could be rendered obsolete. As a result, we may not be able to produce sufficient sales to obtain or maintain profitability.

We are dependent on a few products.

      We anticipate that most of our revenue growth in the future, if any, will come from our tissue re-growth technology products including the CMI and other supporting products, including the SharpShooter. We may not be able to successfully increase sales of our current product offering. Additionally, our efforts to develop new products, including enhancements to our existing products may not be successful. If our development efforts are successful, we may not be successful in marketing and selling our new products.

We will need to obtain financing in the future which may be difficult and may result in dilution to our stockholders.

      In the future, we will need to raise additional funds through equity or debt financing, collaborative relationships or other methods. Our future capital requirements depend upon many factors, including:

•	Our ability to increase revenues, which primarily depends on whether our distribution partners can increase sales of our products;

•	Our ability to complete the CMI clinical trial and obtain FDA approval;

•	Our ability to effectively produce our products and adequately control the cost of production;

•	The extent to which we allocate resources toward development of our existing or new products;

•	The timing of, and extent to which, we are faced with unanticipated marketing or medical challenges or competitive pressures;

•	Our ability to successfully transfer liability for or restructure long-term facility leases for facilities that exceed our present capacity needs;

•	The amount and timing of leasehold improvements and capital equipment purchases; and

•	The response of competitors to our products.

      Because of our potential long-term capital requirements, we may access the public or private equity markets whenever conditions appear to us to be favorable, even if we do not have an immediate need for additional capital at that time. To the extent we access the equity markets, the price at which we sell shares may be lower than the current market prices for our common stock. Our stock price has recently experienced significant volatility, which may make it more difficult to price a transaction at then current market prices. There can be no assurance that any such additional funding will be available when needed or on terms favorable to us, if at all.

      Additionally, the Board of Directors and the shareholders of the Company have approved a 1 for 8 reverse stock split of ReGen’s issued and outstanding common stock to be affected, at the Board’s discretion, during a period of up to six months after May 25, 2004, the date of ReGen’s annual meeting of shareholders. The Board also has the authority not to effect the reverse stock split in such timeframe. If effected, the reverse stock split would result in a reduction in the number of shares of our common stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. Such shares could be used for any proper corporate purpose including, among others, future financing transactions.

      If we obtain financing through the sale of additional equity or debt securities, this could result in dilution to our stockholders by increasing the number of shares of outstanding stock. We cannot predict the effect this dilution may have on the price of our common stock.

We may face challenges to our patents and proprietary rights.

      Our ability to develop and maintain proprietary aspects of our business, including the CMI and the SharpShooter, is critical for our future success. We rely on a combination of confidentiality protections, contractual requirements, trade secret protections, patents, trademarks and copyrights to protect our proprietary intellectual property. We own and/or have exclusive rights to 21 U.S. patents, 74 international patents, and 13 pending applications. Of these patents and applications, 104 relate to the composition or application of our collagen scaffold technology and 4 relate to the SharpShooter device. Our patent positions and those of other medical device companies are uncertain and involve complex and evolving legal and factual questions. Pending patent applications may not result in issued patents. Patents issued to or licensed by us may be challenged or circumvented by competitors and such patents may not be found to be valid or sufficiently broad to protect our technology or to provide us with any competitive advantage. Any future litigation, regardless of the outcome, could result in substantial expense and significant diversion of the efforts of our technical and management personnel.

      While we attempt to ensure that our products do not infringe other parties’ patents and proprietary rights, our competitors may assert that our products or the methods they employ are covered by patents held by them. Furthermore, third parties could obtain patents that may require licensing for the conduct of our business, and there can be no assurance that we would be able to obtain the required licenses. We also rely on nondisclosure agreements with certain employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. Litigation may be necessary to enforce our patents and license agreements, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in any such proceeding could subject us to significant liabilities to third parties, or require us to seek licenses from third parties or pay royalties that may be substantial. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing or selling certain of our products which in turn would have a material adverse effect on our business, financial condition and results of operations.

The terms of our Credit Agreements with Centerpulse subject us to the risk of foreclosure on certain intellectual property.

      Centerpulse has provided us debt financing pursuant to two Credit Agreements. To secure our obligations under the Credit Agreements, we have granted Centerpulse a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. In the event we, without the written consent of Centerpulse, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Centerpulse may, at its option, accelerate the maturity of the debt. As of December 31, 2003, we owed approximately $7.0 million under these credit facilities. The credit agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. If an event of default occurs under the Credit Agreements, Centerpulse may exercise its right to foreclose on certain intellectual property used as collateral for the payment of these obligations. Any such default and resulting foreclosure could have a material adverse effect on our financial condition.

We are dependent on a single or a limited number of suppliers and the loss of any of these suppliers could adversely affect our business.

      We rely upon our vendors for the supply of raw materials and product components used in the manufacture of our CMI and SharpShooter products. Furthermore, in several cases we rely on a single vendor to supply critical materials or components. In the event that we are unable to obtain components for any of our products, or are unable to obtain such components on commercially reasonable terms, we may not be able to manufacture or distribute our products on a timely and competitive basis, or at all. If we experience any delays in product availability, the costs incurred in locating alternative suppliers could have a material adverse effect on our operations.

Our reliance on third parties to distribute our products may increase our operating costs and reduce our operating margins.

      We rely on third parties to distribute our products. The CMI is currently distributed outside the U.S. under a distribution agreement with Centerpulse which was exclusive until April 17, 2004. The SharpShooter is currently marketed through an exclusive worldwide distribution agreement with Linvatec. The inability or lack of desire of these third parties to deliver or perform for us in a timely or cost-effective manner could cause our operating costs to rise and our margins to fall. We are subject to the risk that outside factors may prevent such third parties from meeting our distribution needs. CMI sales to Centerpulse, our exclusive distributor of the CMI outside of the U.S. until April 17, 2004, decreased by approximately 73% for the year ended December 31, 2003 compared to the year ended December 31, 2002. In 2003, Centerpulse was obligated to sell a minimum of 800 CMIs, but failed to meet the minimum sales requirements. According to the terms of the distribution agreement with Centerpulse, we had 45 calendar days from receipt of the final sales report to exercise the options provided to us in the agreement. We elected to amend the distribution agreement to make the distribution rights to the CMI held by Centerpulse non-exclusive. Pursuant to the terms of the distribution agreement, this election took effect as of April 17, 2004. Sales of the SharpShooter by Linvatec, the primary distributor of the SharpShooter, decreased by approximately 59% for the year ended December 31, 2003 compared to the year ended December 31, 2002. These distributors have in the past, and may in the future, fail to effectively distribute our products. The FDA has not approved the CMI for sale in the U.S. If the FDA does approve the CMI for sale in the U.S., we do not have a distributor for the CMI in the U.S., and there is no guarantee that we will be able to find a suitable third party to effectively distribute the CMI in the U.S. If we are unable to obtain a satisfactory distributor, we may distribute the CMI ourselves, which would force us to invest in sales and marketing personnel and related costs. Failure to distribute products to our customers in a timely and cost effective manner would cause our operating costs to increase and our margins to fall.

Our reliance on Centerpulse as a shareholder, distributor and lender may allow Centerpulse to exert control over our actions.

      Based on shares outstanding as of May 31, 2004, Centerpulse beneficially owns approximately 7.6% of our common stock. Additionally, Centerpulse is a party to a stockholders’ agreement, which guarantees them the right to one seat on our Board of Directors until June 21, 2007 or until the common stock of the Company is listed on a national securities exchange or the NASDAQ National Market System. CMI sales to Centerpulse, the exclusive distributor of the CMI outside of the U.S. until April 17, 2004, decreased substantially for the year ended December 31, 2003 compared to the year ended December 31, 2002, and we elected to exercise our right to convert our distribution agreement with them to a non-exclusive agreement. Although this election will allow us to find a third party to distribute the CMI, it may also result in a decrease of sales of the CMI by Centerpulse in the future, which could result in a decrease in our sales and revenues from the CMI. Centerpulse has provided us debt financing pursuant to two Credit Agreements. To secure our obligations under the Credit Agreements, we have granted Centerpulse a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. In the event we, without the written consent of Centerpulse, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Centerpulse may, at its option, accelerate the maturity of the debt. These factors, individually or taken together, may result in Centerpulse being able to exercise substantial control over the Company. In many cases, Centerpulse’s interests and the Company’s interests are not aligned and so Centerpulse may exert control in a manner that is inconsistent with the Company’s interests.

Disruption of our manufacturing could adversely affect our business, financial condition and results of operations.

      Our results of operations are dependent upon the continued operation of our manufacturing facility in Redwood City, California. The operation of biomedical manufacturing plants involves many risks. Such risks include the risks of breakdown, failure or substandard performance of equipment, the occurrence of natural and other disasters, and the need to comply with the requirements of directives from government agencies, including the FDA. The occurrence of material operational problems could have a material adverse effect on our business, financial condition, and results of operations during the period of such operational difficulties.

Our success depends upon our ability to recruit and retain key personnel.

      Our success depends, in part, upon our ability to attract and retain qualified operating personnel. Competition for skilled personnel in the areas of research and development, manufacturing, marketing and other areas is highly competitive. In addition, we believe that our success will depend on the continued employment of our Chairman, President and CEO, Dr. Gerald Bisbee with whom we have entered into an employment agreement, and our Senior Vice President, Clinical and Regulatory Affairs, John Dichiara with whom we have no formal employment agreement. We do not maintain key person life insurance for any of our personnel. To the extent we are unable to recruit or retain qualified personnel, our business may be adversely affected.

If we, or our third party suppliers, do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

      Our research and development processes involve the controlled use of hazardous chemical and biologic materials, and produce waste products. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and waste products. Our efforts to comply with applicable environmental laws require an ongoing and significant commitment of our resources. Although we believe that our procedures for handling and disposing of such materials and waste products materially comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials or waste products cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result and appropriate corrective action, and any such liability could exceed our financial resources. Future changes in applicable federal, state or local laws or regulations or in the interpretation of current laws and regulations, could have a material adverse effect on our business. Failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous chemical and biologic materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us.

      If our third party suppliers do not comply with federal, state and local environmental, health and safety laws and regulations applicable to the manufacture and delivery of their products, our business could be adversely affected by the affects on third party product supply and/or pricing or we could be held liable for any resulting damages.

Our business could be materially adversely impacted by risks inherent in international markets.

      During the year ended December 31, 2003 and the three months ended March 31, 2004, approximately 77% and 3%, respectively, of our revenues were generated by customers outside the U.S. We expect that customers outside the U.S. will continue to account for a significant portion of our revenue in the future, at least until we are able to market the CMI (or other new products) in the U.S. Our international sales subject us to inherent risks related to changes in the economic, political, legal and business environments in the foreign countries in which we do business, including the following:

•	Fluctuations in currency exchange rates;

•	Regulatory, product approval and reimbursement requirements;

•	Tariffs and other trade barriers;

•	Greater difficulty in accounts receivable collection and longer collection periods;

•	Difficulties and costs of managing foreign distributors;

•	Reduced protection for intellectual property rights in some countries;

•	Burdens of complying with a wide variety of foreign laws;

•	The impact of recessions in economies outside the U.S.; and

•	Political and economic instability.

      If we fail to successfully market and sell our products in international markets, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

The lack of an independent audit committee of our Board of Directors may affect our ability to be listed on a national securities exchange or quotation system.

      We are not subject to the listing requirements of any national securities exchange or quotation system. The listing standards of the national securities exchanges and automated quotation systems require that the audit committee of the Board of Directors must consist of at least three members, all of whom are independent as defined by the Sarbanes-Oxley Act of 2002 and as defined by these listing standards. Currently, only two members of our audit committee meet the definition of an “independent” director as defined by the Sarbanes-Oxley Act of 2002 and as defined by these listing standards. There is no guarantee that we will be able to appoint a director that will satisfy these requirements. If we are unable to appoint an independent director to the audit committee, we will be precluded from listing any of our capital stock on a national securities exchange or quotation system.

Our full Board of Directors, which is not fully independent, acts as the compensation committee; therefore, compensation and benefits may be excessive, inadequate or improperly structured.

      Our compensation committee, which was set up to determine the compensation and benefits of our executive officers, to administer our stock plans and employee benefit plans and to review policies relating to the compensation and benefits of our employees, and which formerly consisted of one director who was not independent under the listing standards of the national securities exchanges and automated quotation systems, has been eliminated. The full Board of Directors now performs those duties. Compensation decisions made by a Board of Directors, which is not independent could result in excess compensation or benefits to our executives or employees. Additionally, the Board of Directors could recommend inadequate or improperly structured compensation and benefits for our executives or employees which could result in a failure to retain or an inability to hire executives or employees.

The price of our common stock has been, and will likely continue to be, volatile.

      The market price of our common stock, like that of the securities of many other development stage companies, has fluctuated over a wide range and it is likely that the price of our common stock will fluctuate in the future. Over the past three fiscal years and the period January 1, 2004 through June 15, 2004, the closing price of our common stock, as reported by the OTC Bulletin Board, has fluctuated from a low of $0.04 to a high of $1.70. The market price of our common stock could be impacted by a variety of factors, including:

•	Fluctuations in stock market prices and trading volumes of similar companies or of the markets generally;

•	Disclosure of the results of regulatory proceedings, including the approval or lack of approval by the FDA of the CMI;

•	Changes in government regulation;

•	Additions or departures of key personnel;

•	Our investments in research and development or other corporate resources;

•	Announcements of technological innovations or new commercial products or services by us or our competitors;

•	Developments in the patents or other proprietary rights owned or licensed by us or our competitors;

•	The timing of new product introductions;

•	Actual or anticipated fluctuations in our operating results;

•	Our ability to effectively and consistently manufacture our products and avoid costs associated with the recall of defective or potentially defective products;

•	The ability of our distribution partners to market and sell our products,

•	Changes in distribution channels; and

•	The ability of our vendors to effectively and timely deliver necessary materials and product components.

      Further, due to the relatively fixed nature of most of our costs, which primarily include personnel costs as well as facilities costs, any unanticipated shortfall in revenue in any fiscal quarter would have an adverse effect on our results of operations in that quarter. Accordingly, our operating results for any particular quarter may not be indicative of results for future periods and should not be relied upon as an indication of our future performance. These fluctuations could cause the trading price of our stock to be negatively affected. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. In addition, the stock market has been very volatile, particularly on the OTC Bulletin Board where our stock is quoted. This volatility is often not related to the operating performance of companies listed thereon and will probably continue in the foreseeable future.

Ownership of our stock is concentrated and this small group of stockholders may exercise substantial control over our actions.

      Based on shares outstanding as of May 31, 2004, the following entities beneficially own five percent or more of our common stock: Robert McNeil, Ph.D. owns approximately 27.8% (which includes shares owned by Sanderling Ventures); Sanderling Ventures owns approximately 25.8%; Centerpulse owns approximately 7.6%, L-R Global Partners LP and L-R Partners Global Fund, Ltd. own approximately 6.4% (5.0% and 1.4% respectively) and Dr. Gerald Bisbee owns approximately 5.6%. These stockholders, if acting together, have the ability to exert substantial influence over the outcome of corporate actions requiring stockholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in our control.

      Additionally, the holders of approximately 35.5% of our outstanding common stock on an as converted basis are parties to a stockholders’ agreement. The parties to the stockholders’ agreement agreed to vote all of their shares of capital stock of ReGen in favor of certain corporate actions, including but not limited to, maintaining ReGen’s board of directors at seven members, electing certain individuals to ReGen’s board, a reverse split of the capital stock of ReGen, amending ReGen’s certificate of incorporation to increase the number of authorized shares of common stock of ReGen and amending ReGen’s by-laws.

A substantial number of shares of our common stock are eligible for sale pursuant to this prospectus and pursuant to Rule 144 and this could cause our common stock price to decline significantly.

      All of the shares of common stock issued in connection with the merger of Aros Corporation and ReGen Biologics became eligible for sale pursuant to Rule 144 on June 21, 2003. Our Series A Stock and our Series C Stock are convertible into common stock on a one-for-one basis, and are convertible at any time at the election of the holders of Series A Stock and our Series C Stock. In order to sell common stock offered hereunder and issuable upon the conversion of convertible preferred stock, any such shares of Series A Stock and Series C Stock must first be converted into shares of common stock by the selling stockholders. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As restrictions on resale end and in conjunction with the eligibility to sell common stock by the selling stockholders, the market price of our common stock could drop significantly if the holders of such shares sell them or are perceived by the market as intending to sell them.

The subordination of our common stock to our preferred stock could hurt common stockholders.

      Our common stock is expressly subordinate to our Series A Stock and Series C Stock in the event of our liquidation, dissolution or winding up. With respect to our Series A Stock and Series C Stock, any merger or sale of substantially all of our assets shall be considered a deemed liquidation. If we were to cease operations and liquidate our assets, we would first be required to pay approximately $16.8 million to the holders of our Series A Stock and Series C Stock and there may not be any remaining value available for distribution to the holders of common stock after providing for the Series A Stock and Series C Stock liquidation preference.

The exercise of warrants or options may depress our stock price and may result in dilution to our common stockholders.

      There are a significant number of warrants and options to purchase our stock outstanding, including those warrants to purchase up to 2,079,965 shares of common stock issued in connection with the Series C Stock financing which occurred in September of 2003.

      If the market price of our common stock rises above the exercise price of outstanding warrants and options, holders of those securities are likely to exercise their warrants and options and sell the common stock acquired upon exercise of such warrants and options in the open market. Sales of a substantial number of shares of our common stock in the public market by holders of warrants or options may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding options or warrants exercise those options or warrants, our common stockholders will incur dilution.

      As of March 31, 2004, warrants to purchase 4,635,689 shares of our common stock at a weighted average exercise price of $0.76 per share were outstanding and exercisable and options to purchase 15,726,752 shares of common stock at a weighted average exercise price of $0.71 per share were outstanding and 11,062,338 shares of common stock at a weighted average price of $0.71 were outstanding and exercisable.

We grant stock options and warrants as payment for consulting services and the exercise of such options and warrants may result in dilution to our common stockholders.

      We have granted stock options and warrants as payment for consulting services in the past and we may continue to do so in the future. In 2002, we issued 1,543,478 options to acquire common stock as payment for consulting services with exercise prices ranging from $0.13 per share to $0.22 per share. In 2003, we issued 30,523 options to acquire common stock with an exercise price of $0.45 per share and 700,000 warrants to acquire common stock with an exercise price of $0.45 per share. In 2004, we have issued 10,000 options to acquire common stock with an exercise price of $0.90 per share. To the extent that such options or warrants are exercised, our shareholders will incur dilution.

We may not be able to utilize all of our net operating loss carryforwards.

      The Company had a net operating loss carryforwards at December 31, 2003 of approximately $39.1 million and a research and development tax credit of approximately $410,000. The federal and state net operating loss carryforwards will begin to expire in 2004, if not utilized. The federal and state research and development credit carryforwards will begin to expire in 2006, if not utilized. The utilization of net operating loss carryforwards may be limited due to changes in the ownership of the Company, and the effect of the reverse merger and recapitalization completed on June 21, 2002.

We have established several anti-takeover measures that could delay or prevent a change of our control.

      Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized, without any need for action by our stockholders, but subject to any limitations prescribed by law, to issue shares of our preferred stock in one or more series. Each series may consist of such number of shares and have the rights, preferences, privileges and restrictions, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, as the board of directors shall determine. The board of directors may issue preferred stock with voting or conversion rights that may delay, defer or prevent a change in control of our company and that may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, our board of directors adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of our common stock. Each right, when exercisable, entitles the registered holder to purchase securities at a specified purchase price, subject to adjustment. The rights plan may have the anti-takeover effect of causing substantial dilution to the person or group that attempts to acquire our company on terms not approved by the board of directors. The existence of the rights plan could limit the price that certain investors might be willing to pay in the future for shares of our capital stock and could delay, defer or prevent a merger or acquisition of our company that stockholders may consider favorable.

Our common stock is subject to the SEC’s Penny Stock rules, which may make our shares more difficult to sell.

      Because our common stock is not traded on a stock exchange or on Nasdaq, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a “penny stock.”

      The SEC rules regarding penny stocks may have the effect of reducing trading activity in our common stock and making it more difficult for investors to sell. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies;

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed; and

•	give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation.

      These rules may make it more difficult for broker-dealers to effectuate customer transactions and trading activity in our securities and may result in a lower trading volume of our common stock and lower trading prices.

USE OF PROCEEDS

      The proceeds from the sale of common stock offered pursuant to this prospectus are solely for the accounts of selling stockholders. We will not receive any proceeds from the sale of the shares of common stock.

DIVIDEND POLICY AND MARKET INFORMATION

      Until February 12, 2001, the Company’s common stock was traded on the Nasdaq SmallCap Market under the symbol AMSI. On February 13, 2001, the Company’s common stock began trading on the OTC Bulletin Board under the symbol AMSI. On July 3, 2001, the ticker was changed to AROS and then on November 20, 2002 the ticker was changed to RGBI. The following table sets forth, for the periods indicated, the range of high and low sale prices for the common stock as reported by the OTC Bulletin Board or the Nasdaq Small Cap Market. On June 18, 2004, the last reported sale price of our common stock was $1.25 per share.

	High	Low

Year Ended December 31, 2004

First Quarter	$1.70	$0.88

Second Quarter (through June 18, 2004)	1.30	0.98
Year Ended December 31, 2003

First Quarter	$0.64	$0.41

Second Quarter	0.54	0.42

Third Quarter	0.74	0.43

Fourth Quarter	1.25	0.57
Year Ended December 31, 2002

First Quarter	$0.14	$0.04

Second Quarter*	0.31	0.06

Third Quarter	0.44	0.19

Fourth Quarter	0.58	0.17
Year Ended December 31, 2001

First Quarter	$0.53	$0.14

Second Quarter	0.35	0.14

Third Quarter	0.34	0.06

Fourth Quarter	0.15	0.06

(*)	stock prices begin to reflect the reverse merger that occurred on June 21, 2002

      As of December 31, 2003, the Company had 159 holders of record of its common stock. Assuming the conversion of the preferred stock into the common stock offered hereunder there would have been 77,170,882 shares of common stock outstanding, 1,587,735 shares of Series A Stock outstanding and 245,480 shares of Series C Stock outstanding as of May 31, 2004. All of the shares of common stock issuable upon conversion of the Series A Stock may be sold pursuant to Rule 144 of the Securities Act and the shares of common stock issuable upon conversion of the Series C Stock will be eligible for resale under Rule 144 not later than September 30, 2004. As of May 31, 2004, an aggregate of 36,120,299 shares of common stock may be sold pursuant to Rule 144.

      The Company has never paid or declared any cash dividends and does not anticipate paying cash dividends on its common stock in the foreseeable future. The amount and timing of any future dividends will depend on the future business direction of the Company, general business conditions encountered by the Company, as well as the financial condition, earnings and capital requirements of the Company and such other factors as the Company’s Board of Directors may deem relevant.

SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data set forth below with respect to our consolidated statements of operations for the quarters ended March 31, 2004 and 2003 and with respect to the consolidated balance sheet as of March 31, 2004 have been derived from our unaudited consolidated financial statements included as a part of this prospectus. The selected consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended December 31, 2003, 2002 and 2001 and with respect to the consolidated balance sheets as of December 31, 2003 and 2002 have been derived from audited consolidated financial statements included as part of this prospectus. We derived the statements of operations data for the years ended December 31, 2000 and 1999 and the balance sheet data as of December 31, 2001, 2000 and 1999 from audited financial statements not included in this prospectus. You should read the following selected consolidated financial data in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. All periods have been reclassified to account for the reverse merger and recapitalization between ReGen and RBio.

SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Restated —		(Restated —
	See Note (1))		See Note (1))
	(unaudited)	(unaudited)

	(In thousands, except per share data)

Statement of Operations Data:

Revenue:	$107	$182	$293	$781	$490	$972	$10

Expenses:

Cost of goods sold	59	271	349	1,039	700	843	—

Research and development	785	410	2,675	2,222	2,125	2,712	3,898

Business development, general and administrative	807	556	2,483	2,147	1,592	1,573	1,381

Compensation expense associated with stock options and warrants	119	—	367	3,300	1,209	1,220	189

Total expenses	1,770	1,237	5,874	8,708	5,626	6,348	5,468

Operating loss	(1,663)	(1,055)	(5,581)	(7,927)	(5,136)	(5,376)	(5,458)

Merger cost	—	—	—	(515)	—	—	—

Interest and other income	9	5	23	66	12	18	88

Rental income	79	131	381	511	451	223	—

Rental expense	(78)	(109)	(278)	(316)	(303)	(150)	—

Interest expense	(29)	(36)	(275)	(1,770)	(354)	(244)	(88)

License fees	—	—	—	—	1,000	300	—

Net loss	$(1,682)	$(1,064)	$(5,730)	$(9,951)	$(4,330)	$(5,229)	$(5,458)

Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion	(52)	—	(4,343)	—	—	—	—

Net loss attributable to common stockholders	$(1,734)	$(1,064)	$(10,073)	$(9,951)	$(4,330)	$(5,229)	$(5,458)

Basic and diluted net loss per share attributable to common stockholders	$(0.06)	$(0.04)	$(0.35)	$(0.56)	$(0.25)	$(0.31)	$(0.32)

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Restated —		(Restated —
	See Note (1))		See Note (1))
	(unaudited)	(unaudited)

	(In thousands, except per share data)

Weighted average number of shares used for calculation of net loss per share (shares outstanding immediately after reverse merger and recapitalization used for all periods prior to reverse merger and recapitalization)	29,322	29,071	29,114	17,671	17,045	17,045	17,045

	March 31,	December 31,

	2004	2003	2002	2001	2000	1999

	(unaudited)

	(In thousands)

Balance Sheet Data:

Cash and cash equivalents and short-term investments	$6,880	$8,323	$3,474	$320	$721	$547

Working capital	6,388	7,818	3,249	230	672	(75)

Total assets	7,664	9,029	4,226	1,181	1,703	1,771

Total debt including accrued interest	7,040	7,008	6,740	8,336	5,945	1,827

Series A redeemable convertible preferred stock	6,855	6,855	6,855	—	—	—

Series C redeemable convertible preferred stock	8,491	8,439	—	—	—	—

Total stockholders’ equity (deficit)	$(15,958)	$(14,411)	$(10,216)	$(7,741)	$(4,623)	$(615)

(1)	The 2003 and Quarter ended March 31, 2004 net loss attributable to common stockholders and the 2003 basic and diluted net loss per share attributable to common stockholders have been restated to reflect accretion of the beneficial conversion and issuance costs on Series C Preferred Stock issued in 2003 as a deemed dividend to the Series C Preferred Stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The MD&A should be read in conjunction with the other sections of this prospectus, including the consolidated financial statements and notes thereto beginning on page F-1 of this prospectus and the subsection captioned “Statements Regarding Forward-Looking Information” above. Historical results set forth in Selected Consolidated Financial Information and the Financial Statements beginning on page F-1 and this section should not be taken as indicative of our future operations.

      This prospectus, including our documents incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Also, documents which we subsequently file with the SEC and are incorporated herein by reference will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” In particular, the risk factors included or incorporated by reference in this prospectus describe forward-looking information. The risk factors are not all inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, this prospectus may also describe forward-looking information.

Overview

      We were incorporated as APACHE Medical Systems, Inc. (“APACHE”) on September 1, 1987. APACHE was a provider of clinically based decision support information systems and consulting services to the healthcare industry offering a comprehensive line of outcomes-based products and services, encompassing software, hardware, and related consulting and disease management information services. The Company sold or discontinued all APACHE business and changed its name to Aros Corporation in 2001. In connection with the acquisition discussed below, as of November 12, 2002, Aros Corporation changed its name to ReGen Biologics, Inc. and began trading under the new ticker symbol RGBI, effective November 20, 2002.

      On June 21, 2002 ReGen acquired RBio, Inc. (“RBio” or the “Subsidiary”), formerly named ReGen Biologics, Inc., a privately held tissue engineering company that designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and regeneration of damaged human tissue. The merger included all of RBio’s business and operating activities and employees. The Company continues RBio’s business out of RBio’s current headquarters in Franklin Lakes, New Jersey. RBio’s business will comprise substantially all of the business conducted by ReGen for the foreseeable future. Accordingly, discussions of the Company’s business are, in effect, a discussion of RBio’s operations.

      Our current principal product offerings are the CMI and the SharpShooter. The purpose of the CMI is to assist patients in regaining mobility and returning to a more vigorous lifestyle, while forestalling or minimizing degenerative joint disease. The SharpShooter is a surgical tool that was initially designed for use with the CMI.

      On April 19, 2004, the Company completed the private placement of 12,074,595 shares of common stock resulting in proceeds of approximately $9,781,400, net of issuance costs of approximately $482,000. The Company expects that the additional capital raised in this private placement will allow it to continue to operate through the date that the FDA is expected to make a decision regarding U.S. marketing of the CMI. However, if the Company does need to pursue additional equity capital in order to support ongoing operations, although the Company has been successful in the past in obtaining the necessary capital to support its operations, there is no guarantee that the Company will be able to obtain the additional equity under commercially reasonable terms and conditions, or at all.

      The FDA has not yet approved the CMI and there is no guarantee that we will obtain such approval. If we were to obtain FDA approval, we believe the following trends may be relevant to our the performance of the Company. The number of partial meniscectomy procedures is expected to grow by approximately 5% per year for the foreseeable future due to the aging population, the growing proportion of “weekend warriors” and the lack of viable alternatives. The number of patients that would be eligible for a medial CMI implant in the

U.S., if the CMI were approved by the FDA, is expected to increase to over 40% of all partial meniscectomy procedures, or approximately 476,000 patients, by 2010. We estimate that, based on the expected average sales price of the CMI in the U.S. if the CMI had been approved by the FDA, the U.S. market for the CMI in 2002 would have been approximately $850 million, and is expected to increase to approximately $1.7 billion by 2010 if the CMI is approved by the FDA. This estimate is based on an assumed average reimbursed sales price of $3,500 for the CMI, and does not include surgeon and other facility costs. Sales of the CMI in the U.S. will not occur until it has been approved for sale in the U.S. by the FDA.

Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      We have identified below some of our more significant accounting policies followed by the Company in preparing the accompanying consolidated financial statements. For further discussion of our accounting policies see Note 3 “Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements.

Revenue Recognition

      We recognize revenue in accordance with the provisions of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, whereby revenue is not recognized until it is realized or realizable and earned. Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the seller’s price to the buyer is fixed or determinable; and (4) collection of such revenue is reasonably assured. The Company generally recognizes revenue from product sales upon the shipment of such products to its distributors. Title of product passes to the customers FOB origin.

      The Company receives royalties from its licensees. Royalties are generally due under the license agreements when the licensee sells the product to a third party. If determinable at the time results are published by the Company, royalties are recognized when the licensee has sold the product to the end user and the Company has fulfilled its obligations under the applicable agreement. If not determinable at the time results are published, royalties are recognized in the period they become determinable.

      License fees represent payments received from distributors for exclusive perpetual licenses to sell the Company’s products in various geographic areas. These fees are recognized as other income when all performance criteria in the underlying agreement have been met. Generally, license fees for existing license arrangements are not recurring.

Inventory Valuation

      Inventory is valued at the lower of cost or market. Market is based on current sales of product to existing customers reduced by an estimate of cost to dispose. At December 31, 2003, 8% of our inventory was carried at market. At March 31, 2004, 9% of our inventory was carried at market. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a build-up in the stage of completion using estimated labor inputs for each stage, and historical yields reduced by estimated usage for quality control testing and for research and development.

      Certain components of our inventory have limited shelf lives. The Company’s inventory control policies include procedures to identify, evaluate, segregate and dispose of any nonconforming inventory, including materials or components that have passed specified expiration dates. Nonconforming inventory may be either scrapped for immediate disposal or used in research and development.

      During 2001 and 2002, the Company shipped certain components of the SharpShooter that were later identified to have the potential to become non-sterile. The Company instituted a recall of such product components during 2002. Ultimately, in the fourth quarter of 2002 the Company agreed to take title of the returned product rather than issuing a credit to the customer. The Company received and included in inventory the reworked product at a net carrying amount equal to the original carrying amount of the returned inventory less a reserve representing the estimated cost to rework the product. Costs incurred and paid to rework the returned inventory were included in inventory to the extent of the original carrying amount. The Company received the termination letter from the FDA closing the recall on July 3, 2003. No additional costs are anticipated by the Company. With the exception of the returns associated with the product recall described above, the Company’s history of product returns has been insignificant.

Research and Development Costs

      Research and development costs are expensed as incurred. We will continue to incur research and development costs as we continue our product development activities and pursue regulatory approval to market our products. Research and development costs have, and will continue to include expenses for internal development, personnel, clinical trials, regulatory compliance and filings, validation of processes, start up costs to establish commercial manufacturing capabilities and related facilities, supplies and other expenses.

Stock Based Compensation

      The Company has accounted for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. No expense is recognized for options issued to employees where the exercise price is equal to or greater than the market value of the underlying security. Expense is recognized in the financial statements for options issued to employees where the option price is below the fair value of the underlying security, for options issued to non-employees and for options and warrants issued in connection with financing and equity transactions (collectively referred to as “compensatory options”). Expense recognized in connection with non-employee options and warrants in connection with equity transactions is measured based on management’s estimate of fair value and recognized on an accelerated basis over the respective vesting period. Fair value is calculated using the Black-Scholes method with the following assumptions at the date of measurement; risk-free interest rate, dividend yield, expected lives and expected volatility. For periods prior to the merger of the Company with the Subsidiary, expense associated with compensatory options and warrants has been measured based on management’s estimate of the fair value of the underlying security (which in turn is based on management’s estimate of the fair value of the Subsidiary).

Income Taxes

      The Company had a net operating loss carryforward at December 31, 2003 of approximately $39.1 million and a research and development tax credit of approximately $410,000. The federal and state net operating loss carryforwards will begin to expire in 2004, if not utilized. The federal and state research and development credit carryforwards will begin to expire in 2006, if not utilized. The utilization of net operating loss carryforwards may be limited due to changes in the ownership of the Company, and the effect of the reverse merger and recapitalization completed on June 21, 2002.

Results of Operations

                  Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

      Revenue. The Company’s revenue for the three months ended March 31, 2004 was $107,000 compared with $182,000 for the same period in 2003, a decrease of approximately $75,000 or 41%, resulting from lower product sales to our distributors and related royalties.

      CMI sales were $0 for the three months ended March 31, 2004 compared with $68,000 for the same period in 2003, a decrease of $68,000 or 100%, due to the lower number of CMI units ordered by and therefore shipped during the first quarter of 2004 to Centerpulse. Unit shipments of the CMI during the three months ended March 31, 2004 were 0 compared with 139 units shipped in the same period 2003, a decrease of 139 units, or 100%. Shipments of the CMI, and therefore revenue to the Company have been historically inconsistent. Effective April 17, 2004, we elected to convert our distribution agreement with Centerpulse to non-exclusive and are discussing with them potential future distribution relationships. A pending order for 60 CMI units was shipped to Centerpulse in April 2004 and the related revenue will be reflected in second quarter operating results. While shipments of the CMI, and therefore revenue to the Company have been historically inconsistent, we believe that corporate organizational matters surrounding the recent acquisition of Centerpulse and the resulting uncertainty relating to the integration of Centerpulse into Zimmer, have affected operating activities at Centerpulse, such that recent orders of our product have been negatively impacted. Specifically, we believe that the recent decrease in sales of the CMI to Centerpulse has resulted from a shift in organizational focus toward integrating Centerpulse into Zimmer. Additionally, the CMI is an emerging product and is not a main source of revenue for Centerpulse. In light of the reorganization, we believe, that Centerpulse and its employees have focused on those products which currently contribute significantly to Zimmer’s revenue.

      SharpShooter sales in the three months ended March 31, 2004 approximated $95,000 compared with $106,000 in the same period 2003, a net decrease of $11,000 or 10%. SharpShooter sales to Centerpulse for the period ended March 31, 2004 was $3,000 compared to $58,000 for the same period in 2003, a decrease of $55,000 or 95%. This decrease was partially offset by an increase in SharpShooter sales to Linvatec, ReGen’s primary distributor for the SharpShooter. SharpShooter sales to Linvatec for the period ended March 31, 2004 were $92,000 compared to $48,000 for the same period in 2003, an increase of $44,000 or 92%. SharpShooter sales to Linvatec accounted for approximately 97% of total SharpShooter sales for the three months ended March 31, 2004 and 45% for the three months ended March 31, 2003.

      Royalties received from Linvatec for the three months ended March 31, 2004 approximated $12,000 compared with $8,000 in the same period 2003, an increase of $4,000 or 50%.

      Recent new product introductions in the area of meniscus repair instrumentation allow for more simplified surgical techniques than those employed during use of the SharpShooter product for similar procedures. We believe these new products are gaining popularity among surgeons performing meniscus repair procedures. This represents a portion of the market for the SharpShooter. Although sales of the SharpShooter by Linvatec increased in the third and fourth quarters of 2003, we believe that this may have contributed to a reduction in SharpShooter sales in the past and may cause future reductions in sales.

      Cost of Goods Sold. Cost of goods sold approximated $59,000 for the three months ended March 31, 2004 compared with $271,000 for the same period in 2003, a decrease of $212,000, or 78%, directly correlated to the decrease in sales, particularly sales of CMI, which have a higher per unit cost. For the three months ended March 31, 2004 and 2003, respectively, CMI costs accounted for $0 and approximately $89,000. For the three months ended March 31, 2004 and 2003, respectively, SharpShooter costs accounted for approximately $59,000 and $174,000. At March 31, 2004, 9% of the units in inventory are valued at below the Company’s cost. Due to a high degree of fixed costs in the production process, and the early stage of market acceptance for its products, current sales and production volumes are not adequate to provide for per unit costs that are lower than the current market price for some of the Company’s products.

      Research and Development. Research and development expenses for the three months ended March 31, 2004 approximated $785,000 compared with $410,000 for the same period in 2003, an increase of approximately $375,000, or 91% The increase results from (i) the higher proportion of CMI units produced for development and quality control purposes versus those produced for commercial resale during the three months ended March 31, 2004 as compared with the same period in 2003, and (ii) increased development cost, primarily for consulting services, in connection with the PMA submission for the CMI. Management expects these trends to continue through 2004, as we prepare our PMA for submission to the FDA.

      Business Development, General and Administrative. Business development, general and administrative expenses approximated $807,000 for the three months ended March 31, 2004 compared with $556,000 for the same period in 2003, an increase of approximately $251,000, or 45%, resulting primarily from (i) an increase of approximately $192,000 in professional services including stock transfer and exchange services, legal representation and accounting services, (ii) an increase of approximately $22,000 in employee compensation and (iii) an increase of approximately $34,000 in investor relations services. Management expects these trends to continue through 2004.

      Compensation Expense Associated with Stock Options and Warrants. Compensation expense associated with stock options and warrants for the three months ended March 31, 2004 approximated $119,000, compared to $0 for the same period in 2003. Stock based compensation expense for the three months ended March 31, 2004 consisted of $6,000 for non-employees and $113,000 for employees.

      Non-Operating Income (Expense). Non-operating income (expense) consists of interest and other income, rental income, rental expense, interest expense and license fees. Interest and other income approximated $9,000 for the three months ended March 31, 2004 compared with $5,000 for the same period in 2003, an increase of approximately $4,000, related to higher balances of cash and cash equivalents during that period. Net rental income, which is sub-lease rental revenue less operating expenses related to the sub-leased portion of the Company’s Redwood City, CA facility, approximated $1,000 for the three months ended March 31, 2004 compared with $22,000 for the same period in 2003. Sub-lease rent was reduced pursuant to amendments to the sub-lease agreement, which became effective June 1, 2003. Interest expense for the three months ended March 31, 2004 approximated $29,000 compared with $36,000 for the same period in 2003, a decrease of approximately $7,000, primarily due to lower interest rates.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Revenue. The Company’s revenue for 2003 was $293,000 compared with $781,000 for 2002, a decrease of approximately $488,000 or 62%, resulting from lower product sales and related royalties.

      CMI sales approximated $68,000 for 2003 compared with $254,000 for 2002, a decrease of $186,000 or 73%, due to the lower number of CMI units ordered by and therefore shipped during 2003 to Centerpulse, ReGen’s exclusive distributor of the CMI outside of the U.S. Unit shipments of the CMI during 2003 were 139 compared with 547 units shipped in 2002, a decrease of 408 units, or 75%. While shipments of the CMI, and therefore revenue to the Company have been historically inconsistent, we believe that corporate organizational matters surrounding the recent acquisition of Centerpulse and the resulting uncertainty relating to the integration of Centerpulse into Zimmer, have affected operating activities at Centerpulse, such that recent orders of our product have been negatively impacted. Specifically, we believe that the recent decrease in sales of the CMI to Centerpulse has resulted from a shift in organizational focus toward integrating Centerpulse into Zimmer. Additionally, the CMI is an emerging product and is not a main source of revenue for Centerpulse. In light of the reorganization, we believe, that Centerpulse and its employees have focused on those products which currently contribute significantly to Zimmer’s revenue.

      SharpShooter sales in 2003 approximated $194,000 compared with $470,000 in 2002, a decrease of $276,000 or 59%, due to the lower number of SharpShooter product components ordered by and therefore shipped during 2003 to Linvatec Corporation (“Linvatec”), ReGen’s primary distributor for the SharpShooter. SharpShooter sales to Linvatec Corporation accounted for approximately 31% of total SharpShooter sales for the year ended December 31, 2003 and 87% for the year ended December 31, 2002.

      Royalties received from Linvatec in 2003 approximated $31,000 compared with $44,000 in 2002, a decrease of $13,000 or 30%.

      Linvatec’s sales of the SharpShooter increased sequentially by 46% in the third quarter of 2003 and 40% in the fourth quarter of 2003, suggesting that our sales and royalty revenue, driven by Linvatec sales, will improve in 2004 if this trend continues. We will continue to closely monitor the sales performance of Linvatec over the course of the next several months.

      Recent new product introductions in the area of meniscus repair instrumentation allow for more simplified surgical techniques than those employed during use of the SharpShooter product for similar procedures. We believe these new products are gaining popularity among surgeons performing meniscus repair procedures. This represents a portion of the market for the SharpShooter. Although sales of the SharpShooter by Linvatec increased in the third and fourth quarters of 2003, we believe that this may have contributed to a reduction in SharpShooter sales in the past and may cause future reductions in sales.

      Cost of Goods Sold. Cost of goods sold approximated $349,000 for 2003 compared with $1,039,000 for 2002, a decrease of $690,000, or 66%, directly correlated to the decrease in sales. For 2003, CMI costs accounted for approximately $89,000 and for 2002 CMI costs accounted for approximately $369,000. For 2003, SharpShooter costs accounted for approximately $256,000 and for 2002 SharpShooter costs accounted for approximately $538,000. Costs associated with warranty claims accounted for approximately $120,000 in 2002. The 2002 warranty costs include $72,000 associated with the SharpShooter recall and $48,000 associated with contaminated CMI destroyed. At December 31, 2003, 8% of the units in inventory are valued at below the Company’s cost. Due to a high degree of fixed costs in the production process, and the early stage of market acceptance for its products, current sales and production volumes are not adequate to provide for per unit costs that are lower than the current market price for some of the Company’s products.

      Research and Development. Research and development expenses for 2003 approximated $2.7 million compared with $2.2 million for 2002, an increase of approximately $500,000, or 23%, due to the higher proportion of CMI units produced for development and quality control purposes versus those produced for commercial resale during 2003 as compared with 2002. Management expects this trend to continue through 2004. The Company will incur increased development cost in connection with the Pre-market Approval submission for the CMI.

      Business Development, General and Administrative. Business development, general and administrative expenses approximated $2.5 million for 2003 compared with $2.1 million for 2002, an increase of approximately $350,000, or 16%, resulting from (i) approximately $158,000 relating to a financing, which at that time was not definitive or probable in light of the current available information, (ii) an increase of approximately $90,000 in directors and officers, general liability, and workers compensation insurance premiums and (iii) a net increase of approximately $100,000 in officer compensation, primarily related to the first full year of the Chief Financial Officer’s salary and executive bonuses.

      Compensation Expense Associated With Stock Options and Warrants. Compensation expense associated with stock options and warrants for 2003 approximated $367,000, compared to $3.3 million for 2002. The 2002 expense includes the impact of the accelerated vesting of all outstanding stock options of the Subsidiary at the time of the reverse merger and recapitalization.

      Non-Operating Income (Expense). Non-operating income (expense) consists of merger costs, interest and other income, rental income, interest expense and license fees. The merger cost for 2003 were $0 compared with $515,000 for 2002. Interest and other income approximated $23,000 in 2003 compared with $66,000 for 2002, a decrease of approximately $43,000, which was primarily the result of $37,000 received in 2002 in connection with a previously discontinued product line. Net rental income, which is sub-lease rental revenue less rental expense, related to the Company’s sub-leased portion of its Redwood City, CA facility, approximated $103,000 for 2003 compared with $195,000 for 2002. The decrease resulted from reduced sub-lease rent pursuant to amendments to the sub-lease agreement, which became effective June 1, 2003. Interest expense for 2003 approximated $275,000 compared with $1.8 million for 2002, a decrease of approximately $1.5 million, primarily due to the elimination of interest expense on the bridge loan financing which was converted to equity in the second quarter of 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Revenue. The $291,000 (59%) increase in revenue in 2002 as compared to 2001 was driven by a significant increase in the number of CMI units sold to Centerpulse, primarily resulting from an increase in end user sales in the European market. During 2002, Centerpulse established sales organizations in the initial European distribution markets of Italy, Germany, Spain and Switzerland. CMI sales for 2002 approximated $254,400 compared with $76,800 for 2001, an increase of $177,600 (231%). CMI units sold totaled 547 in 2002 compared with 160 units sold in 2001, an increase of 387 units (242%). SharpShooter sales in 2002 approximated $469,500 compared with $304,200 in 2001. The increase of $165,300 (54%) was primarily due to a greater number of units sold. SharpShooter units sold totaled 2,403 in 2002 compared with 1,408 units sold in 2001, an approximate increase of 1,000 units (71%). SharpShooter sales have been reported net of the $144,000 credit issued in the fourth quarter of 2002 due to the recalled units. Sales to and royalties received from Linvatec Corporation accounted for approximately 60% of revenue for 2002 compared with 65% for 2001.

      Cost of Goods Sold. Cost of goods sold approximated $1.0 million for 2002 compared with $700,000 for 2001. The increase of $339,000 is related to increased sales of the CMI and SharpShooter products for 2002, together with the impact of a warranty reserve recorded during the same period. For 2002 CMI costs accounted for approximately $369,000 and for 2001 CMI costs accounted for approximately $109,500. For 2002 SharpShooter costs accounted for approximately $538,000 and for 2001 SharpShooter costs accounted for approximately $427,000. Costs associated with warranty claims approximated $120,000 in 2002 and $55,000 in 2001. The 2002 warranty costs include $72,000 associated with the SharpShooter recall and $48,000 associated with contaminated CMIs that were destroyed. All 2001 costs were associated with the SharpShooter product. At December 31, 2002, 93% of the units in inventory are valued at below the Company’s cost. Due to a high degree of fixed costs in the production process, and the early stage of market acceptance for its products, current sales and production volumes are not adequate to provide for per unit costs that are lower than the current market price for the Company’s products.

      Research and Development. The increase in research and development expenses approximated $97,000, for 2002 as compared with 2001, due to increased costs associated with the enrollment stage of the U.S. CMI clinical trial, which was completed in the fourth quarter of 2002.

      Business Development, General and Administrative. Business development, general and administrative expenses were $2.1 million for 2002, compared with $1.6 million for 2001. These costs include the costs of marketing, business development, corporate operations, finance and accounting, and other general expenses, and have increased primarily as a result of the merger and the costs associated with regulatory reporting and other necessary activities of being a public company, which would not have been reflected in the 2001 operating results.

      Compensation Expense Associated With Stock Options and Warrants. Compensation expense associated with stock options and warrants was $3.3 million for 2002, compared to $1.2 million for 2001. The 2002 amount includes the impact of the accelerated vesting of all outstanding stock options of the Subsidiary at the time of the reverse merger and recapitalization.

      Non-Operating Income (Expense). Non-operating income (expense) consists of merger costs, interest and other income, rental income, interest expense and license fees. Merger costs approximated $515,000 for 2002 compared with $0 for 2001. Interest and other income approximated $66,000 for 2002 compared with $12,000 for 2001. For 2002 other income included $37,000 received in connection with a previously discontinued product line. Net rental income for 2002 was $195,000 compared with $148,000 for 2001. The increase was primarily due to a second amendment to the sublease agreement which increased the square footage allocated to the sublessee from 6,775 square feet in 2001 to 8,258 square feet in 2002. Interest expense increased $1.4 million in 2002 as compared with 2001, primarily as a result of expense associated with the debt discount and beneficial conversion feature related to the bridge loan financing and conversion during the second quarter of 2002. Income from license fees decreased from $1 million in 2001 to $0 in 2002, due to the performance criteria in the underlying agreement having been met in 2001. License fees are not recurring.

Quarterly Results

      The following table sets forth certain unaudited quarterly financial data for fiscal 2004, 2003 and 2002. This unaudited information has been prepared on the same basis as the audited information included elsewhere in this prospectus and includes all adjustments necessary to present fairly the information set forth therein. The amounts presented below have been adjusted from previously reported amounts to reflect the reverse merger and recapitalization between ReGen and RBio. The operating results for any quarter are not necessarily indicative of results for any future period:

	Fiscal Year
	2004	Fiscal Year 2003

	Q1	Q1	Q2	Q3	Q4

	(Restated —			(Restated —	(Restated —
	See Note(1))			See Note(1))	See Note(1))

	(In thousands, except per share data)

Revenue	$107	$182	$29	$69	$13

Expenses:

Cost of goods sold	59	271	25	52	1

Research and development	785	438	765	660	812

Business development, general and administrative	807	556	695	498	734

Compensation expense associated with stock options and warrants	119	—	1	35	331

Total expenses	1,770	1,265	1,486	1,245	1,878

Operating Loss	(1,663)	(1,083)	(1,457)	(1,176)	(1,865)

Merger cost	—	—	—	—	—

Interest and other income	9	5	2	1	15

Rental income	79	131	107	60	83

Rental expense	(78)	(81)	(77)	(59)	(61)

Interest expense	(29)	(36)	(27)	(29)	(183)

Net loss	$(1,682)	$(1,064)	$(1,452)	$(1,203)	$(2,011)

Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion	(52)	—	—	(4,292)	(51)

Net loss attributable to common stockholders	$(1,734)	$(1,064)	$(1,452)	$(5,495)	$(2,062)

Basic and diluted net loss per share attributable to common stockholders	$(0.06)	$(0.04)	$(0.05)	$(0.19)	$(0.07)

Weighted average number of shares used for calculation of net loss per share (shares outstanding after the reverse merger and recapitalization are used for all periods presented prior to the reverse merger and recapitalization)	29,322	29,071	29,071	29,071	29,243

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Fiscal Year 2002

	Q1	Q2	Q3	Q4

	(In thousands, except per share data)

Revenue	$171	$176	$388	$46

Expenses:

Cost of goods sold	276	304	408	51

Research and development	574	715	480	453

Business development, general and administrative	349	373	777	648

Compensation expense associated with stock options and warrants	271	3,029	—	—

Total expenses	1,470	4,421	1,665	1,152

Operating Loss	(1,299)	(4,245)	(1,277)	(1,106)

Merger cost	—	(402)	(113)	—

Interest and other income	1	4	49	12

Rental income	—	—	380	131

Rental expense	—	—	(245)	(71)

Interest expense	(110)	(1,618)	(4)	(38)

Net loss	$(1,408)	$(6,261)	$(1,210)	$(1,072)

Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion	—	—	—	—

Net loss attributable to common stockholders	$(1,408)	$(6,261)	$(1,210)	$(1,072)

Basic and diluted net loss per share attributable to common stockholders	$(0.08)	$(0.37)	$(0.07)	$(0.05)

Weighted average number of shares used for calculation of net loss per share (shares outstanding after the reverse merger and recapitalization are used for all periods presented prior to the reverse merger and recapitalization)	17,045	17,045	17,045	19,529

(1)	The Q3 and Q4 of fiscal year 2003 and Q1 of fiscal year 2004 net loss attributable to common stockholders and Q3 of fiscal year 2003 basic and diluted net loss per share attributable to common stockholders have been restated to reflect accretion of the beneficial conversion and issuance costs on the Series C Preferred Stock issued in Q3 of fiscal 2003 as a deemed dividend to the Series C Preferred Stockholders.

Liquidity and Capital Resources

      Cash and cash equivalents were approximately $6.8 million as of March 31, 2004 compared with approximately $8.3 million as of December 31, 2003. The decrease in cash and cash equivalents is a result of cash used to support the normal operations of ReGen. Cash, cash equivalents and short-term investments were approximately $8.3 million as of December 31, 2003, compared with approximately $3.5 million as of December 31, 2002. The increase in cash, cash equivalents and short-term investments as of December 31, 2003 compared with December 31, 2002 is a result of the receipt of approximately $9.5 million in net proceeds associated with the issuance of the Series C Stock in the third quarter of 2003.

      In the first quarter of 2004, cash used in operating activities of approximately $1.5 million resulted from the net loss of approximately $1.7 million, adjusted to account for a net increase in accounts receivables, inventory and other assets of approximately $60,000, a net increase in accounts payable, accrued expenses and other liabilities of $98,000 together with an increase in non-cash items, depreciation, compensation and interest expense, of $176,000. Cash used in operating activities in 2003 remained constant from 2002, approximating $4.7 million in each year. The 2003 cash used resulted from the net loss of approximately $5.7 million, adjusted to account for a decrease in accounts receivables, inventory and other assets of approximately $35,000 and a net increase in accounts payable, accrued expenses and other liabilities of $291,000, together with non-cash items including depreciation, compensation and interest expense totaling $733,000.

      During the three months ended March 31, 2004, ReGen invested approximately $5,000 to purchase property and equipment.

      During the three months ended March 31, 2004 ReGen’s financing activities provided approximately $30,000, including approximately $31,000 in proceeds from the exercise of 69,930 common stock warrants, net of $1,000 repayment of capital lease obligations.

      ReGen’s 2003 operations were funded by cash provided by investing and financing activities. During 2003 ReGen received approximately $9.5 million in net proceeds from issuance of preferred stock, converted approximately $3.5 million of short-term investments to a sweep account which is classified as a cash equivalent, purchased $44,000 of property and equipment, and paid down $5,000 of capital lease obligations. The Company also received funds from 230,000 warrants exercised in the fourth quarter of 2003, approximating $115,000 dollars.

      For 2003 as compared with 2002, sales of the CMI decreased approximately $186,000 or 73% and sales of the SharpShooter declined approximately $276,000 or 59%. Royalties received from Linvatec decreased approximately $13,000 or 30%. If sales of our two products continue to decline, the Company’s liquidity and results of operations will be adversely affected.

      Through March 31, 2004, the Company has incurred cumulative net operating losses of approximately $49.2 million and used approximately $37.7 million in cash for operating activities. Through December 31, 2003, the Company has incurred cumulative net operating losses of approximately $47.9 million and used approximately $36.2 million in cash for operating activities. ReGen anticipates that it will continue to incur net losses that will require additional financing at least until ReGen receives FDA approval for its CMI product and is able to market the CMI product in the United States. Such additional financing could be in the form of debt financing, equity financing, or both. Due primarily to incremental spending necessary for the preparation and submission of the Pre-market Approval Application for the CMI (the “PMA”), cash required to support operating activities is expected to increase by approximately $2.0 million in 2004 and is expected to further increase in future periods as the Company begins to incur additional expenses associated with the preparation for and launch of the CMI product in the U.S., if approved by the FDA.

      The Company anticipates that additional funds will be required in 2006 to satisfy expenses associated with the preparation for and, if approved, launch of, sales of the CMI in the U.S. Additional financing will likely be required for development of the Company’s tissue regrowth technology to other orthopedic applications. The Company is currently focused on the conduct of the CMI trial, the production of the CMI for testing and quality purposes and the preparation and submission of the PMA. The development of the Company’s tissue regrowth technology for other applications will not likely be a focus until late 2006 or 2007.

      Our ability to generate revenue will be limited until the FDA makes a final decision regarding marketing of the CMI in the U.S. If the CMI is not approved, the Company would likely submit a revised PMA to the FDA seeking approval. If the Company is ultimately unable to obtain FDA approval for the CMI, then the Company would likely focus on developing additional tissue repair applications for our tissue regrowth technology and continue sales of the CMI outside of the U.S. and continue sales of the SharpShooter product. This may require the Company to raise substantial additional funds through equity or debt financing.

      We have obtained debt financing from Centerpulse, a shareholder, pursuant to two Credit Agreements. As of March 31, 2004, we owed approximately $7.0 million under these credit facilities. The Credit Agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock. Pursuant to the terms of the agreement between the Company and Centerpulse, the Company’s debt obligations pursuant to the Credit Agreements will not be accelerated if the Company elects to exercise its contractual right to convert the distribution agreement to a non-exclusive right or elects to terminate the distribution agreement. Accrued interest on this note is due upon maturity of the underlying principal. As of March 31, 2004, accrued interest on the credit facilities was approximately $987,000. The weighted average interest rate on the credit facilities for the year ended December 31, 2003 and the three months ended March 31, 2004 was 1.9% and 1.65% annualized.

      On April 19, 2004, ReGen completed the private placement of approximately 12,074,595 shares of common stock (“Privately Placed Common Stock”), resulting in proceeds, net of issuance costs, of approximately $9,781,400. In connection with the sale of the Privately Placed Common Stock, the purchasers of such shares agreed that they will not, other than pursuant to the terms of a tender offer, without the prior written consent of the Company, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of the Privately Placed Common Stock, or publicly announce an intention to effect any such transaction for 150 days after the purchase of the Privately Placed Common Stock.

      The Privately Placed Common Stock is subject to a Registration Rights Agreement (the “Common Stock Registration Rights Agreement”) entered into as of April 19, 2004 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register their shares of Privately Placed Common Stock. Pursuant to the terms of the Common Stock Registration Rights Agreement, if the Company proposes to register any of its capital stock under the 1933 Act, with certain exceptions, the Company shall give each holder of the Privately Placed Common Stock written notice of such registration. Upon the written request of any such holder, given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to certain limitations related to underwritten offerings, use commercially reasonable efforts to cause a registration statement to become effective under the 1933 Act covering all of the Privately Placed Common Stock that each holder has requested that it register. Pursuant to the terms of the Common Stock Registration Rights Agreement, the Company gave notice of its intention to use commercially reasonable efforts to cause a registration statement to be filed and received a written request from holders of all of the shares (12,074,595) requesting that the Company register the shares. All of the Privately Placed Common Stock is offered hereby.

      Subject to the preferential rights of the Company’s preferred stock, the holders of common stock are entitled to dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, after distribution in full of the preferential amounts to be distributed to the holders of shares of preferred stock, holders of common stock are entitled, unless otherwise provided by law or the Company’s certificate of incorporation, including any certificate of designations for a series of preferred stock, to receive the remaining assets of the Company available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively.

      In connection with the sale of its Privately Placed Common Stock, the Company agreed to provide compensation in the form of cash to a placement agent who assisted the Company in identifying purchasers of its common stock (the “Common Stock Placement Fee”). The Common Stock Placement Fee consisted of approximately $232,000 in cash. The total issuance costs, which include the Common Stock Placement Fee have been recorded as a reduction to the Privately Placed Common Stock.

      On September 23, 2003, ReGen completed the private placement of approximately 17,112,702 shares of Series C preferred stock (the “Series C Stock”) and on September 30, 2003 we completed the private placement of approximately 5,133,451 shares of the Series C Stock, resulting in proceeds, net of issuance costs including cash and non-cash consideration, of approximately $9.4 million. At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Series C Stock, and will automatically convert into common stock concurrent with the closing of a firm commitment underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10 million in gross proceeds at a valuation of at least $50 million. The holders of Series C Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.

      The Series C Stock and Series A convertible preferred stock (the “Series A Stock”) are subject to Registration Rights Agreements entered into as of September 23, 2003 and September 30, 2003 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register the common shares into which the Series C Stock is convertible. ReGen has received notice from certain holders of the Series C Stock and Series A Stock, representing approximately 33,953,717 shares, requesting that ReGen register such shares pursuant to the terms of the Registration Rights Agreements. The 33,953,717 shares of common stock issuable upon conversion of the requesting holders of Series A Stock and Series C Stock are offered hereby. A total of an additional 3,590,787 shares of Series A Stock and Series C Stock will remain subject to the Registration Rights Agreement, and the Company has a continuing obligation to register the common stock into which such shares of Series A Stock and Series C Stock are convertible.

      The Series C Stock was issued with a beneficial conversion option. The value attributable to the beneficial conversion option of $4.3 million was recognized and measured by allocating a portion of the proceeds equal to the intrinsic value to additional paid-in capital. The intrinsic value was calculated as the difference between the conversion price and the fair value of the underlying common stock at the issuance date and multiplied by the number of shares into which the Series C Stock is convertible. Series C Stock was convertible at the issuance date and as such the total value of the beneficial conversion option was accreted immediately through a charge to retained earnings.

      In connection with the Series C Stock financing, ReGen issued to the purchasers of the Series C Stock warrants to purchase an aggregate of up to 2,079,965 shares of its Common Stock. The purchasers of the Series C Stock did not pay any additional consideration for the warrants. The warrants have a term of five years subject to a subsequent equity financing and an exercise price of $0.4481. The number of warrants, if any, that become exercisable is dependent upon the price per share of any subsequent equity financing occurring within 18 months of the warrant issue date. In order for the warrants to become exercisable, there must be a subsequent equity financing at a price equal to or greater than $0.25 and less than $0.4881 per share. All of the warrants become exercisable if the subsequent equity financing price per share is greater than $0.25 and less than $0.40 and 50% of the warrants become exercisable if the subsequent equity financing price per share is equal to or greater than $0.40 but less than $0.4481. The warrants expire if a triggering event does not occur. A value of approximately $969,000 has been assigned to these warrants as of the closing dates of the Series C Stock Offerings, using the Black-Scholes valuation model, and assuming they become fully exercisable within the prescribed 18 month time frame. The values of these warrants are being carried in additional paid-in capital and as a reduction to the Series C Stock.

      The holders of Series C Stock are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C Stock are entitled to receive a liquidation preference. The liquidation preference per share is equal to the purchase price of Series C Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.

      Beginning in September 2010, the Series C Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series C Stock at a per share redemption price equal to the liquidation value of the Series C Stock at the time of redemption. The liquidation value will equal the purchase price of the Series C Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series C Stock. If a request for redemption at the option of the Series C Stockholders is made, the Company shall redeem not less than all of the Series C Stock at the Redemption Price, pro-rata among all of the holders of the Series C Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series C Stock.

      In connection with the private placement of its Series C Stock, the Company agreed to provide compensation in the form of cash and warrants for the Company’s Common Stock to placement agents who assisted the Company in identifying purchasers of its Series C Stock (the “Placement Fee”). The Placement Fee included approximately $421,000 in cash and warrants to purchase 200,000 shares of Common Stock, exercisable through September 23, 2009 at $0.4481 per share, which was the issuance price of the Series C Stock. The warrants issued to the placement agents were valued at approximately $97,000 using the Black-Scholes valuation model. The total issuance costs, which include the Placement Fee, of approximately $612,000 have been recorded as a reduction to the Series C Stock.

      The Series C Stock has been recorded outside of permanent equity in the accompanying balance sheet, net of the issuance costs of approximately $612,000 and warrants issued to Series C Stockholders valued at approximately $969,000. The Series C Stock is being accreted to the redemption value through a charge to retained earnings over a period of 7 years using the effective interest method.

      In November 2002, ReGen completed the required enrollment and related surgical procedures for its CMI clinical trial in the U.S. At the request of surgeons participating in the trial, additional patients were enrolled and surgeries completed by early 2003. The results of this clinical trial will comprise our Pre-market Approval Application, or PMA. All patients included in the trial are expected to complete two years of follow-up prior to ReGen’s submission of the results in its PMA to the FDA. ReGen expects the last of these two-year clinical follow-up exams will be completed by early 2005, with submission of the completed PMA to the FDA shortly thereafter. The process of review by the FDA is uncertain, but ReGen expects that the FDA Orthopedic Panel will issue its recommendation in late 2005 or early 2006, with a final decision from the FDA shortly thereafter. Should the FDA approve the CMI for sale in the U.S., sales of the CMI in the U.S. are not expected to occur until 2006. Although the CMI is cleared for sale and distributed in Europe, Australia, and Chile, it is not approved for sale in the U.S., and ReGen is making no claim regarding its safety, effectiveness or its potential for FDA approval.

      The Company may pursue additional permanent equity capital in order to support ongoing operations at least until the date it receives FDA approval for the CMI and is able to market the CMI in the United States. While the Company has been successful in the past in obtaining the necessary capital to support its operations, there is no guarantee that the Company will be able to obtain additional equity capital under commercially reasonable terms and conditions, or at all. Based upon current cash reserves, net proceeds received from the April 19, 2004 sale of the Privately Placed Common Stock, and planned spending rates, management believes the Company has adequate cash on hand to support ongoing operations through the expected date of the FDA decision regarding U.S. marketing of our CMI product in 2006.

      In addition to regulatory related hurdles, in order to achieve positive operating earnings and cash flow, ReGen will need to effectively address various other operating issues, including, but not limited to special reimbursement provisions for the surgeons and facilities that will be responsible for implanting ReGen’s CMI or other future products. While ReGen is actively working to address these issues, there is no guarantee that ReGen will be able to obtain special reimbursement provisions, or obtain them in any given time frame.

Contractual Obligations and Commercial Commitments

      The following table reflects a summary of our contractual obligations as of December 31, 2003:

	Payment by Year

					2007 and
	Total	2004	2005	2006	Thereafter

	(In thousands)

Contractual Cash Obligations:

Obligations:

Notes payable and long term debt, including accrued interest	$7,001	$—	$—	$—	$7,001

Capital lease commitments	7	4	3	—	—

Redeemable Series A preferred stock	6,855	—	—	—	6,855

Redeemable Series C preferred stock	8,439	—	—	—	8,439

Operating lease commitments	889	382	360	147	—

	$23,191	$386	$363	$147	$22,295

      The current lease for the manufacturing operations in Redwood City, CA expires in May 2006.

      The Company did not have any material commercial commitments at December 31, 2003.

Quantitative And Qualitative Disclosures About Market Risk

      Our obligations as of December 31, 2003 include debt instruments equal to (i) $425,000, original principal of $350,000 plus accrued interest through 2003, bearing interest at a fixed rate that compounds annually and (ii) approximately $6.6 million, $5.7 million in original principal plus accrued interest through 2003, bearing interest that compounds annually at variable rates ranging from 1.14% to 1.56% during 2003, adjusts annually at the anniversary dates of the loans, and is based upon the 1 year LIBOR. The book value of the variable rate debt approximates fair value. The fair value of the fixed rate debt instrument based on our estimate of our current incremental borrowing rate of 200-400 basis points above the prime rate is approximately $283,000 at December 31, 2003. As of December 31, 2002 our obligations included (i) $400,000 in principal plus accrued interest through 2002, bearing interest at a fixed rate and (ii) approximately $6.5 million in principal plus accrued interest through 2002 bearing interest at variable rates ranging from 1.27% to 2.93%. The fair value of the fixed rate debt instrument based on the same methodology applied in the current year was approximately $218,000 for December 31, 2002. A 100 basis point fluctuation in our estimated incremental borrowing rate would cause a variance of between $15,000 and $16,000 in the estimated fair value at December 31, 2003 and a variance of between $14,000 and $15,000 at December 31, 2002. All principal and accrued interest under these loans mature on the earlier of 36 months from the date we receive FDA approval for the CMI product, or December 31, 2009.

BUSINESS

General

      We are a leading orthopedic products company that develops and manufactures tissue repair products for unmet markets in both the U.S. and globally. Our flagship product, the Collagen Meniscus Implant, or CMI, is an implant designed to regenerate meniscus tissue in the human knee. A damaged meniscus is frequently treated with an arthroscopic surgical procedure known as a partial meniscectomy. During this procedure, surgeons remove damaged meniscus tissue leaving less meniscus tissue to support the knee and protect the patient from further degeneration or injury. Implantation of the CMI represents the only procedure of which we are aware with the potential to re-grow tissue otherwise lost in partial meniscectomy procedures enabling the patient to return to a more active lifestyle.

      In November 2002, we completed the required enrollment and surgeries in a large-scale clinical trial of the CMI. By April 2003, up to 24 additional patients were enrolled. The results of this clinical trial will comprise our Pre-market Approval Application, or PMA. The CMI is currently cleared for sale in Europe, Australia and Chile. The CMI is currently distributed outside the U.S. on a non-exclusive basis by Centerpulse.

      We also sell the SharpShooter Tissue Repair System, or SharpShooter, a suturing device used to facilitate the surgical implantation of the CMI, as well as to perform other similar arthroscopic meniscal repair procedures. The SharpShooter is currently marketed through a worldwide distribution agreement with Linvatec. The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile and Japan.

      References in this Report to “ReGen,” the “Company,” “we,” “us” and “our” refer to ReGen Biologics, Inc., unless the context otherwise requires.

Development of Business

      ReGen, formerly named Aros Corporation, a Delaware corporation, was incorporated as APACHE Medical Systems, Inc. on September 1, 1987. APACHE Medical Systems, Inc. was a provider of clinically based decision support information systems and consulting services to the healthcare industry offering a comprehensive line of outcomes-based products and services. APACHE Medical Systems, Inc.’s business encompassed software, hardware and related consulting and disease management information services. The Company sold or discontinued all APACHE Medical Systems, Inc. business and changed its name to Aros Corporation in 2001. In connection with the acquisition of RBio, formerly ReGen Biologics, Inc., discussed below, as of November 12, 2002, Aros Corporation changed its name to ReGen Biologics, Inc. and began trading under the new ticker symbol “RGBI”, effective November 20, 2002.

      RBio, Inc., formerly named ReGen Biologics, Inc., was a privately held tissue engineering company that designed, developed, manufactured and marketed minimally invasive human implants and medical devices for the repair and regeneration of damaged human tissue. RBio was involved in research and development relating to, and, outside of the United States, the sale of the CMI and other collagen-based technologies and products to stimulate re-growth of tissue that, under natural conditions, does not regenerate in humans. RBio was founded in 1991 and was headquartered in Franklin Lakes, New Jersey where its corporate management, clinical and regulatory affairs, marketing and research operations remain located. RBio operates an ISO 9001 certified manufacturing facility in Redwood City, California and trains surgeons in the use of its products at the Steadman Hawkins Foundation in Vail, Colorado and in other locations both within and outside of the U.S. RBio’s business comprises substantially all of the business conducted by ReGen currently and for the foreseeable future. Accordingly, discussions of the Company’s business are, in effect, a discussion of RBio’s operations.

Our Core Technology

      Our core technology focuses on guided tissue regeneration: Conceptually, if the body is provided with a suitable environment for cellular ingrowth, the body can regenerate missing tissue. We have developed a proprietary biologically active porous bovine type I collagen scaffold material and various tissue matrix engineering processes as the basis of our tissue re-growth product offerings. Our proprietary processes are capable of producing implants with the various physical properties required for remodeling each specific target tissue. Our initial application is a resorbable, collagen matrix that guides the regeneration of medial meniscus cartilage in the knee, the CMI.

      Collagen is a multifunctional family of proteins with unique structural characteristics. To date, 19 different proteins can be classified as collagen, making collagen the most abundant protein in the human body. Among the various collagens, type I collagen is the most abundant and is the major component of bone, skin, and tendon.

      The structure of animal type I collagen is highly similar to the structure of human type I collagen. Data from our current U.S. clinical trial supports this finding. Based on the important functions of type I collagen in the body and the biocompatibility of the animal type I collagen, this material has become increasingly popular as a biomaterial for clinical applications, particularly in the repair and regeneration of damaged or diseased tissue.

Meniscus Injury and Treatment

      The meniscus is a crescent-shaped wedge of rubbery, fibrous tissue located in the knee joint between the lower end of the thigh bone, or femur, and the top of the shin bone, or tibia. There are two menisci within the knee, the outer, or lateral meniscus, and the inner, or medial meniscus. The meniscus acts as a shock absorber and a stabilizer protecting the articular cartilage that covers the ends of both the femur and the tibia.

      In the last 50 years, the concepts of meniscus function and meniscus repair have changed dramatically. Previously, it was generally believed that menisci served no particular function and could be removed without causing any adverse effects to the patient. However, laboratory investigations of biomechanical function have shown that the meniscus is a vital structure in lubrication and stabilization of the knee joint, protection of joint surfaces and proper weight distribution across the knee.

      Injury to the knee frequently results in a tear of the meniscus tissue. Damage to the meniscus can occur by sudden twisting of the knee or by blunt forces that impact the joint. As part of the aging process, the meniscus deteriorates and this makes it more likely that everyday physical exertion may cause meniscus injury. Injury to meniscus cartilage can result in pain and swelling or may cause the knee to give way or lock. According to industry data and our assumptions, in 2002 nearly one million Americans underwent a meniscus surgery. Orthopedic surgeons are currently presented with three alternatives for treatment of a torn meniscus:

• Partial Meniscus Removal

      The procedure by which part of the meniscus is removed is called a partial meniscectomy. Based on industry data and our assumptions, we estimate that in 2002, there were approximately 1.1 million partial meniscectomy procedures performed worldwide, of which approximately 783,000 were in the U.S. Due to an aging population and consistent with industry research reports, our assumptions include a 5% annual growth rate of partial meniscectomy procedures. Based on our assessment of eligibility and in consultation with surgeons performing the surgeries in the clinical trial, we believe that approximately 40% of these patients would be eligible to have the medial CMI implanted, if the CMI were approved by the FDA. In making this assessment, we considered that approximately 65% of all partial meniscectomy procedures were medial, and we placed a greater emphasis on those patients who had previously undergone surgery and those with greater meniscus loss. A partial meniscectomy is considered the current standard of care when a meniscus repair is not possible. The meniscus, however, will not regenerate on its own; therefore no new tissue fills the void left by the partial meniscectomy. According to orthopedic researchers, without the adequate protection and support provided by the meniscus, the knee joint can become unstable and the articular cartilage covering the femur and the tibia may begin to deteriorate or degenerate. Over time, the degenerative process can cause persistent and increasing knee pain and may lead to osteoarthritis.

      Based on industry data and the same assumptions described above, we estimate that approximately 8.8 million patients have had a partial meniscectomy procedure performed in the U.S. in the last 15 years. Patients who have had a partial mensicectomy frequently require one or more partial meniscectomies in the future. This creates a large and unmet market need. We believe that some of these partial meniscectomy patients will proactively seek CMI surgery if it becomes available.

• Meniscus Preservation

      For approximately the last 30 years, surgeons have been able to preserve a damaged meniscus, in certain cases, by performing a meniscus repair procedure. Based on industry data and information provided by surgeons advising the Company and surgeons performing the surgeries in the clinical trials, we estimate that in the U.S. there were approximately 140,000 repairs in 2002. A meniscus repair entails suturing the torn edges of the meniscus and allowing it to mend itself. Once healed, the meniscus can resume its normal function. However, when the injury is in the avascular region (containing little or no blood supply) or when the meniscus is damaged to the extent that repair is not feasible, the only other current option is the partial meniscectomy procedure.

      We estimate that approximately 15% of meniscus tears are repairable using the current meniscus repair techniques described above. New devices that facilitate the suture repair of a torn meniscus may allow for an increase in the percentage of meniscus tears that are repairable.

• Meniscus Replacement (Allograft)

      The least performed of the three treatments is meniscus replacement. When a patient sustains substantial meniscus damage that requires a total meniscectomy, a surgeon may consider implanting a meniscus removed from a cadaver, or an allograft, as a replacement for a patient’s damaged meniscus. We estimate that fewer than 2,000 allografts are implanted in the U.S. annually. Two factors limit the number of meniscus replacement surgeries. First, this procedure is only performed when the entire natural meniscus is removed. Therefore, if the implant fails to survive, the patient has no remaining meniscus tissue to protect the joint. Second, a limited number of menisci are available from cadavers annually.

CMI Alternative

      Implantation of the CMI represents the only procedure, of which we are aware, with the potential to regenerate lost meniscus tissue. The CMI is sutured into the area where torn or damaged meniscus tissue has been removed. Once sutured in place, the CMI provides a matrix into which the body’s own cells begin to move or migrate. New meniscus-like tissue forms and the CMI is absorbed by the body.

Meniscus Market Overview

      Spending on procedures relating to meniscal damage is high. According to industry data and our estimates, we estimate there were 926,000 arthroscopic meniscal procedures performed in the U.S. in 2002, which will account for approximately $9 billion in physician and hospital (or other facility) charges. We estimate that the average charges for a partial meniscectomy procedure are approximately $9,500, with the surgeon and facility each charging about one-half. Based upon input from surgeons advising the Company, a patient with a torn or damaged meniscus might undergo several partial meniscectomy procedures followed by a joint replacement, which can result in charges of $50,000 to $100,000 or more.

      Based on industry data, we estimate that in 2002 there were approximately 783,000 partial meniscectomy procedures in the U.S. The number of partial meniscectomy procedures is expected to grow by approximately 5% per year for the foreseeable future due to the aging population, the growing proportion of “weekend warriors” and the lack of viable alternatives. The number of patients that would be eligible for a medial CMI implant in the U.S., if the CMI were approved by the FDA, is expected to increase to over 40% of all partial meniscectomy procedures, or approximately 476,000 patients, by 2010. We estimate that, based on the expected average sales price of the CMI in the U.S. if the CMI had been approved by the FDA, the U.S. market for the CMI in 2002 would have been approximately $850 million, and is expected to increase to approximately $1.7 billion by 2010 if the CMI is approved by the FDA. This estimate is based on an assumed average reimbursed sales price of $3,500 for the CMI, and does not include surgeon and other facility costs.

Our Products

      Our current principal product offerings are the CMI and the SharpShooter.

The CMI

      The CMI is a type I collagen implant designed for patients with an irreparable meniscus tear or loss of meniscus tissue. Meniscus tissue loss typically occurs through an arthroscopic partial meniscectomy procedure. The surgeon sutures the CMI into the area where the meniscus tissue is missing. Once implanted, the CMI’s highly porous matrix allows cellular ingrowth from the patient’s own cells. This process regenerates meniscus-like tissue which provides the potential for restoring function, reducing pain and possibly arresting the degenerative process that begins with the loss of meniscus tissue. According to an article by Drs. W. G. Rodkey and J. R. Steadman, who are affiliated with the Company, published in Clinical Orthopedic & Related Research, the CMI has been clinically proven to support new tissue generation in the meniscus. The purpose of the CMI is to assist patients in regaining mobility and returning to a more vigorous lifestyle, while forestalling or minimizing degenerative joint disease.

      We believe the CMI offers a number of benefits, including:

•	Support of natural regeneration of tissue;

•	Minimized degenerative changes;

•	Increased patient activity levels; and

•	Maintenance of joint stability.

U.S. Clinical Results

      ReGen is conducting a Multicenter Pivotal Clinical Trial (the “MCT”). The MCT is a 288 patient, two-arm, controlled, and randomized study comparing the CMI to the current standard of care, the partial meniscectomy. At the request of surgeons participating in the trial, up to an additional 24 patients were added through continued access, resulting in a total of up to 312 total patients enrolled in the trial. The study was randomized on a one-to-one basis at each of the centers participating in the MCT, resulting in a total of 161 patients receiving the CMI. One arm of the trial consists of patients with no prior surgery to the meniscus and the other arm consists of patients with one to three prior surgeries. Patients are followed clinically at pre-op, post-op, 6 weeks, 3 months, 6 months, 12 months and 24 months following surgery. The study includes follow-up questionnaires submitted annually through five years post-op. All patients are required to complete a two-year follow-up prior to the submission of clinical results in our Pre-market Approval Application to the FDA. In the fourth quarter of 2002, we completed the required enrollment and related surgical procedures for our CMI clinical trial in the U.S. By April 2003, surgical procedures were completed on the additional 24 patients. As of December 2003, we had completed two-year follow-ups of approximately 66% of the 288 patients and one-year follow-ups of approximately 80% of the patients. We expect that the two-year clinical follow-up exams will be completed on all patients in the first or second quarter of 2005, with submission of the Pre-market Approval Application to the FDA shortly thereafter. The current data analysis is based on a review of data from approximately 66% of the patients, all of whom have completed their two year follow-up exam.

      A preliminary analysis of the clinical data for MCT patients has been conducted by the Company and certain preliminary findings are summarized below:

•	Clinical evidence indicates that the CMI successfully supports meniscus-like tissue regeneration;

•	CMI prior surgery patients increased total meniscus tissue volume from 38% to 75% (Table 1), approximately doubling the amount of tissue that such patients would have had if only the partial meniscectomy had been performed;

•	CMI prior surgery patients achieved a significantly higher return to pre-injury activity level than the controls (Table 2);

•	There are no apparent safety issues;

•	The histologic and immunologic analyses show that there have not been any immune reactions to the implant material; and

•	Among patients with greater tissue loss, the pain and function endpoints of CMI patients appear to show significant improvement over those in the control group.

      Prior to beginning the MCT, we conducted a Feasibility Study of the CMI. All eight patients who participated in the study were operated on and received the CMI at the Steadman Hawkins Foundation in Vail, Colorado. All eight patients who participated in the study are now beyond five years post CMI surgery. Highlights of the Feasibility Study include all eight patients having twice as much meniscus-like tissue as they had following the partial meniscectomy and a steady increase in patient activity levels over five years, returning to activity levels that are near those experienced prior to injury (Table 2). None of the eight patients had any significant adverse events attributable to the CMI. A portion of these results were reported to and reviewed by the FDA prior to the commencement of the MCT. Results of the Feasibility Study have been accepted for publication by Arthoscopy, The Journal of Arthroscopic and Related Surgery (the publication date has not yet been assigned).

Table 1: Tissue Re-Growth

      These two diagrams represent the medial meniscus of the human knee. The upper diagram (Post Partial Meniscectomy) shows the average amount of meniscus loss for prior surgery patients in the MCT. These patients had lost, on average, 62% of their medial meniscus leaving them with 38% of their original meniscus. The CMI was implanted in the area of meniscus loss. All CMI patients in the MCT had an arthroscopic re-look at 1 year post surgery. The lower diagram (Post CMI (1 year)) shows that one year after the CMI was implanted the prior surgery MCT patients had gained approximately double (38% vs. 75%) the amount of meniscus tissue they would have had with a partial meniscectomy alone.

Table 1. Tissue Re-Growth

Prior Surgery Patients in U.S. Multicenter Trial

Table 2: Patient Activity Level

      The Tegner Activity Score is a validated method for assessing patient activity levels. A Tegner score of 0 means that the patient is disabled, while a score of 10 means that the patient is performing sports at a professional level. The graph below shows the mean Tegner Activity Index scores for the prior surgery CMI and control patients in the MCT and for the eight CMI patients in the Feasibility Study. The Tegner Activity Index tells us on average how much the patients have regained of their activity level as a result of their surgery taking into account their activity level pre-injury, pre-surgery and at the 24 month and 5.8 year (Feasibility Study Patients only) post surgery follow-up time points. A patient with a Tegner Activity Index of 100 regained all of the loss in activity level that they experienced as a result of their injury. Patient activity levels were measured pre-injury, pre-surgery and at one, two and 5.8 years post surgery. Table 2 provides the Tegner Activity Index at 24 months post index surgery for those patients in the MCT and at 24 months and 5.8 years for those patients in the Feasibility Study.

Table 2. Patient Activity Level

      Important Disclosure about Clinical Results: The results described in the text and illustrated in the tables above reflect data from an ongoing U.S. clinical trial and not all of the data reflected in these tables has been reviewed by the FDA. These results represent a limited data set regarding selected measurements being gathered in the trial. Due to the nature of the ongoing trial, data is still being gathered and analyzed and so these data are continually changing. The key data will be updated periodically as required to disclose material changes. Although the CMI is cleared for sale in Europe, Australia and Chile, it is not approved for sale in the U.S., and the Company is making no claim regarding its safety, effectiveness or its potential for FDA approval.

The SharpShooter

      As our research and development program generates new core products, we may develop supportive products that facilitate surgery. The SharpShooter is a surgical tool that was initially designed for use with the CMI. The SharpShooter is a needle-advancing instrument that allows surgeons to accurately place needles in hard-to-reach locations. The system includes a unique method to deliver sutures using a patented delivery handle and a series of six anatomic cannulae that are able to reach all areas of the meniscus. While traditional manual suturing techniques are plagued by problems such as lack of access, consistency and speed, the SharpShooter allows the surgeon more control over the placement of sutures and increases the efficiency and effectiveness of meniscus procedures.

      Although initially developed in connection with suturing the CMI, the SharpShooter is also suited for use in the industry-estimated 140,000 meniscal repair procedures performed in the U.S. in 2002, and an estimated additional 60,000 meniscal repair procedures performed in the rest of the world. In 2000, the SharpShooter was cleared for sale in the U.S.

      We believe the SharpShooter offers a number of benefits, including:

•	Single-handed operation, provided by a patented delivery handle, which allows a surgeon complete control over targeting sutures;

•	Better viewing and access to all areas of the meniscus, provided by cannulae options;

•	Easier and safer passage of suture needles;

•	Simple loading and pre-attached sutures reducing surgery time; and

•	More accurate repair of meniscus tears by surgeons with less assistance in the operating room.

Customers, Sales and Marketing

      The Company currently has two principal customers that market and sell the Company’s two current products. Linvatec has a license to sell the SharpShooter product. Centerpulse, which is also a shareholder of the Company, has a license to sell the CMI product outside of the U.S. and a license to sell the SharpShooter product in a limited manner in connection with the sale of the CMI. The inability or lack of desire of Linvatec or Centerpulse to perform for us in a timely or cost-effective manner could cause our operating costs to rise and our margins to fall.

The CMI

      In February 1996, we entered into a distribution agreement with Centerpulse (formerly Sulzer Orthopedics AG and prior to that Allo Pro AG). Pursuant to this agreement, Centerpulse was the exclusive distributor of the CMI outside the U.S. as long as certain minimum sales are realized. The agreement contains cost reimbursement provisions whereby Centerpulse is obligated to reimburse us for certain expenses. In consideration of the exclusive distributorship that we granted to Centerpulse under the agreement, Centerpulse agreed to pay us a $750,000 down payment upon execution of the agreement. Centerpulse also agreed to pay us three milestone payments of $1,000,000 each when total CMI sales outside the U.S. reach certain amounts. Centerpulse is also obligated to pay us a transfer price for each CMI they purchase from us, equal to a percentage of the net sales price charged for the CMI in their territory. Centerpulse agreed to use diligent efforts to promote the marketing, distribution and sale of the CMI outside the U.S., consistent with accepted business practices. The agreement was structured to remain in effect until Centerpulse recorded no sales of the CMI for two consecutive quarters.

      In January 2002, we entered into an amendment to our distribution agreement with Centerpulse for the sale of the CMI. This amendment added specific objectives that were to be completed by Centerpulse in 2002. The amendment also added a provision setting forth minimum sales requirements through calendar year 2003 and considerations to be taken into account in determining minimum sales requirement in succeeding years. At least 90 days prior to each subsequent calendar year, we have the right to re-assess the reasonable minimum sales requirement. The minimum sales requirement takes into consideration many factors including, among others, previous years sales, reimbursement and other matters that may affect future sales of the CMI. In the event that Centerpulse does not meet its minimum sales, we may require them to (1) purchase the additional CMIs required to satisfy the minimum; (2) convert the distribution agreement to a non-exclusive right; or (3) terminate the distribution agreement by paying Centerpulse a termination fee equal to 50% of the net sales costs incurred by Centerpulse during the period commencing January 1, 2002 through the effective date of termination.

      In addition to amending the distribution agreement with Centerpulse, we agreed that all debt owed by us to Centerpulse and its affiliates as of January 18, 2002, with the exception of the debt owed pursuant to a 2001 promissory note, would be restructured to provide for repayment within the earlier of 36 months of FDA approval of the CMI for sale in the U.S. or December 31, 2009. We further agreed that on the due date we may require Centerpulse to convert any unpaid debt to equity at a conversion price of 75% of the fair market value per share at the time of conversion if (1) our shares are publicly traded, (2) there is reasonable liquidity in the trading of our shares and (3) the debt is converted into registered shares.

      In August 2003, Centerpulse agreed to be acquired by Zimmer, and on October 2, 2003 Zimmer announced the completion of its exchange offers. The acquisition by Zimmer resulted in beneficial ownership by Zimmer of 98.7% of Centerpulse’s issued shares.

      In 2003 Centerpulse was obligated to sell a minimum of 800 CMIs. On February 5, 2004 Centerpulse delivered its final sales report for the calendar year ended December 31, 2003. This report indicated that Centerpulse failed to meet the minimum sales requirements. According to the terms of the distribution agreement with Centerpulse, we had 45 calendar days from receipt of the final sales report to exercise the options provided to us in the agreement. We have elected to amend the distribution agreement to make the distribution rights to the CMI held by Centerpulse non-exclusive. Pursuant to the terms of the distribution agreement, this election took effect as of April 17, 2004, 30 days from the date of Centerpulse’s receipt of the notice.

      The CMI is currently cleared for sale in Europe, Australia and Chile.

Table 3: Approximate Revenues to ReGen for Sales of the CMI

      CMI sales accounted for 0% of our sales revenues for the period ended March 31, 2004, 18% of our sales revenues for the year ended December 31, 2001, 35% of our sales revenues for the year ended December 31, 2002 and 26% of our sales revenues for the year ended December 31, 2003. Sales revenues from CMI units sold to Centerpulse, our exclusive distributor of the CMI outside of the U.S. for the periods shown, were approximately $77,000 in 2001, $254,000 in 2002 and $68,000 in 2003 (Table 3). Because the FDA has not approved the CMI for sale in the U.S., these revenue figures constitute all of the sales revenues from the CMI.

      We intend to enter into an agreement with a major orthopedics company to distribute the CMI worldwide, including the U.S., if we obtain FDA approval. Alternatively, we may choose to market the CMI directly through the implementation of a distribution network that may include a small direct sales staff and contracted local or regional distributors. We anticipate a transfer price, the price paid to us by our distributors, equal to 40% of the market price for the product.

The SharpShooter

      The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile and Japan.

      In April 2000, we entered into a license agreement with Linvatec, an industry leader in the arthroscopy marketplace, granting Linvatec exclusive worldwide rights to sublicense, make, have made, use, offer for sale and sell the SharpShooter in the meniscal tissue repair field throughout the world. Linvatec is obligated under the agreement to diligently promote the SharpShooter with an adequate number of sales representatives who are trained to promote the product. Linvatec was obligated to pay us a license fee of $300,000. Linvatec is obligated to pay us a royalty of between 10% and 12% of net sales of SharpShooters that it sells to end users.

Linvatec has the right to assume production responsibility from RBio for the SharpShooter, but to date has not exercised this right. Until the right to assume production responsibility is exercised, Linvatec must buy the SharpShooter components from ReGen at a price equal to ReGen’s cost. This agreement continues in force at Linvatec’s option so long as Linvatec meets certain minimum sales volume quotas.

      Linvatec accounted for 97% of our sales revenues for the quarter ended March 31, 2004, 23% of our sales revenues for the year ended December 31, 2003, 55% of our sales revenues for the year ended December 31, 2002 and 66% of our sales revenues for the year ended December 31, 2001.

Our Business Strategy

      Our current strategy is to focus on the following initiatives:

•	Obtaining FDA approval of the CMI;

•	Finding a suitable partner to market the CMI;

•	Launching the CMI in the U.S.; and

•	Conducting further research on select opportunities within our research and development pipeline.

      Our long-term strategy is to capitalize on our proven collagen scaffold technology by continuing to design, develop, manufacture, and market our own products, as well as partner with key market leaders to develop and market products in other targeted therapeutic areas.

Merger with RBio, Inc.

      On June 21, 2002, the Company approved a merger of RBio, formerly ReGen Biologics, Inc., into Aros Acquisition Corporation, a wholly owned subsidiary of the Company. Prior to the merger, in 2001, the Company discontinued its operations and was evaluating alternatives to best utilize its assets. The merger included all of RBio’s business and operating activities and employees. We continue RBio’s business out of RBio’s current headquarters in Franklin Lakes, New Jersey.

      Pursuant to the merger, we issued approximately 35.4 million shares of our capital stock to former RBio stockholders in exchange for all of the issued and outstanding stock of RBio. In addition, we assumed RBio’s outstanding stock options and warrants to purchase up to an aggregate of approximately 12.2 million shares of our capital stock on a post merger basis. These shares were issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act of 1933.

      On June 21, 2002, RBio amended and restated its Certificate of Incorporation to provide for the following:

      The creation of Series G Preferred Stock (“Series G Stock”) with 19,200,000 shares authorized.

      The rights of RBio’s existing Series A Preferred Stock (“Series A Stock”), Series B Preferred Stock (“Series B Stock”), Series C Preferred Stock (“Series C Stock”), Series D Preferred Stock (“Series D Stock”), Series E Preferred Stock (“Series E Stock”), Series F Preferred Stock (“Series F Stock”) and Series G Stock (collectively the “Preferred Stock”) were amended and established as follows:

(1) Dividend Rights.

      If RBio declares and pays any dividend in the form of cash, stock or property on the outstanding common stock, it shall at the same time and on the same terms declare and pay a dividend in the same form on the outstanding Preferred Stock at a rate assuming all Preferred Stock were converted into common stock immediately prior to the dividend declaration.

(2) Liquidation Rights.

      In the event of any liquidation, dissolution or winding up of RBio, holders of Preferred Stock shall be entitled to receive, before any amount is paid to holders of common stock, an amount per share equal to $1.00 for Series A Stock, $3.00 for Series B Stock, $4.50 for Series C Stock, $7.25 for Series D Stock, $7.25 for Series E Stock, $8.73 for Series F Stock and $1.23 for Series G Stock plus all accrued and unpaid dividends, if any.

(3) Voting Rights.

      The holders of Preferred Stock are entitled to vote on any matter submitted to the stockholders for a vote. Such holders shall each have one vote for each full share of common stock into which their respective shares of Preferred Stock are convertible on the record date for the vote. Holders of Preferred Stock shall vote as a single class.

(4) Conversion Rights.

      Shares of Preferred Stock can be converted into shares of common stock at the option of the holder. Shares of Preferred Stock are automatically converted into shares of common stock upon the occurrence of the closing of a registered public offering of common stock pursuant to an effective registration statement at a per share public offering price of not less than $10 and an aggregate public offering price of at least $7,500,000. In addition, in the event of a merger or sale of RBio, the holders of Preferred Stock may elect to have their shares treated as converted.

      On June 21, 2002, RBio issued 5,564,047 shares of Series G Stock to existing shareholders of RBio for $1.2321 per share. $4,000,000 was received for 3,246,490 of the shares issued. The remaining 2,317,557 shares were issued upon conversion of notes payable and accrued interest from 2001 and 2002 financings with a value of $2,855,465.

      The outstanding shares of common stock, Preferred Stock and options and warrants to acquire common stock and Preferred Stock of RBio were converted into equity instruments of the Company as follows:

(1) Common Stock.

      Each share of RBio’s common stock was converted into 2.7495 shares of unregistered common stock of the Company.

(2) Series A, Series B, Series C, Series D, Series E and Series F Stock.

      Each share of RBio’s Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock was converted into 0.0663 shares of unregistered, fully paid, non-assessable common stock of the Company plus 2.6832 shares of unregistered, fully paid, non-assessable Series B Stock of the Company. Following the Company’s annual stockholders meeting on November 26, 2002, the Company filed an amendment to its certificate of incorporation, increasing the number of authorized shares of common stock of the Company sufficient to permit the conversion of Series B Stock into common stock. In accordance with the terms and conditions of the Series B Stock, all such stock was automatically converted into common stock, on a one for one basis, as of the filing of the Company’s amended certificate of incorporation on December 13, 2002. Therefore, in effect, each share of RBio’s Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock was converted into 2.7495 shares of common stock.

(3) Series G Stock.

      Each share of RBio’s Series G Stock has been converted into 2.7495 shares of unregistered, fully paid, non-assessable shares of the Company’s Series A Stock.

(4) Stock Options and Warrants.

      Immediately prior to the merger, RBio accelerated the vesting of all options such that at the time of the merger, all stock options and warrants were fully vested. We assumed each option to purchase RBio’s common stock and converted them into options to acquire our common stock. We assumed each warrant to purchase RBio’s common stock and converted them into warrants to acquire our common stock. Each option and warrant became exercisable for that number of shares of common stock equal to the product of the number of shares of RBio’s common stock that were purchasable under such RBio option multiplied by 2.7495, and rounded to the nearest whole number of shares of common stock. As such, 2,265,943 RBio options at January 1, 2002 were effectively converted to 6,230,210 of our options using this multiplier.

      We assumed each warrant to purchase RBio’s Series C Stock and converted them into warrants to purchase 0.0663 shares of common stock and 2.6832 shares of Series B Stock. The per share exercise price for shares of common stock or Series B Stock issuable upon exercise of the assumed options and warrants was equal to the quotient determined by dividing the exercise price per share of RBio common stock or Series C Stock, as applicable, at which such RBio options and warrants were exercisable by 2.7495. In accordance with the conversion of the Series B Stock to common stock on December 13, 2002, our warrants for Series B Stock were also converted to warrants for common stock.

      The warrants that we assumed from RBio were unregistered. We registered the shares issued to holders of stock options assumed from RBio on Form S-8 on November 19, 2003. The shares were registered under the following option plans: ReGen Biologics, Inc. 1991 Stock Option Plan, ReGen Biologics, Inc. 1999 Stock Option Plan, ReGen Biologics, Inc. 1993 Directors’ Stock Option Plan, ReGen Biologics, Inc. Chief Executive Officer Stock Option Plan and Agreement and ReGen Biologics, Inc. Executive Vice President Stock Option Plan and Agreement.

      We entered into Registration Rights Agreements with the receiving shareholders and in connection with the Series C offerings on September 23 and September 30, 2003. These Registration Rights Agreements were amended and restated. Pursuant to the Amended and Restated Registration Rights Agreement, the holders of the Series A Stock and Series C Stock have, in certain circumstances, the right to require us to register the common shares into which the Series A Stock and Series C Stock are convertible. ReGen has received notice from certain holders of the Series C Stock and Series A Stock, representing 33,953,717 shares, requesting that ReGen register such shares pursuant to the terms of the Registration Rights Agreements. The Company filed a registration statement on Form S-1, withdrew the Registration Statement on February 23, 2004 and is now filing this registration statement to register the shares. After this registration statement becomes effective, a total of an additional 3,590,787 shares of Series A Stock and Series C Stock will remain subject to the Registration Rights Agreements, and the Company has a continuing obligation to register the common stock into which such shares of Series A Stock and Series C Stock are convertible.

      Upon completion of the merger, holders of RBio’s common stock and preferred stock controlled approximately 80% of the voting rights of the combined company.

      On April 13, 2001 RBio entered into a bridge loan agreement (“Bridge Loan Agreement”) with existing shareholders and a third party, whereby the lenders were committed to make available up to $3,000,000, subject to terms outlined in the Bridge Loan Agreement, in exchange for convertible subordinated notes. Based on these terms, $1,673,591 became available under the Bridge Loan Agreement and was deposited into an escrow account. In addition to the principal, RBio was able to borrow interest accrued on the principal while the proceeds were held in escrow. As of June 21, 2001, RBio had borrowed $1,680,687 under the Bridge Loan Agreement. Interest compounded annually at Prime plus one percent, or 9.0% and was due upon maturity of the underlying principal. In accordance with the terms of these notes, the outstanding principal and accrued interest was converted into Series G Stock of RBio and ultimately into Series A Stock of ReGen (see further discussion below). In addition, upon conversion of the notes, the terms of warrants attached to the notes became fixed (see further discussion below).

      In March 2002 RBio entered into $1 million of convertible subordinated promissory notes (“Notes”) with related parties. The Notes were scheduled to mature in March 2003 and accrued interest at Prime plus 1%, or 5.75%. In accordance with the terms of these notes, the outstanding principal and accrued interest was converted into Series G Stock of RBio and ultimately into Series A Stock of ReGen (see further discussion below). In addition, upon conversion of the notes, the terms of warrants attached to the notes became fixed (see further discussions below).

      On June 21, 2002, RBio issued 5,564,048 shares of Series G Stock to existing shareholders of RBio for $1.2321 per share. Cash of $4,000,000 was received for 3,246,490 of the shares issued. The remaining 2,317,558 shares were issued upon conversion of the borrowings under the Bridge Loan Agreement and Notes, principal and accrued interest from 2001 and 2002 financings with a value of approximately $2,860,000. Subsequent to the conversion of these notes payable into Series G Stock, and also on June 21, 2002, in connection with the merger of ReGen and Aros, the Series G Stock was exchanged for Series A Stock of ReGen at a rate of 2.7495 ReGen Series A Stock for each share of ReGen Series G Stock, resulting in 6,372,126 shares of Aros Series A Stock.

      In accordance with the terms of the Bridge Loan Agreement and the Notes, on June 21, 2002, RBio issued 782,602 five year warrants for common stock exercisable for $1.2321 per share, calculated based upon 25% of the principal and interest outstanding on the 2001 notes and 50% of the principal and interest outstanding on the 2002 notes payable as of June 21, 2002, divided by $1.2321 per share (the purchase price per share paid for the Series G Stock). In connection with the Merger of RBio and ReGen, these warrants were assumed by the Company. Subsequent to the merger, the warrants became exercisable for 2,151,765 shares of ReGen Common Stock at a price of $0.43 per share. In accordance with the terms of the Bridge Loan Agreement and the Notes, the exercise price and number of shares exercisable under the warrants was not known until the consummation of the Series G financing. Therefore, no value had previously been assigned to the warrants or the beneficial conversion feature of the Bridge Loan Agreement and the Notes. At June 21, 2002 the value of the warrants issued was established as $656,788 and the value of the beneficial conversion was established as $843,566. The sum of these amounts was recorded as a reduction of the borrowings outstanding (debt discount) and an increase in additional paid in capital on June 21, 2002. The warrants and beneficial conversion are fully vested; therefore the entire amount of the debt discount was recorded as interest expense on June 21, 2002.

      The Series A Stock has rights and terms that provide for certain preferences in the event of liquidation to the common stock. Additionally, our Series A Stock has mandatory conversion features in certain circumstances including, but not limited to, a qualified offering that results in cash proceeds to us of at least $5,000,000 and assumes a minimum valuation of RBio of at least $25,000,000. The Series A Stock is redeemable at the option of the holder subject to certain conditions at any date from and after the date of the seventh anniversary of the issuance and delivery of the Series A Stock at the liquidation value.

Series C Financing

      On September 23, 2003 we completed the private placement of approximately 17,113,000 shares of Series C convertible preferred stock (the “Series C Stock”) and on September 30, 2003 we completed the private placement of approximately 5,133,000 shares of Series C Stock, resulting in proceeds, net of issuance costs including cash and non-cash consideration, of approximately $9,400,000. At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the common stock, and will automatically convert into common stock concurrent with the closing of a firm commitment underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000,000 in gross proceeds at a valuation of at least $50,000,000. The holders of Series C Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.

      The Series C Stock and Series A Stock are subject to Amended and Restated Registration Rights Agreements entered into as of September 23, 2003 and September 30, 2003 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register the common shares into which the Series C Stock and Series A Stock are convertible. We received notice from certain of the holders of the Series A Stock and the Series C Stock, representing approximately 33,953,717 shares, requesting that we register such shares pursuant to the terms of the Amended and Restated Registration Rights Agreements. The Company filed a registration statement on Form S-1, withdrew the Registration Statement on February 23, 2004 and is now filing this registration statement to register the shares. After this registration statement becomes effective, a total of an additional 3,590,787 shares of Series A Stock and Series C Stock will remain subject to the Registration Rights Agreements, and the Company has a continuing obligation to register the common stock into which such shares of Series A Stock and Series C Stock are convertible.

      In connection with the Series C Stock financing, we issued to the purchasers of the Series C Stock warrants to purchase an aggregate of up to approximately 2.1 million shares of our common stock. The Series C purchasers did not pay any additional consideration for the warrants. The warrants have a term of five years subject to a subsequent equity financing and an exercise price of $0.4481. The number of warrants, if any, that become exercisable is dependent upon the price per share of any subsequent equity financing occurring within eighteen months of the warrant issue date. In order for the warrants to become exercisable, there must be a subsequent equity financing at a price equal to or greater than $0.25 and less than $0.4881 per share. All of the warrants become exercisable if the subsequent equity financing price per share is greater than $0.25 and less than $0.40 and 50% of the warrants become exercisable if the subsequent equity financing price per share is equal to or greater than $0.40 but less than $0.4481. The warrants expire if a triggering event does not occur.

Common Stock Financing

      On April 19, 2004, ReGen completed the private placement of approximately 12,074,595 shares of common stock (“Privately Placed Common Stock”), resulting in proceeds of approximately $9,781,400, net of issuance costs of approximately $482,000.

      The Privately Placed Common Stock is subject to a Registration Rights Agreement (the “Common Stock Registration Rights Agreement”) entered into as of April 19, 2004 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register their shares of Privately Placed Common Stock. Pursuant to the terms of the Common Stock Registration Rights Agreement, if the Company proposes to register any of its capital stock under the 1933 Act, with certain exceptions, the Company shall give each holder of the Privately Placed Common Stock written notice of such registration. Upon the written request of any such holder, given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to certain limitations related to underwritten offerings, use commercially reasonable efforts to cause a registration statement to become effective under the 1933 Act covering all of the Privately Placed Common Stock that each holder has requested that it register. Pursuant to the terms of the Common Stock Registration Rights Agreement, the Company gave notice of its intention to use commercially reasonable efforts to cause a registration statement to be filed and received a written request from the holders of all of the shares (12,074,595) requesting that the Company register the shares. The Company is registering the Privately Placed Common Stock on this Registration Statement.

Stockholders’ Agreement

      Additionally, as of May 31, 2004, the holders of approximately 35.5% of our outstanding common stock on an as converted basis were parties to a stockholders’ agreement.

      Allen & Company Incorporated, Dr. Richard Steadman, M.D., Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Ventures Management and Centerpulse USA Holding Co. entered into the stockholders’ agreement, dated as of June 21, 2002, in connection with the merger between ReGen and RBio. The parties to the stockholders’ agreement agreed to vote all of their shares of capital stock of ReGen in favor of certain corporate actions, including but not limited to, maintaining ReGen’s board of directors at seven members, electing certain individuals to ReGen’s board, amending ReGen’s certificate of incorporation to increase the number of authorized shares of common stock of ReGen and amending ReGen’s by-laws.

      The parties to the stockholders’ agreement executed an amendment to the stockholders’ agreement on December 4, 2002 pursuant to which the parties released Allen & Company Incorporated from its obligations under the stockholders’ agreement. As a consequence, Allen & Company Incorporated is no longer a party to the stockholders’ agreement. Under the terms of the amended stockholders’ agreement, which became effective on November 26, 2002, Allen & Company Incorporated, as of the effective date, no longer shared voting power or dispositive power of any of our securities with any of the parties to the stockholders’ agreement.

Intellectual Property

      As part of our ongoing research, development and manufacturing activities, we have a policy of seeking patent protection. Although patents often are necessary to protect our technology and products, we believe that the lengthy FDA approval process and certain manufacturing processes are additional barriers to entry. Moreover, much of the proprietary technology and manufacturing processes developed by us reside in our key scientific and technical personnel and such technology and processes are not easily transferable to other scientific and technical personnel.

      We require our employees, consultants and advisors to execute nondisclosure agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees, and some consultants and advisors to agree to disclose and assign to us all inventions conceived during the work day, using our property or which relate to our business.

      We own and/or have exclusive rights to 21 U.S. patents, 74 international patents, and 13 pending applications. Of these patents and applications, 104 relate to the composition or application of our collagen scaffold technology and 4 relate to the SharpShooter device. Of our patents, the earliest to expire is US Patent No. 4,880,429, which expires July 20, 2007. The expiration dates of our material patents relating to the composition of our collagen scaffold technology and SharpShooter device range from July 20, 2007 to January 21, 2017. We will apply for the statutory patent term extensions that we are eligible for with regard to both a patent covering our collagen scaffold technology as well as a patent covering our SharpShooter device (potentially up to 5 years) in consideration for time spent in the regulatory process. In addition to our patents, we also own various trademarks protecting our corporate identity and product names.

      In April 1997, RBio entered into an assignment and royalty agreement with Dr. J. Richard Steadman, a member of our board of directors, and Modified Polymer Components, Inc. Pursuant to the agreement, Dr. Steadman and Modified Polymer Components, Inc. assigned, transferred and conveyed to RBio all right, title and interest in the SharpShooter and all legal rights to the SharpShooter. In consideration for the rights granted to RBio, RBio agreed to pay an up-front fee of $100,000 ($80,000 to Dr. Steadman and $20,000 to Modified Polymer Components, Inc.). Also in consideration for the rights granted to RBio pursuant to the agreement, RBio agreed to pay royalties to Dr. Steadman and Modified Polymer Components, Inc. For ten years after the first public announcement by the Company of the national launch of the SharpShooter in the U.S., RBio is obligated to pay Dr. Steadman royalties between 2.4% and 4.8% of net sales of the SharpShooter and is obligated to pay Modified Polymer Components, Inc. royalties between .6% and 1.2% of net sales of the SharpShooter. No further royalties will be due to either Dr. Steadman or Modified Polymer Components, Inc. on net sales made ten years after the national launch of the SharpShooter in the U.S. The assignment of rights under the agreement are irrevocable and can not be invalidated, rescinded or terminated except by another written agreement executed by the parties to each assignment. The remainder of the agreement expires ten years after the first commercial sale of a SharpShooter. The agreement may not be terminated except by mutual agreement of all of the parties.

      In August 1995, RBio entered into an exclusive license agreement with Dr. Shu-Tung Li. Pursuant to the agreement, Dr. Shu-Tung Li granted RBio an exclusive, worldwide, royalty-bearing right and license under certain patents and licensed technology to develop, manufacture or have manufactured, use, offer for sale, sell and import certain products relating to self expandable collagen implants designed to close and/or fill tissue voids, repair defects or augment soft tissue function. In consideration for the rights and licenses granted by the agreement, RBio was obligated to pay Dr. Shu-Tung Li a lump sum license fee in the amount of $250,000, agreed to pay Dr. Shu-Tung Li certain royalty payments and agreed to reimburse Dr. Shu-Tung Li up to $50,000 for certain costs incurred in connection with the filing, prosecution and maintenance of certain patents prior to the effective date of the agreement. The agreement expires on the later of 10 years from the date of the first commercial sale of a product covered by the agreement or the date that the last-to-expire patent among certain patents expires. RBio has the right to terminate the agreement, for any reason, upon 30 days prior written notice to Dr. Shu-Tung Li.

Revenues attributable to the U.S. and Foreign Countries

      In fiscal year 2001, approximately 78% of our revenues from customers were attributed to the U.S. and 22% were attributed to Switzerland. In fiscal year 2002, approximately 62% of our revenues from customers were attributed to the U.S. and 38% were attributed to Switzerland. In fiscal year 2003, approximately 23% of our revenues from external customers were attributed to the U.S. and 77% were attributed to Switzerland. Revenue is allocated based upon the location of the customer from a billing perspective.

Research and Development

      Research and development expense which includes the costs associated with our CMI clinical trial and related FDA submission activities in addition to costs associated with the development of new products, consisted of approximately $2,675,000 for the fiscal year ended December 31, 2003, $2,222,000 for the fiscal year ended December 31, 2002 and $2,125,000 for the fiscal year ended December 31, 2001.

      Our research and development activities are conducted through the use of internal and external resources. We engage outside consultants and academic research facilities for assistance with new product development. Additionally, we may license technology from third parties. We may, in the future, hire additional research and development employees. We plan to continue to use outside resources for product research. We also plan to continue to have relationships with prominent researchers and clinicians, some of whom have assisted in the development of our technology.

      We believe that our proprietary collagen scaffold and related technologies have the potential to be used for the treatment of various injuries and degeneration of other tissue structures such as the intervertebral disc of the spine and articular cartilage of degenerated joints. This technology may also be used as a carrier matrix for therapeutic agents for hard and soft tissue repair and regeneration applications, for introduction of growth or differentiation factors and genetic materials. These applications are in various stages of development from proof of concept to preparation for submission to the FDA.

      As advances in tissue regeneration and genetic engineering converge, we foresee opportunities to develop additional uses for our technologies. At this time, our collagen scaffold technology acts as a matrix for cell regeneration. In the future, however, it is possible that our collagen scaffold will be used in conjunction with advanced forms of cellular, genetic and molecular technology.

      In 2001, for cash management reasons, we intentionally reduced new product development in order to allocate all of our research and development funds to CMI, including the conduct of our CMI clinical trial in the U.S. and production of the CMI units for testing and quality purposes. We are currently allocating research and development funds primarily to those purposes, and to the design and develop a CMI for the lateral meniscus.

Third-Party Reimbursement

      In those countries where our products are approved for sale, we expect that sales volumes and prices of our products will continue to be influenced by the availability of reimbursement from third-party payors.

      The reimbursement process is comprised of the following three elements: (1) codes that describe the products and procedures; (2) coverage or the agreement by the payor to pay for the products and procedures; and (3) payment for the products and procedures.

      In general, it is important to assess the viability of device and procedure reimbursement early in the development and clinical process. If the new technology involves a new procedure, a unique CPT code may need to be obtained as well as appropriate assignment by Medicare to a payable facility APC code. The device associated with the procedure may also need to obtain an appropriate HCPC device. The primary assessment should focus on coding as well as the following:

•	Based on patient demographics for the procedure, who will the primary payor be (Medicare, private payor, workers’ compensation, etc)?

•	What type of clinical data will be necessary to secure payor coverage of the procedure?

•	Given the procedure’s complexity and resource use, what is an appropriate payment level?

•	How should the device be priced and will the expected facility payment levels cover the price?

      We are developing a reimbursement strategy that incorporates these considerations and defines the new technology’s coding, coverage and payment direction. The timeline for implementation of this strategy is driven by the FDA approval process. Once FDA clearance or approval has been obtained, unique procedure and product codes and their associated payment levels, as well as payor coverage of the technology, can be formally pursued.

Reimbursement for the SharpShooter

      The SharpShooter device is comprised of both disposable, one patient use parts as well as reusable parts. Payment for the disposable device component is typically incorporated into facility negotiated payor payment levels. The reusable portion is considered hospital capital equipment.

Reimbursement for the CMI

      Reimbursement is not currently available for the CMI in the U.S. Reimbursement is not typically made for products that are not FDA approved.

      Obtaining U.S. reimbursement for the CMI is expected to be a complex process. In the U.S., the CMI will be purchased by hospitals that are reimbursed by third-party payors. Such payors include governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care programs.

      Particularly in the U.S., third-party payors carefully review the prices charged for procedures and medical products. In addition, an increasing percentage of insured individuals are receiving their medical care through managed care programs, which monitor and often require pre-approval of the services that a member will receive.

      Three aspects of the CMI procedure increase the likelihood that insurance companies will provide favorable reimbursement:

•	Patients appear to receive a measurable clinical benefit within the 12 to 18 month timeframe desired by the insurers;

•	The expected price point of the CMI procedure will require less payment by the insurer than two or more partial meniscectomies or a joint replacement; and

•	We expect surgeons and patients to demand the CMI because the clinical results in a well-designed randomized trial appear positive, there are no apparent safety issues, and there is no alternative for regenerating meniscus tissue.

      We have retained the services of a national reimbursement consultant to refine and implement our reimbursement strategy. Implementation of this comprehensive strategy has begun and will continue through

FDA approval of the CMI, if approved, and product launch. The current strategy incorporates the following elements:

•	Physician Coding and Payment: We intend to support the application for a CPT code that will describe the procedure. This application will be filed following FDA approval. Preparation for this application has begun and includes:

•	Discussions with key orthopedic and arthroscopic society members regarding CMI coding; and

•	Evaluation of procedure time and complexity for use in assigning favorable payment levels for a new CPT code.

      At launch, we plan to support physician offices regarding procedure coding and payment.

•	Hospital Coding and Payment: We plan to work with Medicare in assigning the procedure and device to an appropriate hospital payment level. Assignment will occur following FDA approval of the CMI, if approved. Preparation for this process has begun and includes:

•	Review of current payment levels for similar procedures and products; and

•	Discussions with Medicare regarding the process for new procedure and device assignment and applicable codes.

      At launch, we plan to support hospitals regarding product and procedure coding and payment.

•	Payor Coverage: New products and procedures are assessed for coverage by third-party payors. We intend to educate these payors on the economic and clinical benefits of the implant and procedure just prior to and after FDA approval of the CMI, if approved. Surgeons with experience using the implants will assist with this education.

Manufacturing

      We use bovine tendon as a primary raw material for production of our collagen scaffold technology. We obtain our tendon material through a specialized supplier which sources the material based upon specifications defined by us. The bovine material is readily available through U.S.-based slaughterhouses.

      Our current CMI production capacity will require expansion in order to fulfill the production requirements suggested by our market and market penetration projections. In order to prepare for the U.S. launch of the CMI, production capacity expansion will require additional equipment and production personnel; calling for capital expenditures of approximately $750,000 prior to launch and incremental production expenses associated with the addition of approximately four full-time staff. Potential production requirements through approximately five-years after U.S. launch of the CMI will require additional equipment, production personnel and expansion of the current production facilities; calling for additional capital expenditures of approximately $3.5 million and expenses associated with the addition of approximately ten full-time staff. Current production facilities are leased through May 2006, with an option to extend the lease at then current market rates for an additional three years. In 2005, we will have access to contiguous production space, which would more than double the size of the current facility, which we believe will provide us with adequate production space to support required capacity through 2010.

      Given the nature of the production process involved in manufacture of the CMI, per unit production costs are highly variable in reverse proportion to the volume of production, i.e. per unit production costs decrease dramatically as production volume increases. Based upon our experience to date and our forecast production models, we believe we will be able to achieve production costs of approximately $250 to $350 per CMI at the time of U.S. launch, representing a range of approximately 7% to 10% of the projected retail sales price of the CMI.

      In late December 2003 the U.S. Department of Agriculture announced a diagnosis of bovine spongiform encephalopathy, also known as mad cow disease in an adult cow from Washington State. It was later learned that this cow was imported from Canada, and was old enough to pre-date the current U.S. restrictions on feed contents. This could raise public concern about the safety of using certain other animal-derived products, including the bovine tendon based material used in the CMI. The U.S. Department of Agriculture has indicated that human transmission of mad cow disease is limited to nervous system tissue such as the brain, spinal cord, retina, dorsal root ganglia (nervous tissue located near the backbone), distal ileum and the bone marrow. Additionally, the literature indicates that certain steps used in the manufacture of the CMI have a high probability of destroying any of the prions, or protein particles, believed to be responsible for mad cow disease, even if they were present in the tendon tissue. Currently, we obtain our supply of bovine tissue from the Achilles tendon of U.S. cows that are 24 months or younger in age and source the tendon material from a supplier under strict acquisition and processing guidelines, which are prescribed and audited by ReGen. Additionally, ReGen is pursuing a number of alternatives to further reduce any real or perceived risk associated with this matter, including, but not limited to the use of a “closed” U.S. based herd, or the use of Australian based herds to fill its supply requirements. However, we are still subject to risk resulting from public perception that the bovine collagen may be affected by mad cow disease. To date, we have not, as a result of concerns about mad cow disease, suffered any negative financial results or received any indication that such concerns could delay or prevent approval of the CMI by the FDA. However, should public concerns about the safety of bovine collagen or other cow-derived substances increase, as a result of further occurrences of mad cow disease or for any other reason, we could suffer a loss of sales or face increased risks to obtaining FDA approval. This could have a material and adverse affect on our financial results.

      The SharpShooter includes several components, all of which are manufactured by third parties. We oversee the manufacturing and coordinate the supply of these components from our Redwood City, California production facility. Given the resources available to us, we have historically relied upon a limited number of third party manufacturers. Following the receipt of products at our facility, we conduct inspection, packaging and labeling operations. For products distributed in a sterile package, sterilization is performed by contract vendors.

      We sell the SharpShooter components to our distributor at prices which approximate our cost, and we receive royalties on the quarterly net sales of our distributor at rates ranging from 10% to 12%.

Raw Materials

      We purchase a variety of materials for use in the manufacture of the CMI and SharpShooter products. We generally maintain approximately a six month stock of most of these raw materials.

      In several cases we rely on a single vendor to supply critical materials or components. All of these materials and components can currently be obtained by alternative suppliers, subject to the time and other resources required to initiate new vendor relationships.

      We believe that at this time all materials are readily available.

Competition

      The orthopedic industry as a whole is highly competitive. We are an orthopedic product company with an emphasis on soft tissue regeneration and there are currently no known competitors with tissue regrowth products, either approved for sale or in human clinical trials, for the meniscus of the human knee.

      The primary competition for our CMI product abroad, and upon FDA approval if granted, consists of procedure based approaches to repair a patient’s torn or damaged meniscus. There are three primary procedures that address the damaged meniscus: (1) the partial meniscectomy, (2) tissue repair and (3) the allograft. We do not believe that we currently compete with the tissue repair or allograft procedures. Although we believe that we compete with the partial meniscectomy procedure, which involves the surgical removal of a portion of the patient’s torn or damaged meniscus, we believe that the CMI offers the following benefits compared to the partial meniscectomy procedure:

•	Support of natural regeneration of tissue;

•	Minimized degenerative changes;

•	Increased patient activity levels; and

•	Maintenance of joint stability.

      The CMI is not competitive with products that patch or repair articular cartilage. Several companies are currently developing an approach to repairing articular cartilage that has a different function and location than the meniscus. We believe that as companies develop these technologies, they will find that it is increasingly more important to repair the damaged meniscus in order for their products to have successful long term outcomes. We believe that this will further enhance the adoption of the CMI.

      The Company is not aware of any ongoing clinical trial designed to develop a competing meniscus implant. Furthermore, due to the high load capacity of the meniscus, no other collagen or synthetic material of which we are aware has adequate physical properties to be used for this application.

      The primary competition for the SharpShooter consists of Linvatec’s Zone Specific and other similar instruments used in the “inside out” suture repair technique, and Smith & Nephew’s FasT-Fix and a number of other similar instruments used in the “all inside” suture repair technique. “Inside out” suture repair remains the most reliable procedure for suture repair of a torn meniscus, but new devices, such as the FasT-Fix are making the “all inside” technique more reliable. The “all inside” technique, together with these new devices have the potential to decrease surgical time and increase the number of repair procedures performed. In some cases, the “all inside” type devices do not allow the surgeon to access certain locations of the meniscus, which can be accessed and repaired using an “inside out” technique. We believe the SharpShooter has certain advantages over other “inside out” devices, primarily related to the gun-like handle and attachable cannula that allow the surgeon to direct the sutures into various locations of the meniscus and control the advancement of the suture.

Credit Agreements

      Centerpulse has provided us debt financing pursuant to two Credit Agreements. To secure our obligations under the Credit Agreements, we have granted Centerpulse a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. In the event we, without the written consent of Centerpulse, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Centerpulse may, at its option, accelerate the maturity of the debt. As of December 31, 2003, we owed approximately $7.0 million under these credit facilities. The credit agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock.

Government Regulation

U.S.

      Our products are regulated by the FDA under the federal Food, Drug and Cosmetic Act, as well as other federal, state and local governmental authorities and similar regulatory agencies in other countries. The FDA permits commercial distribution of a new medical device only after it has met the established regulatory compliance guidelines. In general, the FDA will clear marketing of a medical device through the 510(k) premarket notification process if it is demonstrated that the new product is substantially equivalent, in terms of safety and intended use, to certain 510(k) cleared products which are already commercially available and legally sold on the market. The SharpShooter has been cleared through the 510(k) premarket notification system and we are currently focusing on additional potential 510(k) product submissions for our other technologies.

      The Pre-market Approval, or PMA, process is lengthier and more burdensome than the 510(k) premarket notification process. The PMA Approval process generally requires detailed animal and clinical studies, as well as manufacturing data and other information. If clinical studies are required by the FDA, an

Investigational Device Exemption, or IDE, is required to conduct such studies. An IDE restricts the investigational use of the device to a limited number of investigational sites, investigators and patients. Its purpose is to provide human clinical data to support the safety and efficacy of the device. FDA approval of a PMA indicates that the FDA concurs that a device has been scientifically proven to be safe and effective for its intended use, through the review of extensive pre-clinical and clinical data included in the submission. We expect to submit the PMA for the CMI to the FDA shortly after the completion, in the fourth quarter of 2004, of the two-year clinical follow-up exams relating to the CMI.

      We have analyzed the products considered by the FDA’s Orthopedic Panel in the last five years. Of the 13 products considered, 11 were approved. Based on our analysis of the Panel’s decisions, it appears that the Panel emphasized:

•	Safety;

•	Potential patient benefit; and

•	Options provided to the surgeon.

International

      We obtain required regulatory approvals and comply with extensive regulations governing product safety, quality, manufacturing and reimbursement processes in order to market our products in foreign markets. These regulations vary significantly from country to country and with respect to the nature of the particular medical device. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in the U.S., and requirements for such approval may differ from FDA requirements.

      All of the Company’s products sold internationally are subject to appropriate foreign regulatory approvals. In order to market our devices in the member countries of the European Union, we are required to comply with the Medical Device Directive and obtain CE Mark Certification. CE Mark Certification is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Device Directives. Under the Medical Device Directive, all medical devices must qualify for CE Marking.

      The Company’s products are manufactured in compliance with ISO 9001, EN 46001 and U.S. Quality System Regulations.

Employees

      As of March 31, 2004, we had 17 employees, 2 of which were part-time employees. We have no unionized employees, and do not have any collective bargaining agreements. We believe our relationship with our employees is good.

Properties

      We do not own any real estate or improvements. Our corporate offices and production facility are located in Franklin Lakes, New Jersey, in approximately 2,700 square feet of leased space, and Redwood City, California in approximately 15,021 square feet of leased space. We have subleased 8,258 square feet of the 15,021 square feet in Redwood City, CA.

      Our facilities are adequate for present operations.

Legal Proceedings

      We are a defendant from time to time in lawsuits incidental to our business. We are not currently subject to, and none of our properties are subject to, any material legal proceedings.

MANAGEMENT

Directors

      Gerald E. Bisbee, Jr., Ph.D., 61, (President and Chief Executive Officer from 1989 to 1997 and from 2002 to present, Chairman of the Board from 1989 through 1997, and December 2000 to present, and director since 1989). Prior to joining us, Dr. Bisbee was chairman and CEO of APACHE Medical Systems, Inc., a company providing clinical trial and FDA advisory services to device and pharmaceutical companies, and an industry-leading information management system for high-cost, high-risk patients. In 1988, Dr. Bisbee became Chairman and CEO of Sequel Corporation, an orthopedic rehabilitation practice management and manufacturing company. Dr. Bisbee holds a Ph.D. from Yale University in chronic epidemiology with an emphasis in muscular-skeletal disease. His dissertation is part of the development of Diagnostic Related Groups, or DRGs. Dr. Bisbee is a co-author of the first national orthopedic study entitled, Musculoskeletal Disorders: Their Frequency of Occurrence and Their Impact on the Population of the U.S. He also holds an M.B.A. in finance and health care systems from University of Pennsylvania’s Wharton School. Dr. Bisbee is also a director of Cerner Corporation.

      J. Richard Steadman, MD, 66, (Director since 2002), Dr. Steadman conducts an orthopedic surgery practice at the Steadman Hawkins Clinic in Vail, Colorado, and is globally recognized for his expertise in sports medicine, surgery and rehabilitation. Dr. Steadman has served as a director of our Company since 1990. Dr. Steadman has received numerous national and international awards including the Albert Trillat Award for Excellence in Knee Research from the International Society for the Knee, the H. Edward Cabaud Memorial Award for Knee Research from the American Orthopedic Society for Sports Medicine, and the highly prestigious GOTS-Beiersdorf (Germany) Prize. He is also a member of the U.S. Ski Hall of Fame. Dr. Steadman holds a BS in Biology (pre-med) from Texas A&M and an M.D. from the University of Texas, Southwestern Medical School. He completed his Orthopedic Surgery Residency at Charity Hospital (LSU) in New Orleans. Pursuant to the Stockholders’ Agreement, dated June 21, 2002, by and between Dr. Richard Steadman, M.D., Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Ventures Management and Centerpulse USA Holding Co. and amended, effective November 26, 2002, the parties agreed to vote their shares in favor of initially electing Dr. Steadman to the Board of Directors.

      Robert G. McNeil, Ph.D., 60, (Director since 2002), Dr. McNeil is a general partner of Sanderling Ventures and has over twenty-five years experience as an active investor and management participant in seed and early-stage biomedical companies. Dr. McNeil has served as a director of our Company since 1990. He founded Sanderling Ventures in 1979. Dr. McNeil was a seed-stage investor in Advanced Cardiovascular Systems, Inc. and Venitrex, Inc., two privately-held medical device companies. He was a founder, Chief Executive Officer and Chairman of CoCensys, the Chief Executive Officer and Chairman of Acea, and the Chairman of Peregrine Pharmaceuticals, a publicly-held company. Dr. McNeil earned his Ph.D. in the fields of molecular biology, biochemistry and genetics from the University of California, Irvine. Following his graduation, he pursued a long-time interest in investing by joining Shuman Agnew & Co., a San Francisco investment firm, where he worked as a portfolio manager and investment analyst. Dr. McNeil serves on the board of directors of one other public company, Ista Pharmaceuticals, Inc.

      Richard Fritschi, 44, (Director since 2002), Mr. Fritschi is the President of Centerpulse Orthopedics Ltd., a Zimmer Company. Previously, he served as Deputy to the President of the Joint and Fracture Care unit of Sulzer Medica. Since joining Sulzer Medica in 1991, Mr. Fritschi has served as Vice President of Finance and managed Centerpulse operations in several European countries. In 1999 he became General Manager Markets, responsible for the worldwide sales for the Joint and Fracture Care business. Mr. Fritschi is also a director of Centerpulse Orthopedics Ltd.

      Alan W. Baldwin, 67, (Director since 2000, Chairman of Audit Committee since 2002), Mr. Baldwin is presently President of Alcore, Inc., a division of the McGill Corporation. Alcore is a manufacturer of aluminum based products for use in the aircraft industry. Prior to joining Alcore, Mr. Baldwin was the Chief Executive Officer of CopperGlass Optical Solutions, Inc.; and director of Wren Associates, Ltd. Mr. Baldwin is a graduate of the U.S. Military Academy at West Point, New York and received his Masters Degree in engineering and mathematics from the University of Alabama.

      Abhi Acharya, Ph.D., 63, (Director since May 2003), Dr. Acharya served at the Office of Device Evaluation, Center for Devices and Radiological Health, FDA from 1977 to 1993 holding a variety of positions including Director, Division of Cardiovascular, Respiratory and Neurological Devices, and Chief of Surgical Devices Branch. Most recently, Dr. Acharya served as Senior Vice President, Regulatory Affairs, Quality, Clinical Research of EndoTex Interventional Systems, Vice President, Regulatory Affairs, Quality Assurance and Clinical Research of Target Therapeutics, Inc. and Senior Technical Advisor at Biometric Research Institute, Inc. Dr. Acharya has authored numerous publications, and he has received the FDA Award of Merit, the Commendable Service Award, and the Commissioner’s Special Citation. He earned his M.S. and Ph.D. in Biomedical Engineering from Northwestern University and a B.S. in Metallurgical Engineering from the Indian Institute of Technology.

      William R. Timken, 69. (Director since 2004), Mr. Timken is an active healthcare investor with a focus on medical technology and biotech, and he has been a valued investor and advisor to ReGen Biologics since 1992. Mr. Timken was a founding partner of Hambrecht & Quist in 1968 and retired in 1999 as its Vice Chairman. During his forty-two year career as a securities industry executive, Mr. Timken has been involved in bringing to market and capitalizing companies such as Genentech, Apple and Netscape. He has served on the Blair Academy Board of Trustees since 1981, where he was elected Chairman in 2001. Mr. Timken is a graduate of Colby College.

Executive Officers

      Gerald E. Bisbee, Jr., Ph.D., 61, Chairman, President and Chief Executive Officer. See description above.

      John Dichiara, 50, Senior Vice President Clinical and Regulatory Affairs, has over fifteen years experience in the orthopedics industry. Before joining our Company in 1999, he was the Director of Clinical Affairs at Howmedica Osteonics, Inc. where he was responsible for the integration of the clinical departments of both companies after the acquisition by Stryker, Inc. Prior to that time, he worked for the Howmedica Division of Pfizer Medical Technology from 1984 to 1998 in a series of increasingly responsible positions in Research and Development and Regulatory Affairs. As Director of Regulatory Affairs and Public Policy he was responsible for worldwide regulatory approvals for Howmedica’s orthopedic, craniomaxillofacial and neurological products. He holds a B.A. in biological science from Columbia College.

      William G. Rodkey, DVM, 57, Vice President of Scientific Affairs since February 1997. Since July 1991, he has served as Director of Basic Science Research and Educational Consultant at the Steadman Hawkins Sports Medicine Foundation and prior to that time was Chief of the Military Trauma Division for Letterman Army Institute of Research. Having conducted research regarding surgical care of trauma victims and authored numerous publications, he received the Albert Trillat Award for Excellence in Knee Research from the International Society for the Knee and twice the H. Edward Cabaud Memorial Award for Knee Research from the American Orthopaedic Society of Sports Medicine. He holds a D.V.M. from Purdue University School of Veterinary Medicine and completed his surgery residency at the University of Florida. He is board certified as a Diplomat of the American College of Veterinary Surgeons.

      Brion D. Umidi, 41, Senior Vice President, Chief Financial Officer and Chief Accounting Officer, joined our Company in July 2002. Prior to joining our Company, Mr. Umidi was the founder and President of Umidi + Company, Inc., which provides professional accounting and financial management services to growing companies. Mr. Umidi acted as a contract CFO for us since 2000. Prior to starting Umidi + Company, Mr. Umidi was the CFO, Vice President of Finance and Administration, and Treasurer of APACHE Medical Systems, Inc. Mr. Umidi is a former commercial finance loan officer with the Mercantile Safe Deposit and Trust Company in Baltimore, Maryland and a former auditor with MNC Financial, Inc. in Baltimore. He received his Bachelor of Business Administration from Loyola College in Baltimore, where he majored in accounting and finance.

Director Compensation

      Directors are entitled to reimbursement of expenses for attending each meeting of the Board and each meeting of any committee. The directors elected not to receive cash compensation for the fiscal year 2003.

      Currently, our directors who are not also our employees are eligible to participate in our Non-Employee Director Stock Option Plan, as amended and restated effective January 31, 2003. A committee, composed of the Chairman of our Board and such other employee members of the Board who the Chairman may select to assist him, is responsible for administering the plan. Pursuant to the plan as currently in effect, the timing of grants and the number of underlying shares to be awarded are as determined by the Committee. The exercise price of the options and the vesting schedule are specified by the committee at the time of grant and set forth in each option agreement. Stock options granted under this plan have a term of ten years from the date of grant. The Company currently has reserved 1,500,000 shares of our common stock for issuance under this plan, although the Board has proposed and approved an amendment to the plan to increase the number of shares available for issuance by 1,000,000 from 1,500,000 to 2,500,000, which has been submitted to the shareholders of the Company for approval. The plan may be terminated by the Board at any time. Upon the occurrence of a change of control, as defined in the plan, all outstanding unvested options under the Non-Employee Director Stock Option Plan immediately vest.

      Non-employee directors are also entitled to stock option grants under our Non-Employee Director Supplemental Stock Option Plan, which became effective as of January 1, 1999 and was amended and restated effective January 31, 2003. Pursuant to this plan, 500,000 shares of our common stock are issuable to individuals who are non-employee members of the Board on the date of the grant. The supplemental plan is administered by a committee composed of at least two non-employee directors. The exercise price of the options is to be at least the fair market value of our common stock on the date of grant. Stock options granted under the plan have a term and vest as set forth in each option agreement. The plan may be terminated by the Board at any time. Upon the occurrence of a change in control, all outstanding unvested options under the Non-Employee Director Supplemental Stock Option Plan immediately vest.

EXECUTIVE COMPENSATION

      The following table summarizes, for the last three fiscal years, the compensation paid to or earned by our Chief Executive Officer and our four other highest paid executive officers serving as such as of December 31, 2003.

				All Other Compensation

				Number of
		Annual Compensation		Securities	Long Term
	Fiscal Year			Underlying	Compensation
Name and Principal Position	Ended	Salary($)	Bonus($)	Options(#)	Awards($)

Gerald E. Bisbee, Jr., Ph.D.	2003	$275,000	$68,750	1,020,662	—
Chairman and Chief Executive	2002	$275,000	—	1,250,000	—
Officer	2001	$275,000	—	—	—
John Dichiara	2003	$175,000	$35,000	230,515	—
VP, Clinical Regulatory and	2002	$168,780	$30,500	356,213
G&A	2001	$159,000	$24,000	192,465	—
William Rodkey, D.V.M	2003	$157,237	$31,578	185,465	—
VP, Scientific Affairs	2002	$149,659	—	282,485
	2001	$142,658	—	—	—
Brion Umidi	2003	$175,000	$35,000	256,739	—
VP, Chief Financial Officer	2002	$80,208	—	818,638
	2001	—	—	82,485	—

OPTION GRANTS

      The following table shows information with respect to grants of options to the indicated executive officers for the fiscal year ended December 31, 2003.

						Potential
						Realizable
	Individual Grants					Value at Assumed
						Annual Rates of
	Number of	Percent of				Stock Price
	Securities	Total Options				Appreciation for
	Underlying	Granted to	Exercise		Market Price	Option Term(1)
	Options	Employees in	Price	Expiration	on Date of
Name	Granted	Period	($/SH)	Date	Grant	0%	5%	10%

Gerald E. Bisbee, Jr. Ph.D.	1,020,662	51.4%	$0.45	10/01/2013	$0.64	$193,926	$315,905	$503,043

John Dichiara	230,515	11.6%	$0.45	10/01/2013	$0.64	$43,798	$71,347	$113,612

William Rodkey, D.V.M	185,465	9.3%	$0.45	10/01/2013	$0.64	$35,238	$57,403	$91,408

Brion Umidi	256,739	12.9%	$0.45	10/01/2013	$0.64	$48,780	$79,463	$126,536

(1)	Amounts reflect certain assumed rates of appreciation set forth in the Securities and Exchange Commission’s executive compensation disclosure rules. Actual gains, if any, on stock options exercised will depend on future performance of our common stock. No assurance can be given that the amounts reflected in these columns will be achieved.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

      The following table provides information regarding stock options held by the indicated executive officers as of December 31, 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options
	Number of		Options at End of		at End of Fiscal Year
	Shares		Fiscal Year (#)		($)(1)
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Gerald E. Bisbee, Jr., Ph.D.	—	—	3,221,728	1,485,969	$1,528,853	$889,289

John Dichiara	—	—	866,635	269,993	$468,312	$151,636

William Rodkey, D.V.M	—	—	637,564	256,559	$332,266	$151,500

Brion Umidi	—	—	943,317	317,040	$701,317	$181,136

(1)	Value is calculated by subtracting the exercise price per share from the last reported market price at December 31, 2003 and multiplying the result by the number of shares subject to the option.

Executive Employment Contracts

      On June 21, 2002, in connection with the merger of Aros Corporation and ReGen Biologics, Inc., Gerald E. Bisbee, Jr., Ph.D. became our President and Chief Executive Officer. In September 1998, we entered into an employment agreement with Dr. Bisbee, as amended in March 2004, which provides for consecutive one year terms of employment which may be terminated by either party with 90 days prior written notice. According to the terms of the amended employment agreement, we will pay Dr. Bisbee a base salary of $275,000 per year, which was increased to $283,250, effective January 1, 2004, and the compensation committee of the Board, or the full Board acting in its place, will annually review the base salary amount. Dr. Bisbee is also eligible, based on achievement of certain performance objectives, to receive an annual bonus of up to 25% of his base salary amount. and is entitled to severance pay equal to 9 months salary plus benefits. If Dr. Bisbee is terminated without cause or is involuntarily terminated due to a change in control, he is entitled to severance pay equal to 12 months salary and benefits.

      In March 2004, we entered into an employment agreement with Brion D. Umidi, the provisions of which are deemed to have been in effect as of July 2002. The agreement provides for consecutive one year terms of employment and according to the terms of the employment agreement, Mr. Umidi’s base salary is $175,000 per year which was increased to $180,250 effective January 1, 2004, and the compensation committee of the Board, or the full Board acting in its place, will annually review the base salary amount. If Mr. Umidi is terminated without cause or a change in control results in his involuntarily termination, he is entitled to severance pay equal to 6 months salary plus benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock and preferred stock as of May 31, 2004 by:

•	each person we know to beneficially own more than 5% of our voting stock,

•	each director and nominee for director,

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation,” and

•	all of our directors, nominees for directors and executive officers as a group.

      As of May 31, 2004, there were 41,621,068 shares of common stock outstanding. The number of shares of Series A and Series C preferred stock outstanding on May 31, 2004 was 37,383,029 shares. Except as noted, all information with respect to beneficial ownership has been furnished by the respective director, executive officer or beneficial owner of more than 5% of our common stock, or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the common stock has been determined for this purpose in accordance with the Securities Exchange Act of 1934, as amended, which provides, among other things, that a person is deemed to be the beneficial owner of the common stock if that person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within sixty days. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with Securities and Exchange Commission reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of the common stock. Unless otherwise indicated below, the address of those identified in the table is ReGen Biologics, Inc., 509 Commerce Street, 1st Floor, East Wing, Franklin Lakes, NJ 07417.

	Number of	Percentage of
	Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

Robert McNeil, Ph.D.(1)	22,527,012	27.84%

Sanderling Ventures(2)(15)	21,664,079	26.99%

Centerpulse USA Holding Co.(3)(15)	6,051,972	7.59%

L-R Global Partners, L.P.; L-R Global Fund, Ltd.(4)	5,051,524	6.39%

Gerald E. Bisbee, Jr., Ph.D.(5)	4,633,664	5.60%

J. Richard Steadman M.D.(6)(15)	3,659,798	4.60%

Brion D. Umidi(7)	1,003,231	1.25%

William R. Timken(8)	752,613	*

John Dichiara(9)	912,439	1.14%

William Rodkey D.V.M.(10)	702,791	*

Richard Fritschi(11)	265,764	*

Alan W. Baldwin(12)	235,784	*

Abhi Acharya, Ph.D.(13)	114,374	*

All Directors and Executive Officers as a Group (ten persons)(14)	34,807,470	39.01%

*	Represents less than 1% of our outstanding stock

(1)	Includes 604,718 shares of our common stock issuable upon the exercise of vested options and 18,481 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of May 31, 2004.

Also includes 21,664,079 shares of common stock beneficially owned by Sanderling Ventures. Dr. McNeil is a general partner of Sanderling Ventures and disclaims any beneficial ownership of the shares of Sanderling Ventures except to the extent of his pecuniary interest in Sanderling Ventures arising from his role as a general partner. The address of Dr. McNeil is c/o Sanderling Ventures, 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(2)	Includes 1,253,380 shares of common stock issuable upon exercise of vested warrants. Includes 15,774,567 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. Sanderling Ventures’ stock ownership is divided among nine related entities: Sanderling Venture Partners IV Co — Investment Fund, L.P., Sanderling IV Biomedical Co — Investment Fund, L.P.; Sanderling Venture Partners V Co — Investment Fund, L.P.; Sanderling V Limited Partnership; Sanderling V Beteiligungs GmbH and Co. KG; Sanderling Venture Partners II, L.P.; Sanderling Ventures Limited, L.P.; Sanderling V Biomedical Co-Investment Fund, L.P.; and Sanderling V Ventures Management. All of these entities are limited partnerships except for Sanderling V Venture Management. Every general partner of the limited partnerships, including Dr. McNeil, would be deemed a beneficial owner of these shares under the securities laws. Dr. McNeil is also a beneficial owner of Sanderling Ventures Management V. Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger share voting and investment control of the shares held by the Sanderling entities. The address of Sanderling Ventures is 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(3)	Includes 779,082 shares of common stock issuable upon exercise of vested warrants. Includes 1,466,633 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. Centerpulse is a Swiss corporation. The board of directors of Zimmer, Inc. through J. Raymond Elliott, James T. Crines and David C. Dvorak has voting and investment control of the securities held by Centerpulse USA Holding Co. The address of Centerpulse is c/o Chad F. Phipps, esq., 345 East Main Street, Warsaw, IN 46580.

(4)	Includes 3,347,467 shares of our preferred stock held by L-R Global Partners LP which are convertible into shares of our common stock on a one-for-one basis and 1,115,822 shares of our preferred stock held by L-R Global Fund, Ltd. which are convertible into shares of our common stock on a one-for-one basis. J. Murray Logan and Don LaGuardia share voting and investment control of the shares held by L-R Global Fund, Ltd. and L-R Global Partners LP. The address of L-R Global Partners, L.P. and L-R Global Fund Ltd. is 320 Park Avenue, 28(th) Floor, New York, NY 10022.

(5)	Includes 3,409,121 shares of our common stock issuable upon the exercise of vested options, 74,543 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of May 31, 2004 and 325,000 shares of our common stock issuable upon the exercise of vested warrants.

(6)	Includes 1,271,806 shares of our common stock issuable upon the exercise of vested options and 47,025 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of May 31, 2004. Includes 111,582 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis.

(7)	Includes 982,194 shares of our common stock issuable upon the exercise of vested options and 15,460 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of May 31, 2004. Mr. Umidi has the sole power to vote or direct the vote of and dispose or direct the disposition of 987,667 of the shares. Mr. Umidi has shared power with Greta Umidi to vote or direct the vote of and dispose or direct the disposition of 5,000 of the shares.

(8)	Includes 223,164 shares of our preferred stock which are convertible into shares of our common stock on a one-for-one basis held by The Timken Living Trust U/ A/ D 9/14/9 and 18,481 shares of our common stock issuable upon the exercise of options exercisable within 60 days, which are held by Mr. Timken individually.

(9)	Includes 899,407 shares of our common stock issuable upon the exercise of vested options and 13,032 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of May 31, 2004.

(10)	Includes 669,656 shares of our common stock issuable upon the exercise of vested options, 12,764 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of May 31, 2004, 1,325 shares of our common stock issuable upon the exercise of vested warrants, and 5,298 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis.

(11)	Includes 247,283 shares of our common stock issuable upon the exercise of vested options and 18,481 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of May 31, 2004. Mr. Fritschi has agreed to transfer these shares to Centerpulse and the Company has made the necessary provisions to allow for such transfer. Mr. Fritschi therefore disclaims any beneficial ownership of these shares. The address of Mr. Fritschi is c/o Centerpulse Orthopedics Ltd., Speerstrasse 18, 8942 Oberrieden, Switzerland.

(12)	Includes 217,303 shares of our common stock issuable upon the exercise of vested options and 18,481 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of May 31, 2004. The address of Mr. Baldwin is c/o Alcore, Inc. 1502 Quarry Drive, Edgewood, MD 21040.

(13)	Includes 95,893 shares of our common stock issuable upon the exercise of vested options and 18,481 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of May 31, 2004.

(14)	Includes 623,199 shares of our common stock, which Dr. McNeil may acquire pursuant to options, which are exercisable within 60 days of May 31, 2004, 3,483,664 shares of our common stock, which Dr. Bisbee may acquire pursuant to options, which are exercisable within 60 days of May 31, 2004, 1,318,831 shares of our common stock, which Dr. Steadman may acquire pursuant to options, which are exercisable within 60 days of May 31, 2004, 235,784 shares of our common stock, which Mr. Baldwin may acquire pursuant to options, which are exercisable within 60 days of May 31, 2004, 265,764 shares of our common stock, which Mr. Fritschi may acquire pursuant to options, which are exercisable within 60 days of May 31, 2004, 114,374 shares of our common stock, which Dr. Acharya may acquire pursuant to options, which are exercisable within 60 days of May 31, 2004, 997,654 shares of our common stock, which Mr. Umidi may acquire pursuant to options, which are exercisable within 60 days of May 31, 2004, 912,439 shares of our common stock, which Mr. Dichiara may acquire pursuant to options, which are exercisable within 60 days of May 31, 2004, and 682,420 shares of our common stock, which Dr. Rodkey may acquire pursuant to options, which are exercisable within 60 days of May 31, 2004. Includes 15,774,567 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis for Sanderling Ventures, of which Dr. McNeil is a general partner, 111,582 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Dr. Steadman and 5,298 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Dr. Rodkey. Includes 18,481 shares of our common stock, which Mr. Timken may acquire pursuant to options, which are exercisable within 60 days.

(15)	As a result of the Stockholders’ Agreement, dated June 21, 2002, by and between Allen & Company, Dr. Richard Steadman, M.D., Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Ventures Management and Centerpulse USA Holding Co. and amended, effective November 26, 2002 to release Allen & Company, the parties to the Stockholders’ Agreement may be deemed to be acting as a group with regard to our common stock that is beneficially owned by each of them. The aggregate amount beneficially owned by the parties to the Stockholders’ Agreement is 31,375,849, or 38.10%, of the issued and outstanding capital stock of the Company. Each of the parties to the Stockholders’ Agreement disclaims beneficial ownership of the shares beneficially owned by the others.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Our flagship product, the Collagen Meniscus Implant, or CMI, is distributed by the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”) under a distribution agreement that allowed Centerpulse to exclusively distribute the CMI outside the U.S. as long as certain minimum sales are realized.

      In May 2003, Centerpulse agreed to be acquired by Smith & Nephew PLC and, subsequently, Zimmer announced a proposal to acquire Centerpulse. In August 2003, Centerpulse agreed to accept the Zimmer offer and on October 2, 2003 Zimmer announced the completion of its exchange offers, which resulted in Zimmer beneficially owning 98.7% of the issued Centerpulse shares. Richard Fritschi, one of the Company’s current directors, serves as the President of Centerpulse Orthopedics Ltd.

      In 2003 Centerpulse was obligated to sell a minimum of 800 CMIs. On February 5, 2004 Centerpulse delivered its final sales report for the calendar year ended December 31, 2003. This report indicated that Centerpulse failed to meet the minimum sales requirements. According to the terms of the distribution agreement with Centerpulse, we had 45 calendar days from receipt of the final sales report to exercise the options provided to us in the agreement. We have elected to amend the distribution agreement to make the distribution rights to the CMI held by Centerpulse non-exclusive. Pursuant to the terms of the distribution agreement, this election took effect as of April 17, 2004.

      Our distribution agreement with Centerpulse includes a cost reimbursement agreement. The cost reimbursement agreement provides that Centerpulse shall bear the costs pertaining to the CMI to the extent necessary and directed toward obtaining regulatory approval for the CMI in any country other than the U.S. Such costs shall include the costs of conducting clinical studies, preparing and pursuing regulatory submissions up to the point of obtaining regulatory approval. Additionally, to the extent that we incur expenses for the distribution, marketing and sale of the CMI in accordance with mutually agreed plans or upon approval of such expense by Centerpulse, Centerpulse is obligated to reimburse us. For the year ended December 31, 2003 we were entitled to reimbursement of approximately $90,000 in developmental costs. For the year ended December 31, 2002 we were entitled to reimbursement of approximately $66,000 in developmental costs. For the year ended December 31, 2001, we were entitled to reimbursement of approximately $74,000 in developmental costs, all of which has been received year to date.

      In addition to the distribution arrangements described above, Centerpulse has provided us debt financing pursuant to two Credit Agreements. To secure our obligations under the Credit Agreements, we have granted Centerpulse a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. In the event we, without the written consent of Centerpulse, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Centerpulse may, at its option, accelerate the maturity of the debt. As of December 31, 2003, we owed approximately $7.0 million under these credit facilities. The Credit Agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock. Pursuant to the terms of the agreement between the Company and Centerpulse, the Company’s debt obligations pursuant to the Credit Agreements will not be accelerated as a result of the Company’s election to exercise its contractual right to convert the distribution agreement to a non-exclusive right.

      In April 1997, RBio entered into an agreement with J. Richard Steadman who is a member of our Board of Directors and Modified Polymer Components, Inc. to obtain an exclusive license to certain patent rights used in connection with the SharpShooter. RBio paid $100,000 in 1997 in license fees ($80,000 to J. Richard Steadman and $20,000 to Modified Polymer Components, Inc.). Such fees were charged to research and development expense as the related technology was considered by RBio to be in the development stage, and such technology had no alternative future use.

      Any future affiliated transactions will be made or entered into on terms that are no less favorable to the Company that those that can be obtained from unaffiliated third parties. Any affiliated transactions and any forgiveness of loans must be approved by a majority of the independent, disinterested members of the Company’s Board of Directors in compliance with Delaware law. The Company will maintain at least two independent directors on its board of directors.

SELLING STOCKHOLDERS

      Certain of the shares of common stock being offered by the selling stockholders will be issued upon conversion of convertible preferred stock. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time.

      The following table lists certain information with respect to these selling stockholders as follows: (i) each selling stockholder’s name, (ii) the number of outstanding shares of common stock beneficially owned by the selling stockholders prior to this offering (assuming that all of the preferred shares underlying those shares being registered have been converted to common stock); (iii) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the conversion and sale of all of the shares of the common stock offered by each selling stockholder. Except as noted, none of the selling stockholders have had any position, office, or other material relationship with the Company or any of the Company’s predecessors or affiliates within the past three years. Deutsche Bank AG London Branch is a broker-dealer. Vail Fishing Partnership, Bravo Colorado Music Festival Endowment, Mervyn Lapin Profit Sharing Plan and Trust and Mervyn Lapin, a dealer for Vail Securities Investment, Inc., are broker-dealers or broker-dealer affiliates. Vail Fishing Partnership, Bravo Colorado Music Festival Endowment and Mervyn Lapin Profit Sharing Plan and Trust purchased the shares being registered for resale in the ordinary course of business. There was no understanding with any of these broker-dealers or broker-dealer affiliates at the time of the initial purchase of the shares relating to the distribution of such shares. Deutsche Bank AG London Branch, Vail Fishing Partnership, Bravo Colorado Music Festival Endowment, Mervyn Lapin Profit Sharing Plan and Trust and Mervyn Lapin, a dealer for Vail Securities Investment, Inc., as broker-dealers or agents selling shares being registered by this prospectus, are each deemed to be an “underwriter” within the meaning of the Securities Act. As of May 31, 2004 there were 41,621,068 shares of common stock outstanding, 15,136,876 shares of Series A Stock outstanding and 22,246,153 shares of Series C Stock outstanding. After registration and conversion, assuming all shares being registered pursuant to this registration statement are converted to common stock, there will be 77,170,882 shares of common stock outstanding, 1,587,735 shares of Series A Stock outstanding and 245,480 shares of Series C Stock outstanding. The percentages in the following chart are based on the number of shares beneficially owned on May 31, 2004.

      The selling stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

      The following chart sets forth, to our knowledge, information about the selling stockholders as of May 31, 2004. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within 60 days after May 31, 2004 through the exercise or conversion of any stock option, warrant, preferred stock or other right. Unless otherwise indicated below, to our knowledge, all selling stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

	Shares of		Shares of Common Stock
	Common Stock	Shares of	Owned After the Offering
	Owned Before	Common Stock
	the Offering	to be Offered	(Number)	(Percent)

AG Funds, LP(1)(47)	1,176,471	1,176,471	0	*

	Shares of		Shares of Common Stock
	Common Stock	Shares of	Owned After the Offering
	Owned Before	Common Stock
	the Offering	to be Offered	(Number)	(Percent)

Alan J. Posnack(1)	58,824	58,824	0	*

Alexandra Slifer(1)(48)	21,765	21,765	0	*

Allen & Company Incorporated(2)(49)	2,901,220	1,050,696	1,850,524	2.38%

Amy Beth Gordon(3)	73,588	73,588	0	*

Angus MacNaughton(4)	281,411	28,136	253,275	*

ANNJMC LLLP(5)(50)	114,615	114,615	0	*

Arthur J. Berglund(1)	5,294	5,294	0	*

Arthur Rock 2000 Trust(6)(126)	1,297,843	608,202	689,641	*

RBC Dain Rauscher Custodian FBO Ben Krueger IRA(7)(131)	55,791	55,791	0	*

Bravo Colorado Music Festival Endowment Foundation(8)(51)	229,229	229,229	0	*

Charles Ho(7)(52)	111,582	111,582	0	*

Charles N. Blitzer(1)	294,118	294,118	0	*
Charles N. Blitzer Profit Sharing Plan Charles N. Blitzer UA dtd 01/01/2003 Charles N. Blitzer Trustee(7)(125)	223,164	223,164	0	*

Clay Shaw(1)	16,588	16,588	0	*

Clifford Illig(1)	35,294	35,294	0	*

Daniel E. Telleen(7)	11,158	11,158	0	*

David A. Gordon(10)	73,588	73,588	0	*

RBC Dain Rauscher Cust FBO David Gordon Contributory Roth (1)(53)	10,000	10,000	0	*

David Roberts(1)	411,765	411,765	0	*

Deutsche Bank AG London Branch(7)(54)	1,673,732	1,673,732	0	*

DJD Partners 10, LLC(1)(55)	117,647	117,647	0	*

Donald H. Welch & Shirley A. Welch JT TEN(1)(56)	10,000	10,000	0	*

Donald McMahan(11)	42,723	42,723	0	*

RBC Dain Rauscher Cust FBO Donald Pressley IRA(1)(57)	11,765	11,765	0	*

Doug Walker(1)	17,647	17,647	0	*

Douglas Landin(1)	11,765	11,765	0	*

Elizabeth A. Meyer trustee of the Elizabeth A. Meyer Living Trust 11/13/98(7)(127)	40,169	40,169	0	*

Elizabeth W. Slifer(7)	154,652	154,652	0	*

Eugene Mercy Jr.(1)	235,294	235,294	0	*

F. Warren Hellman & Patricia Christina Hellman as Trustees of the Hellman Family Revocable Trust(12)(58)	705,218	332,000	373,218	*

RBC Dain Rauscher Cust FBO Frederick J. Eck IRA(1)(59)	39,412	39,412	0	*

Gagnon Investment Associates(1)(60)	294,118	294,118	0	*

Gagnon Securities LLC(1)(61)	588,235	588,235	0	*

Gary C. Klein(13)	281,988	281,988	0	*

George A. Wiegers (7)	55,791	55,791	0	*

	Shares of		Shares of Common Stock
	Common Stock	Shares of	Owned After the Offering
	Owned Before	Common Stock
	the Offering	to be Offered	(Number)	(Percent)

Glenbrook Partners A Nevada Limited Partnership(14)(62)	582,713	58,262	524,451	*

RBC Dain Rauscher Cust FBO Graeme Doyle IRA(1)(63)	36,471	36,471	0	*

Gryphon Master Fund, LP(1)(64)	588,235	588,235	0	*

Hamilton B. Herman (1)	5,882	5,882	0	*

RBC Dain Rauscher Cust FBO Helen Hoffman IRA(1)(65)	40,000	40,000	0	*

Michael E. Herman Revocable TR 5/16/90(1)(66)	117,647	117,647	0	*

Lawrence C Horowitz & Leonore W. Horowitz TR the Horowitz Family TR U/A 6/1/89(1)(67)	123,529	123,529	0	*

Howard Berkowitz (15)	353,498	257,043	96,455	*

Hui Feng Cust Michael Mervyn Sheen Unif Transfers to Minors Act(1)(68)	47,059	47,059	0	*

J. Richard Steadman (16)(69)	3,659,798	111,582	3,548,216	4.52%

James R. Seward, TR J. R. Seward Revocable Trust U/A 11/5/97(1)(119)	117,647	117,647	0	*

Jay R. Fialkoff(1)	29,412	29,412	0	*

Jeffrey Aronson(1)	88,235	88,235	0	*

RBC Dain Rauscher Cust FBO Jeffrey T. Nicholls Profit Sharing Plan 1/1/92(1)(70)	58,824	58,824	0	*

Jerold L. Zaro(17)	154,406	154,406	0	*

J.F. Shea Co., Inc.(18)(71)	2,854,371	1,596,097	1,258,274	1.62%

Jody V. Bulen(1)	11,765	11,765	0	*

John M. Angelo & Michael L. Gordon & Fred Berger TR AG SAV & Investment 401(k) FBO John M. Angelo(1)(72)	117,647	117,647	0	*

Delaware Chtr G&T Cust John Angelo IRA(1)(73)	117,647	117,647	0	*

John Giovando(1)	29,412	29,412	0	*

John L. Steffens(7)	2,231,644	2,231,644	0	*

John M. Angelo(19)	389,507	389,507	0	*

John M. Angelo, Maurice R. Povich TTIC(7)(74)	446,328	446,328	0	*

John Michael Angelo(1)	117,647	117,647	0	*

John S. Petrow(7)	111,582	111,582	0	*

Jonathan L. Glashow(1)	88,209	88,209	0	*

Joseph E. Sheehan(7)	397,000	397,000	0	*

Joseph E. Sheehan III(7)	50,000	50,000	0	*

Judith Hart Angelo(20)	159,248	159,248	0	*

Julie and Steve Johannes JT TEN(1)(75)	5,882	5,882	0	*

Jeffrey Lapin Custodian for Kara Lapin SC Uniform Gift to Minors Act(128)(120)	24,452	24,452	0	*

Karen Herman(1)	30,000	30,000	0	*

Kathleen Eck(1)	18,824	18,824	0	*

	Shares of		Shares of Common Stock
	Common Stock	Shares of	Owned After the Offering
	Owned Before	Common Stock
	the Offering	to be Offered	(Number)	(Percent)

Kathy D. Weiss(21)	66,967	66,967	0	*

Klein PTR. LTD(1)(76)	58,824	58,824	0	*

Lawrence A. Gordon(7)	200,848	200,848	0	*

Lay Ventures L.P.(1)(77)	29,412	29,412	0	*

Leonard Herman(1)	58,824	58,824	0	*

Lois E. & Neil J Gagnon Foundation(1)(78)	294,118	294,118	0	*

L-R Global Fund, Ltd.(22)(79)	1,704,057	1,704,057	0	*

L-R Global Partners LP(7)(80)	3,347,467	3,347,467	0	*

Luc H. Meyer trustee of the Luc H. Meyer Living Trust UA 11/13/98(7)(129)	338,540	338,540	0	*

Marcia Diamond TR Marcia Diamond Trust 1995 UA 10/26/95(7)(81)	301,272	301,272	0	*

Margaret B Nicholls(1)	35,294	35,294	0	*

Margaret Jill Royle(1)	23,529	23,529	0	*

Margaret S. Burdick(1)	23,529	23,529	0	*

Mark Caccavo(1)	35,294	35,294	0	*

RBC Dain Rauscher Cust FBO Mary Ellen Canniff IRA(9)(82)	39,963	39,963	0	*

Maurice R. Povich(23)	801,272	801,272	0	*

First Trust Corp TR FBO Mervyn Lapin Profit Sharing Plan(24)(83)	2,038,803	2,038,803	0	*

John M. Angelo & Michael L. Gordon & Fred Berger TR AG Sav & Investment 401(K) FBO Michael L. Gordon(1)(84)	304,235	304,235	0	*

Michael L. Gordon(25)	528,734	528,734	0	*

Michael Stolper Trustee of the Stolper Family Trust Dated 6/30/00(1)(121)	117,647	117,647	0	*

Milt Erman(1)	117,647	117,647	0	*

Monika Brown(1)	12,941	12,941	0	*

Morgandell Capital MGT LLC(1)(85)	58,824	58,824	0	*

Namtor BVC LP(26)(86)	230,403	66,805	163,598	*

Nancy Austrian, Cust Jessie Davis Austrian CT Unif Transfers to Minors Act(1)(87)	70,588	70,588	0	*

Neil Austrian(1)	70,588	70,588	0	*

RBC Dain Rauscher Cust FBO Neil Austrian IRA(27)(88)	113,438	113,438	0	*

Nigel J. Mills(1)	5,882	5,882	0	*

Nils E. Satterstrom(1)	5,529	5,529	0	*

Objective Holdings LLC(1)(89)	58,824	58,824	0	*

Paul D. Sommer(1)	29,412	29,412	0	*

Peter & Maryla Wallace JTWROS (28)(90)	37,572	11,298	26,274	*

Phoebe Barrett(1)	58,824	58,824	0	*

Portside Grow. & Opp. Fund Ltd.(1)(91)	235,294	235,294	0	*

Renjie Liu(29)	65,945	65,945	0	*

Richard Harris(7)	223,164	223,164	0	*

Richard K Stephenson(30)	229,229	229,229	0	*

	Shares of		Shares of Common Stock
	Common Stock	Shares of	Owned After the Offering
	Owned Before	Common Stock
	the Offering	to be Offered	(Number)	(Percent)

RBC Dain Rauscher Cust FBO Robbie F. Lapin IRA(1)(92)	4,118	4,118	0	*

Robert Fraiman(7)	111,582	111,582	0	*

Rodney L. Lapin(31)	23,971	23,971	0	*

RBC Dain Rauscher Cust FBO Rodney L. Lapin IRA(1)(93)	4,824	4,824	0	*

Rodney Slifer(1)	40,588	40,588	0	*

Roger Killion(32)	49,282	22,670	26,612	*

Ronald I. Heller Revocable Trust DTD 12/23/97(1)	29,412	29,412	0	*

Rosalind Davidowitz(1)	29,412	29,412	0	*

Ruth E. Gitlin(1)	58,824	58,824	0	*

Sally Gordon(1)	116,000	116,000	0	*

RBC Dain Rauscher Cust FBO Sally Gordon IRA(1)(94)	40,000	40,000	0	*

Sanderling V Beteiligungs(33)(95)(103)	1,134,467	1,090,439	44,028	0.06%

Sanderling V Biomedical Co- Investment(34)(96)(103)	4,726,945	4,543,497	183,448	0.24%

Sanderling V Limited Partnership(35)(97)(103)	1,274,963	1,225,482	49,481	0.06%

Sanderling Venture Partners II LP(36)(98)(103)	2,441,591	49,268	2,392,323	3.10%

Sanderling Venture Partners IV Co- Investment(37)(99)(103)	1,804,118	1,177,380	626,738	0.81%

Sanderling Venture Partners V Co- Investment(38)(100)(103)	7,796,834	7,494,246	302,588	0.39%

Sanderling Ventures Limited LP(39)(101)(103)	1,423,884	49,268	1,374,616	1.78%

Sanderling Ventures Management V(40)(102)(103)	544,042	144,987	399,055	0.52%

Sandra L. Prince(1)	11,765	11,765	0	*

Sequoia Capital VI(41)(104)	1,231,870	235,382	996,488	1.29%

Sequoia Technology Partners VI(42)(105)	67,005	12,389	54,616	*

Shea Ventures, LLC(1)(106)	352,941	352,941	0	*

Sheika Gramshammer(43)	115,827	115,827	0	*

Shelby G. Kleimer(1)	23,529	23,529	0	*

RBC Dain Rauscher Cust FBO Shelby G. Kleimer IRA(1)(107)	15,294	15,294	0	*

RBC Dain Rauscher Cust FBO Shirley J. Ward IRA(1)(108)	10,440	10,440	0	*

Shirley Ward(7)	22,316	22,316	0	*

Spencer Blair(1)	8,471	8,471	0	*

Stephanie Novosad(1)	17,294	17,294	0	*

Stephen S. Wien(1)	29,412	29,412	0	*

Suzy Bruce(1)	23,529	23,529	0	*

Gregory J. Ingram TR The Ingram Family Trust U/A 11/23/96, as amended(123)(109)	121,255	70,600	50,655	*

William R. Timken TR The Timken Living Trust U/A 9/14/99 (124)(110)	734,132	470,600	263,532	*

	Shares of		Shares of Common Stock
	Common Stock	Shares of	Owned After the Offering
	Owned Before	Common Stock
	the Offering	to be Offered	(Number)	(Percent)

Timothy M. Boyle(1)	11,765	11,765	0	*

Todd Henry Cust for M Aidan Henry GA Unif Transfers to Minors Act(1)(111)	5,765	5,765	0	*

Todd Standbrook(44)	34,081	34,081	0	*

Ursus Capital, L.P.(1)(112)	575,000	575,000	0	*

Ursus Offshore Ltd.(1)(113)	425,000	425,000	0	*

Vail Fishing Partners(45)(114)	563,975	563,975	0	*

William G. Rodkey(46)(115)	702,791	5,298	697,493	*

William J. Walsh(1)	29,412	29,412	0	*

RBC Dain Rauscher Cust FBO William J. Walsh IRA(1)(116)	9,800	9,800	0	*

RBC Dain Rauscher Cust FBO William L. Clinkenbeard IRA(117)(130)	205,882	205,882	0	*

William P. and Nancy N. Powell JT TEN(1)(118)	5,882	5,882	0	*

Total	63,870,008	47,624,409	16,245,599

*	Less than one percent of outstanding shares of common stock.

(1)	Consists solely of common shares which are subject to a 150 day lock-up period.

(2)	Consists of the following shares covered by this prospectus (1) 492,785 shares of common stock issuable upon conversion of 492,785 shares of our Series A Stock and (2) 557,911 shares of common stock issuable upon conversion of 557,911 shares of our Series C Stock, as well as (1) 1,401,295 shares of common stock and (2) 449,229 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(3)	Consists of the following shares covered by this prospectus (1) 44,588 shares of common stock issuable upon conversion of 44,588 shares of our Series C Stock and (2) 29,000 shares of common stock which are subject to a 150 day lock up period.

(4)	Consists of the following shares covered by this prospectus (1) 28,136 shares of common stock issuable upon conversion of 28,136 shares of our Series A Stock, as well as (1) 239,206 shares of common stock and (2) 14,069 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(5)	Consists of the following shares covered by this prospectus (1) 55,791 shares of common stock issuable upon conversion of 55,791 shares of our Series C Stock and (2) 58,824 shares of common stock which are subject to a 150 day lock up period.

(6)	Consists of the following shares covered by this prospectus (1) 295,772 shares of common stock issuable upon conversion of 295,772 shares of our Series A Stock and (2) 312,430 shares of common stock issuable upon conversion of 312,430 shares of our Series C Stock, as well as (1) 588,077 shares of common stock and (2) 101,564 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(7)	Consists of the following shares covered by this prospectus: shares of common stock issuable upon conversion of an equal number of shares of our Series C Stock.

(8)	Consists of the following shares covered by this prospectus (1) 111,582 shares of common stock issuable upon conversion of 111,582 shares of our Series C Stock and (2) 117,647 shares of our common stock which are subject to a 150 day lock up period.

(9)	Consists of the following shares covered by this prospectus (1) 22,316 shares of common stock issuable upon conversion of 22,316 shares of our Series C Stock and (2) 17,647 shares of our common stock which are subject to a 150 day lock up period.

(10)	Consists of the following shares covered by this prospectus (1) 44,588 shares of common stock issuable upon conversion of 44,588 shares of our Series C Stock and (2) 29,000 shares of our common stock which are subject to a 150 day lock up period.

(11)	Consists of the following shares covered by this prospectus (1) 32,135 shares of common stock issuable upon conversion of 32,135 shares of our Series C Stock and (2) 10,588 shares of common stock which are subject to a 150 day lock up period.

(12)	Consists of the following shares covered by this prospectus (1) 160,164 shares of common stock issuable upon conversion of 160,164 shares of our Series A Stock and (2) 171,836 shares of common stock issuable upon conversion of 171,836 shares of our Series C Stock, as well as (1) 318,233 shares of common stock and (2) 54,985 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(13)	Consists of the following shares covered by this prospectus (1) 223,164 shares of common stock issuable upon conversion of 223,164 shares of our Series C Stock and (2) 58,824 shares of our common stock which are subject to a 150 day lock up period.

(14)	Consists of the following shares covered by this prospectus (1) 58,262 shares of common stock issuable upon conversion of 58,262 shares of our Series A Stock, as well as (1) 495,320 shares of common stock and (2) 29,131 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(15)	Consists of the following shares covered by this prospectus (1) 33,879 shares of common stock issuable upon conversion of 33,879 shares of our Series A Stock and (2) 223,164 shares of common stock issuable upon conversion of 223,164 shares of our Series C Stock, as well as (1) 87,984 shares of common stock and (2) 8,471 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(16)	Consists of the following shares covered by this prospectus (1) 111,582 shares of common stock issuable upon conversion of 111,582 shares of our Series C Stock, as well as (1) 2,229,385 shares of common stock and (2) 1,318,831 shares of common stock issuable upon exercise of stock options which are not covered by this prospectus.

(17)	Consists of the following shares covered by this prospectus (1) 111,582 shares of common stock issuable upon conversion of 111,582 shares of our Series C Stock and (2) 42,824 shares of our common stock which are subject to a 150 day lock up period.

(18)	Consists of the following shares covered by this prospectus (1) 1,372,933 shares of common stock issuable upon conversion of 1,372,933 shares of Series A Stock; (2) 223,164 shares of common stock issuable upon conversion of 223,164 shares of Series C Stock, as well as (1) 620,755 shares of common stock and (2) 637,519 shares of common stock issuable upon exercise of purchase warrants which are not covered by this prospectus.

(19)	Consists of the following shares covered by this prospectus (1) 301,272 shares of common stock issuable upon conversion of 301,272 shares of our Series C Stock and (2) 88,235 shares of our common stock which are subject to a 150 day lock up period.

(20)	Consists of the following shares covered by this prospectus (1) 100,424 shares of common stock issuable upon conversion of 100,424 shares of our Series C Stock and (2) 58,824 shares of our common stock which are subject to a 150 day lock up period.

(21)	Consists of the following shares covered by this prospectus (1) 55,791 shares of common stock issuable upon conversion of 55,791 shares of our Series C Stock and (2) 11,176 shares of our common stock which are subject to a 150 day lock up period.

(22)	Consists of the following shares covered by this prospectus (1) 1,115,822 shares of common stock issuable upon conversion of 1,115,822 shares of our Series C Stock and (2) 588,235 shares of our common stock which are subject to a 150 day lock up period.

(23)	Consists of the following shares covered by this prospectus (1) 301,272 shares of common stock issuable upon conversion of 301,272 shares of our Series C Stock and (2) 500,000 shares of our common stock which are subject to a 150 day lock up period.

(24)	Consists of the following shares covered by this prospectus (1) 1,450,568 shares of common stock issuable upon conversion of 1,450,568 shares of our Series C Stock and (2) 588,235 shares of our common stock which are subject to a 150 day lock up period.

(25)	Consists of the following shares covered by this prospectus (1) 468,734 shares of common stock issuable upon conversion of 468,734 shares of our Series C Stock and (2) 60,000 shares of our common stock which are subject to a 150 day lock up period.

(26)	Consists of the following shares covered by this prospectus (1) 66,805 shares of common stock issuable upon conversion of 66,805 shares of our Series A Stock, as well as (1) 132,735 shares of common stock and (2) 30,863 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(27)	Consists of the following shares covered by this prospectus (1) 55,791 shares of common stock issuable upon conversion of 55,791 shares of our Series C Stock and (2) 57,647 shares of common stock which are subject to a 150 day lock up period.

(28)	Consists of the following shares covered by this prospectus (1) 11,298 shares of common stock issuable upon conversion of 11,298 shares of our Series A Stock, as well as (1) 22,392 shares of common stock and (2) 3,882 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(29)	Consists of the following shares covered by this prospectus (1) 33,474 shares of common stock issuable upon conversion of 33,474 shares of our Series C Stock and (2) 32,471 shares of our common stock which are subject to a 150 day lock up period.

(30)	Consists of the following shares covered by this prospectus (1) 111,582 shares of common stock issuable upon conversion of 111,582 shares of our Series C Stock and (2) 117,647 shares of our common stock which are subject to a 150 day lock up period.

(31)	Consists of the following shares covered by this prospectus (1) 17,853 shares of common stock issuable upon conversion of 17,853 shares of our Series C Stock and (2) 6,118 shares of our common stock which are subject to a 150 day lock up period.

(32)	Consists of the following shares covered by this prospectus (1) 22,670 shares of common stock issuable upon conversion of 22,670 shares of our Series A Stock, as well as (1) 15,276 shares of common stock and (2) 11,336 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(33)	Consists of the following shares covered by this prospectus (1) 712,796 shares of common stock issuable upon conversion of 712,796 shares of our Series A Stock and (2) 377,643 shares of common stock issuable upon conversion of 377,643 shares of our Series C Stock, as well as (1) 14,622 shares of common stock and (2) 29,406 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(34)	Consists of the following shares covered by this prospectus (1) 2,969,985 shares of common stock issuable upon conversion of 2,969,985 shares of our Series A Stock and (2) 1,573,512 shares of common stock issuable upon conversion of 1,573,512 shares of our Series C Stock, as well as (1) 60,924 shares of common stock and (2) 122,524 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(35)	Consists of the following shares covered by this prospectus (1) 801,071 shares of common stock issuable upon conversion of 801,071 shares of our Series A Stock and (2) 424,411 shares of common stock issuable upon conversion of 424,411 shares of our Series C Stock, as well as (1) 16,432 shares of common stock and (2) 33,049 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(36)	Consists of the following shares covered by this prospectus (1) 49,268 shares of common stock issuable upon conversion of 49,268 shares of our Series A Stock, as well as (1) 2,304,391 shares of common stock and (2) 87,932 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(37)	Consists of the following shares covered by this prospectus (1) 1,177,380 shares of common stock issuable upon conversion of 1,177,380 shares of our Series A Stock, as well as (1) 192,465 shares of common stock and (2) 434,273 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(38)	Consists of the following shares covered by this prospectus (1) 4,898,825 shares of common stock issuable upon conversion of 4,898,825 shares of our Series A Stock and (2) 2,595,421 shares of common stock issuable upon conversion of 2,595,421 shares of our Series C Stock, as well as (1) 100,490 shares of common stock and (2) 202,098 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(39)	Consists of the following shares covered by this prospectus (1) 49,268 shares of common stock issuable upon conversion of 49,268 shares of our Series A Stock, as well as (1) 1,320,112 shares of common stock and (2) 54,504 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(40)	Consists of the following shares covered by this prospectus (1) 94,775 shares of common stock issuable upon conversion of 94,775 shares of our Series A Stock and (2) 50,212 shares of common stock issuable upon conversion of 50,212 shares of our Series C Stock, as well as (1) 247,455 shares of common stock and (2) 151,600 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus. not covered by this prospectus.

(41)	Consists of the following shares covered by this prospectus (1) 235,382 shares of common stock issuable upon conversion of 235,382 shares of our Series A Stock, as well as (1) 928,845 shares of common stock and (2) 75,163 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(42)	Consists of the following shares covered by this prospectus (1) 12,389 shares of common stock issuable upon conversion of 12,389 shares of our Series A Stock, as well as (1) 51,037 shares of common stock and (2) 3,992 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(43)	Consists of the following shares covered by this prospectus (1) 33,474 shares of common stock issuable upon conversion of 33,474 shares of our Series C Stock and (2) 82,353 shares of common stock which are subject to a 150 day lock up period.

(44)	Consists of the following shares covered by this prospectus (1) 22,316 shares of common stock issuable upon conversion of 22,316 shares of our Series C Stock and (2) 11,765 shares of common stock which are subject to a 150 day lock up period.

(45)	Consists of the following shares covered by this prospectus (1) 446,328 shares of our common stock issuable upon conversion of 446,328 shares of our Series C Stock and (2) 117,647 shares of our common stock which are subject to a 150 day lock up period.

(46)	Consists of the following shares covered by this prospectus (1) 5,298 shares of common stock issuable upon conversion of 5,298 shares of our Series A Stock, as well as (1) 13,748 shares of common stock, (2) 697,493 shares of common stock issuable upon exercise of stock options and (3) 1,325 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(47)	John M. Angelo and Michael L. Gordon have voting and investment control of the securities held by AG Funds, LP.

(48)	Rod Slifer has voting and investment control of the securities held by Alexandra Slifer.

(49)	Allen & Company Incorporated is a wholly owned subsidiary of Allen Holding Inc. Herbert A. Allen is the President of Allen Holding Inc. and has voting and investment control of the securities. In 2001, Allen & Company Incorporated acted as the financial advisor to the Company in connection with the proposed sale of the Company’s assets to the Cerner Corporation. In connection therewith, the Company paid $150,000 to Allen & Company Incorporated as a financial advisor fee and paid $150,000 upon consummation of that transaction.

(50)	Scott Balcomb is the general partner of ANNJMC LLLP and has voting and investment control of the securities.

(51)	Mervyn Lapin and Bravo Colorado Music Festival have voting and investment control of the securities held by the Bravo Colorado Music Festival Endowment.

(52)	Charles Ho is a consultant for the company.

(53)	David Gordon has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO David Gordon Contributory Roth.

(54)	DB Advisors, L.L.C. and its parent, Deutsche Bank AG have voting and investment control of the shares held by Deutsche Bank AG.

(55)	John Johannson; Chief Manager; and DJD Partners 10, LLC have voting and investment control of the securities held by DJD Partners 10, LLC.

(56)	Donald Welch has voting and investment control of the securities held by Donald H. Welch & Shirley A. Welch JT TEN.

(57)	Donald Pressley has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Donald Pressley IRA.

(58)	F. Warren Hellman has voting and investment control of the securities held by the Hellman Family Revocable Trust.

(59)	Frederick J. Eck has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Frederick J. Eck IRA.

(60)	Neil Gagnon has voting and investment control of the securities held by Gagnon Investment Associates.

(61)	Neil Gagnon has voting and investment control of the securities held by Gagnon Securities LLC.

(62)	Wayne C. Prim is the Chairman of Prim Ventures, Inc. and Prim Ventures, Inc. is the general partner of Glenbrook Partners. Wayne C. Prim has voting and investment control of the securities.

(63)	Graeme J. Doyle has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Graeme Doyle IRA.

(64)	E.B. Lyon IV has voting and investment control of the securities held by Gryphon Master Fund, LP.

(65)	Helen Hoffman has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Helen Hoffman IRA.

(66)	Michael Herman has voting and investment control of the securities held by the Michael E. Herman Revocable TR 5/16/90.

(67)	Lenore and Lawrence Horowitz have voting and investment control of the securities held by the Lawrence C. Horowitz & Leonore W. Horowitz TR the Horowitz Family TR U/A 6/1/89.

(68)	Hui Feng has voting and investment control of the securities held by Hui Feng Cust Michael Mervyn Sheen Unif. Transfers to Minors Act.

(69)	J. Richard Steadman is a member of the board of directors of the Company.

(70)	Jeffrey T. Nicholls-PSP has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Jeffrey T. Nicholls Profit Sharing Plan 1/1/92.

(71)	Edmund Shea has voting and investment control of the securities held by J.F. Shea Co., Inc.

(72)	John Angelo has voting and investment control of the securities held by John M. Angelo & Michael L. Gordon & Fred Berger TR AG SAV & Investment 401(k) FBO John M. Angelo.

(73)	John Angelo has voting and investment control of the securities held by Delaware Chtr. G & T Cust John Angelo IRA.

(74)	John Angelo has voting and investment control of the securities held by John M. Angelo, Maurice R. Povich TTIC

(75)	Julie Johannes has voting and investment control of the securities held by Julie and Steve Johannes JT TEN.

(76)	Gary C. Klein has voting and investment control of the securities held by Klein PTR.LTD

(77)	B. Allen Lay, Dorothy V. Lay, General Partners of Lay Ventures L.P. have voting and investment control of the securities held by Lay Ventures L.P.

(78)	Neil Gagnon has voting and investment control of the securities held by the Louis E. & Neil J. Gagnon Foundation

(79)	J. Murray Logan and Don LaGuardia share voting and investment control of the securities held by L-R Global Fund, Ltd.

(80)	J. Murray Logan and Don LaGuardia share voting and investment control of the securities held by L-R Global Partners LP.

(81)	Marcia Diamond has voting and investment control of the securities held by Marcia Diamond TR Marcia Diamond Trust 1995 UA 10/26/95

(82)	Mary Ellen Canniff has voting and investment control of the securities held by Mary Ellen Canniff RBC Dain IRA Rauscher Custodian.

(83)	Mervyn Lapin is the trustee of First Trust Corp TR FBO Mervyn Lapin Profit Sharing Plan and has voting and investment control of the securities.

(84)	Michael Gordon has voting and investment control of the securities held by John M. Angelo & Michael L. Gordon & Fred Berger TR AG Sav & Investment 401(k) Dated 1/1/89 FBO Michael L. Gordon.

(85)	Scott M. Littman, David H. Passerman and Morgandell Capital Management, LLC have voting and investment control of the securities held by Morgandell Capital MGT LLC

(86)	Noel Rothman is the general partner of Namtor BVC LP and has voting and investment control of the securities.

(87)	Nancy Austrian has voting and investment control of the securities held by Nancy Austrian Cust Jessie Davis Austrian CT Unif. Transfers to Minors Act.

(88)	Neil Austrian has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Neil Austrian IRA.

(89)	Objective Holdings LLC has voting and investment control of the securities held by Objective Holdings LLC.

(90)	Peter and Maryla Wallace have voting and investment control of the securities held by Peter and Maryla Wallace JTWROS.

(91)	The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The Managing Member of Ramius Capital Group, LLC is C4S & Co. LLC, the Managing Members of which are Peter Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon. As such, Messrs. Cohen, Stark, Strauss and Solomon may be deemed beneficial owners of the shares. Messrs. Cohen Stark, Strauss and Solomon therefore disclaim beneficial ownership of such shares.

(92)	Robbie F. Lapin has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Robbie F. Lapin IRA.

(93)	Rodney L. Lapin has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Rodney L. Lapin IRA.

(94)	Sally Gordon has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Sally Gordon IRA.

(95)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Beteiligungs and share voting and investment control of the securities.

(96)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Biomedical Co-Investment Fund LP and share voting and investment control of the securities.

(97)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Limited Partnership and share voting and investment control of the securities.

(98)	Robert G. McNeil and Fred A. Middleton are the general partners of Sanderling Venture Partners II LP and share voting and investment control of the securities.

(99)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the general partners of Sanderling Venture Partners IV Co-Investment Fund LP and share voting and investment control of the securities.

(100)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling Venture Partners V Co-Investment Fund LP and share voting and investment control of the securities.

(101)	Robert G. McNeil and Fred A. Middleton are the general partners of Sanderling Ventures Limited LP and share voting and investment control of the securities.

(102)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling Ventures Management V and share voting and investment control of the securities.

(103)	Robert G. McNeil is a Member of the Board of Directors of the Company.

(104)	The general partner of Sequoia Capital VI is Sequoia Partners (Omega). Sequoia Partners (Omega) is a Limited Partnership, and the General Partners are the following: Pierre Lamond, Douglas Leone, Michael Moritz, Mark Stevens, Thomas Stephenson and Donald Valentine and share voting and investment control of the securities.

(105)	The general partner of Sequoia Technology Partners VI is Sequoia Partners (Omega). Sequoia Partners (Omega) is a Limited Partnership, and the General Partners are the following: Pierre Lamond, Douglas Leone, Michael Moritz, Mark Stevens, Thomas Stephenson and Donald Valentine and share voting and investment control of the securities.

(106)	Edmund B. Shea, Jr. and John Morrissey have voting and investment control of the securities held by Shea Ventures, LLC.

(107)	Shelby G. Kleimer has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Shelby G. Kleimer IRA.

(108)	Shirley J. Ward has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Shirley J. Ward IRA.

(109)	Gregory J. Ingram & Heidi M. Ingram, Trustees and Diane Larson have voting and investment control of the securities held by the Ingram Family Trust. Each can act solely without approval of the other.

(110)	William R. Timken, Judith P. Timken, Trustees and Diane Larson have voting and investment control of the securities held by the Timken Living Trust. Each can act solely without approval of the other. William R. Timken has been a director of the Company since June 9, 2004.

(111)	Todd Henry has voting and investment control of the securities held by Todd Henry Cust M. Aidan Henry GA Unif. Transfers to Minors Act.

(112)	Ursus Capital, L.P. has voting and investment control of the securities held by Ursus Capital, L.P.

(113)	Ursus Offshore Ltd. has voting and investment control of the securities held by Ursus Offshore Ltd.

(114)	Mervyn Lapin is the general partner of Vail Fishing Partnership and has voting and investment control of the securities held by Vail Fishing Partners.

(115)	William G. Rodkey has been an employee and officer of the Company since 1992.

(116)	William J. Walsh has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO William J. Walsh IRA.

(117)	William L. Clinkenbeard has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO William L. Clinkenbeard IRA.

(118)	William Powell has voting and investment control of the securities held by William P. and Nancy N. Powell JT TEN.

(119)	James R. Seward, TR, has voting and investment control of the securities held by the J. R. Seward Revocable Trust.

(120)	Jeffrey Lapin has voting and investment control of the securities held by Jeffrey Lapin Cust Kara Lapin SC Uniform Gift to Minors Act.

(121)	Michael Stolper has voting and investment control of the securities held by the Stolper Family Trust Dated 6/30/00.

(122)	Ronald I. Heller has voting and investment control of the securities held by the Ronald I. Heller Revocable Trust DTD 12/23/97.

(123)	Consists of the following shares covered by this prospectus (1) 70,600 shares of common stock which are subject to a 150 day lock up period, as well as (1) 28,339 shares of common stock which are not covered by this prospectus.

(124)	Consists of the following shares covered by this prospectus (1) 470,600 shares of common stock which are subject to a 150 day lock up period, as well as (1) 40,368 shares of common stock which are not covered by this prospectus.

(125)	Charles N. Blitzer has voting and investment control of the securities held by Charles N. Blitzer Profit Sharing Plan Charles N. Blitzer UA dtd 01/01/2003 Charles N. Blitzer Trustee.

(126)	Arthur Rock has voting and investment control of the securities held by the Arthur Rock 2000 Trust.

(127)	Elizabeth A. Meyer has voting and investment control of the securities held by Elizabeth A. Meyer trustee of the Elizabeth A. Meyer Living Trust 11/13/98.

(128)	Consists of the following shares covered by this prospectus (1) 11,158 shares of common stock issuable upon conversion of 11,158 shares of our Series C Stock and (2) 13,294 shares of common stock which are subject to a 150 day lock up period.

(129)	Luc H. Meyer has voting and investment control of the securities held by Luc H. Meyer trustee of the Luc H. Meyer Living Trust UA 11/13/98.

(130)	Consists of the following shares covered by this prospectus (1) 100,000 shares of common stock issuable upon conversion of 100,000 shares of our Series C Stock and (2) 105,882 shares of common stock which are subject to a 150 day lock up period.

(131)	Ben Krueger has voting and investment control of the securities held by RBC Dain Rauscher Custodian FBO Ben Krueger IRA.

DESCRIPTION OF CAPITAL STOCK

      The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our common stock and preferred stock please refer to our certificate of incorporation and by-laws that we have filed with the SEC. The terms of these securities may also be affected by the Delaware General Corporation Law.

      We are authorized to issue 130,000,000 shares of common stock $0.01 par value per share and 60,000,000 shares of preferred stock, $0.01 par value per share, of which 15,309,822 are designated Series A Stock, 13,232,798 are designated Series B Stock (the “Series B Stock”), 30,000,000 are designated Series C Stock and 30,000 are designated Series A Junior Participating Preferred Stock. As of May 31, 2004, there were 41,621,068 shares of common stock outstanding. As of May 31, 2004, there were 15,136,876 shares of Series A Stock outstanding, no shares of Series B Stock outstanding, 22,246,153 shares of Series C Stock outstanding and no shares of Series A Junior Participating Preferred Stock outstanding.

Common Stock

      Voting. Except as otherwise required by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, each holder of common stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation for the election of directors and on all matters submitted to a vote of our stockholders. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be the act of the stockholders and shall decide any question brought before such meeting, unless according to the certificate of incorporation or by-laws a greater vote is required.

      Dividends. Subject to the preferential rights of the preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the board of directors, out of our assets which are by law available for dividends, dividends payable in cash, property or shares of capital stock.

      Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of our affairs, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the preferred stock, holders of common stock shall be entitled, unless otherwise provided by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively.

      Other Rights and Restrictions. The outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that are issued and outstanding or that we may issue in the future. Upon surrender to us or our transfer agent of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be our duty to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon our books. Our board of directors is authorized to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose. We are subject to Section 203 of the Delaware General Corporation Law regarding business combinations with interested stockholders.

      Transfer Agent and Registrar. The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Preferred Stock

      The preferred stock shall be issuable in series. In connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by the Delaware General Corporation Law, our board of directors is authorized to fix by resolution: (1) the designation of each series; (2) the stated value of the shares of each series; (3) the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends; (4) the provisions, if any, respecting the redemption of the shares of each series; and (5) subject to requirements of the Delaware General Corporation Law, (a) the voting rights; (b) the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of our stock; and (c) any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

Series A Stock

      We have designated 15,309,822 shares of our preferred stock, par value $0.01 per share, as Series A Stock. The Series A Stock ranks senior to the common stock, the Series B Stock and all other classes of stock established by our board of directors not otherwise designated as being senior in rights to the Series A Stock. If our board of directors declares that a dividend be paid on our common stock, the holders of Series A Stock shall also be entitled to receive dividends paid as if the Series A Stock were converted into shares of common stock immediately prior to the record date for payment of such dividends. The holders of record of shares of Series A Stock shall have the right to vote together with the holders of common stock on an as-converted basis. In the case of a separate class vote of the Series A Stock, each share of Series A Stock is entitled to cast one vote on each matter presented for vote.

      In the event of a liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of Series A Stock are entitled to receive payment of a preference amount of $0.4481 per share (the “Series A Liquidation Amount”), subject to adjustments, plus any declared but unpaid dividends accrued through such date. In addition, holders of Series A Stock are entitled to receive payment of the Series A Liquidation Amount in the event of a sale by us of all or substantially all of our assets, or a merger or consolidation which results in our stockholders owning less than 50% of the surviving entity.

      The Series A Stock is convertible at any time, at the holder’s option, into shares of our common stock on a one for one basis. The Series A Stock is mandatorily convertible upon a qualified public offering that results in gross cash proceeds to us of at least $5,000,000 and is based upon a minimum valuation of our Company of $25,000,000. One share of common stock, subject to adjustment, shall be deliverable upon the conversion of each share of Series A Stock.

      The Series A Stock is redeemable at any time after the seventh anniversary of the issuance of the Series A Stock, assuming redemption is permitted by creditor arrangements, if any, then in effect and subject to applicable state law. Holders of at least a majority of the shares of Series A Stock must request redemption of all, and not less than all, of the Series A Stock. The redemption value shall equal the then current Series A Liquidation Amount.

Series C Stock

      We have designated 30,000,000 shares of our Preferred Stock, par value $0.01 per share, as Series C Stock. The Series C Stock ranks senior to our common stock, and to all other classes of stock established by our board of directors not designated as senior or equal to the Series C Stock. If our board of directors declares that a dividend be paid on our common stock, the holders of Series C Stock shall also be entitled to receive dividends paid as if the Series C Stock were converted into shares of common stock immediately prior to the record date for payment of such dividends. The holders of record of shares of Series C Stock shall have the right to vote together with the holders of common stock on an as-converted basis. In the case of a separate class vote of the Series C Stock, each share of Series C Stock is entitled to cast one vote on each matter presented for vote.

      In the event of a liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of Series C Stock are entitled to receive payment of a preference amount of $0.4481 per share (the “Series C Liquidation Amount”), subject to adjustments, plus any declared but unpaid dividends accrued through such date. In addition, holders of Series C Stock are entitled to receive payment of the Series C Liquidation Amount in the event of a sale by us of all or substantially all of our assets, or a merger or consolidation which results in our stockholders owning less than 50% of the surviving entity.

      The Series C Stock is convertible at any time, at the holder’s option, into shares of our common stock on a one for one basis. The Series C Stock is mandatorily convertible upon a qualified public offering that results in gross cash proceeds to us of at least $10,000,000 and is based upon a minimum valuation of our Company of $50,000,000. One share of common stock, subject to adjustment, shall be deliverable upon the conversion of each share of Series C Stock.

      The Series C Stock is redeemable at any time after the seventh anniversary of the issuance of the Series C Stock, assuming redemption is permitted by creditor arrangements, if any, then in effect and subject to applicable state law. Holders of at least a majority of the shares of Series C Stock must request redemption of all, and not less than all, of the Series C Stock. The redemption value shall equal the then current Series C Liquidation Amount.

      The holders of Series C Stock are entitled to non-cumulative dividends if and when such dividends are declared by our Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of our company, the holders of Series C Stock are entitled to receive an amount per share equal to the liquidation preference, which is equal to the purchase price of Series C Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.

      Beginning in September 2010, the Series C Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series C Stock at a per share redemption price equal to the liquidation value of the Series C Stock at the time of redemption. The liquidation value will equal the purchase price of the Series C Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series C Stock. If a request for redemption at the option of the holders of the Series C Stock is made, we shall redeem not less than all of the Series C Stock at the Redemption Price, pro-rata among all of the holders of the Series C Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series C Stock.

Series A Junior Participating Preferred and the Rights Agreement

      On May 6, 1997, we entered into a rights agreement. In connection with the rights agreement, our board of directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”), of the Company. The dividend was payable on June 2, 1997. This rights agreement was amended on June 7, 2002 to exclude the merger between ReGen and RBio.

      In connection with the adoption of the rights agreement, we designated 30,000 shares of our preferred stock, par value $0.01 per share, as Series A Junior Participating Preferred Stock. The Junior Preferred Stock ranks junior to all series of any other class of our preferred stock. Each share of Junior Preferred Stock is entitled to a minimum preferential quarterly dividend payment of $1 per share, but is entitled to an aggregate dividend of 1,000 times the dividend declared per share of our common stock. Dividends shall be cumulative on outstanding shares of Junior Preferred Stock. Each share of Junior Preferred Stock has 1,000 votes, voting together with the common stock. Junior Preferred Stock purchasable upon exercise of the Rights is not redeemable. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Junior Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock.

      The rights agreement contains provisions that are designed to protect our stockholders in the event of an unsolicited attempt to acquire us, including a gradual accumulation of shares in the open market, a partial or two-tiered tender offer that does not treat all stockholders equally and other takeover tactics that our board of directors believes may be abusive and not in our stockholders’ best interests. The rights agreement gives our board of directors an opportunity to evaluate an offer and exercise good faith business judgment and, if necessary, take appropriate steps to protect and advance stockholder interests by negotiating with the bidder, auctioning our Company, implementing a recapitalization or restructuring designed as an alternative to the offer or taking other action.

      The rights agreement may have the effect of discouraging tender offers or other attempts to obtain control of our Company and thereby make the removal of incumbent management more difficult. The rights agreement, however, does not inhibit stockholders form utilizing the proxy mechanism to promote a change in the management or direction of our Company.

      The following description is a summary of the material terms of our rights agreement. It does not restate all of the terms of the agreement. The rights agreement, and not this description, defines the terms and provisions of the agreement.

      Initially the Rights will be transferred with and only with the Common Shares. Ten days following a public announcement that a person or group of affiliated or associated persons (excluding certain entities related to the Company) have acquired beneficial ownership of 15% or more of the outstanding Common Shares (an “Acquiring Person”) or ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 30% or more of the outstanding Common Shares, the Rights will become exercisable and separate certificates representing the Rights will be distributed.

      The Rights will expire on May 6, 2007 unless this expiration date is extended or unless the Rights are earlier redeemed or exchanged by the Company.

      When the Rights become exercisable, a Right holder is entitled to purchase from us one one-thousandth of a share of Junior Preferred Stock of our Company at a price of $60, subject to adjustment. If our Company is acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction has a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person, will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

      At any time prior to (1) the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Shares or (2) the public announcement or commencement of a tender or exchange offer which, if consummated, would result in a person having beneficial ownership of 30% or more of the outstanding Common Shares, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. In addition, at any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, our board of directors may exchange the Rights, in whole or in part, at an exchange ratio of one Common Share, or one one-thousandth of a share of Junior Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges) per Right, subject to adjustment.

PLAN OF DISTRIBUTION

      We are registering the shares of common stock on behalf of the selling stockholders identified in this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale of the common stock covered by this prospectus. In order to sell the shares of common stock being registered pursuant to this registration statement, the selling stockholders holding Series A Stock or Series C Stock must have converted such Series A Stock or Series C Stock into shares of our common stock and the selling stockholders holding Privately Placed Common Stock must wait 150 days commencing on April 19, 2004 pursuant to a lock-up agreement.

      The distribution of shares of common stock by the selling stockholders is not subject to any underwriting agreement. The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation:

•	A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	Through options, swaps or derivatives;

•	Privately negotiated transactions;

•	In making short sales or in transactions to cover short sales; and

•	A combination of any of the above-listed methods of sale.

      Deutsche Bank AG London Branch, Vail Fishing Partnership, Bravo Colorado Music Festival Endowment, Mervyn Lapin Profit Sharing Plan and Trust and Mervyn Lapin, a dealer for Vail Securities Investment, Inc., as broker-dealers or agents selling shares being registered by this prospectus, are each deemed to be an “underwriter” within the meaning of the Securities Act. Where required by state law, the selling stockholders will sell the shares through an registered broker-dealer. The securities are to be offered on the OTC Bulletin Board. In addition to the distribution of shares as outlined above, the holders of the Series A Stock may sell the shares of common stock to be issued upon conversion pursuant to Rule 144. Suitability standards in the State of Washington require that any investor in the State of Washington purchasing the shares being sold by the selling stockholders must have (i) a net income of $65,000 and a minimum net worth of $65,000, exclusive of automobile, home and home furnishings, or (ii) a minimum net worth of $150,000, exclusive of automobile, home and home furnishings.

      None of the selling stockholders has any outstanding loans, advances or guarantees from the Company.

LEGAL MATTERS

      The validity of the common stock will be passed upon by Shaw Pittman LLP, a law partnership including professional corporations.

EXPERTS

      The consolidated financial statements of ReGen Biologics, Inc., at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:

•	Public Reference Section Securities and Exchange Commission Room 1200 450 Fifth Street, N.W. Washington, D.C. 20549 Attention: Secretary

      Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

      We have filed with the SEC a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This prospectus does not contain all of the information contained in the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC’s public reference facility in Washington D.C. or copied without charge from its website.

      Our SEC filings are available to the public at no cost over the Internet at www.regenbio.com. Amendments to these filings will be posted to our website as soon as reasonably practicable after filing with the SEC. You may also request copies of any exhibits to the registration statement. Please direct your request to:

•	ReGen Biologics, Inc. 509 Commerce Street East Wing Franklin Lakes, NJ 07417 Attention: Investor Relations (201) 651-3515

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2004	December 31, 2003

	(unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$6,880	$8,323

Trade receivables	99	11

Receivables from related parties	1	—

Inventory	232	216

Prepaid expenses and other current assets	246	247

Total current assets	7,458	8,797

Property and equipment, net	61	80

Other assets	145	152

Total assets	$7,664	$9,029

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:

Accounts payable	$642	$408

Accounts payable to related parties	22	26

Accrued expenses	400	541

Current portion of capital leases	6	4

Total current liabilities	1,070	979

Pension liability	153	144

Other liabilities	19	19

Long-term portion of capital leases	4	3

Long-term portion of notes payable to related parties, Including accrued interest of $987 and $958 as of March 31, 2004 and December 31, 2003, respectively	7,030	7,001

Total liabilities	8,276	8,146
Series A redeemable convertible preferred stock, $.01 par value; 30,000,000 shares authorized, liquidation preference of $6,855; and 15,298,351 shares issued and outstanding as of March 31, 2004 and December 31, 2003	6,855	6,855

Series C redeemable convertible preferred stock, $.01 par value; 30,000,000 shares authorized, liquidation preference of $9,969; and 22,246,153 issued and outstanding as of March 31, 2004 and December 31, 2003	8,491	8,439

Stockholders’ equity (deficit):

Common stock	293	293

Accumulated other comprehensive loss	(58)	(58)

Additional paid-in capital	37,436	37,249

Deficit accumulated during development stage	(53,629)	(51,895)

Total stockholders’ equity (deficit)	(15,958)	(14,411)

Total liabilities and stockholders’ equity (deficit)	$7,664	$9,029

See accompanying Notes to Condensed Consolidated Financial Statements.

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Period from
	March 31,		December 21, 1989
			(Inception) to
	2004	2003	March 31, 2004

	(Restated —	(unaudited)	(Restated —
	see Note (3))		see Note (3))
	(unaudited)		(unaudited)

Revenues:

Sales	$95	$174	$2,490

Royalties	12	8	153

Grant and other revenue	—	—	433

Total revenues	107	182	3,076

Expenses:

Costs of goods sold	59	271	2,990

Research and development	785	410	28,252

Business development, general and administrative	807	556	14,533

Compensation expense associated with stock options and warrants	119	—	6,461

Total expenses	1,770	1,237	52,236

Operating loss	(1,663)	(1,055)	(49,160)

Merger cost	—	—	(515)

Interest and other income	9	5	1,243

Rental income	79	131	1,645

Rent expense	(78)	(109)	(1,509)

Interest expense	(29)	(36)	(2,988)

License fees	—	—	2,050

Net loss	$(1,682)	$(1,064)	$(49,234)

Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion	(52)	—	(4,395)

Net loss attributable to common stockholders	$(1,734)	$(1,064)	$(53,629)

Basic and diluted net loss per share attributable to common stockholders	$(0.06)	$(0.04)	$(2.95)

Weighted average number of shares used for calculation of net loss per share	29,322	29,071	18,149

See accompanying Notes to Condensed Consolidated Financial Statements.

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A

AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

Period from December 21, 1989 (inception) to March 31, 2004 (unaudited)

(In thousands, except share and per share data)

					Stockholders’ Equity (Deficit)

	Series A		Series C
	Redeemable		Redeemable		Series A-F		Series B
	Convertible		Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Issuance of common stock at $0.03127 per share for net assets contributed by founders in May 1990					—	$—			1,400,000	$1

Issuance of common stock at $0.005 per share for cash in November 1991					—	—			700,000	—
Issuance of Series A convertible preferred stock at $1.00 per share for cash in April 1991, net of offering costs of $44					725,000	1			—	—

Issuance of Series B convertible preferred stock at $3.00 per share for cash and in exchange for notes payable in January, March, May, and July 1992, net of offering costs of $29					1,226,338	—			—	—

Net loss from inception (December 21, 1989) through December 31, 1992					—	—			—	—

Balance at December 31, 1992					1,951,338	1			2,100,000	1

Issuance of Series C convertible preferred stock at $4.50 per share for cash in December 1993, net of offering costs of $29					550,552	—			—	—

Exercise of common stock options at $0.30 per share for cash in February 1993					—	—			200	—

Issuance of common stock at $0.30 per share in 1993 in exchange for services to a consultant					—	—			5,000	—

Net loss					—	—			—	—

Balance at December 31, 1993					2,501,890	1			2,105,200	1

Net loss					—	—			—	—

Balance at December 31, 1994					2,501,890	1			2,105,200	1

Net loss					—	—			—	—

Balance at December 31, 1995					2,501,890	1			2,105,200	1
Issuance of Series D convertible preferred stock at $7.25 per share for cash in March and April 1996, net of offering costs of $536					1,191,321	—			—	—

Exercise of common stock options at $0.10, $0.30, and $0.45 per share in August and October 1996					—	—			163,333	—

Net loss					—	—			—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)

			Deficit
			Accumulated	Accumulated	Total
	Additional	Deferred	During	Other	Stockholders’
	Paid In	Stock	Development	Comprehensive	Equity
	Capital	Compensation	Stage	Loss	(Deficit)

Issuance of common stock at $0.03127 per share for net assets contributed by founders in May 1990	$44	$—	$—		$45

Issuance of common stock at $0.005 per share for cash in November 1991	3	—	—		3
Issuance of Series A convertible preferred stock at $1.00 per share for cash in April 1991, net of offering costs of $44	681	—	—		682

Issuance of Series B convertible preferred stock at $3.00 per share for cash and in exchange for notes payable in January, March, May, and July 1992, net of offering costs of $29	3,650	—	—		3,650

Net loss from inception (December 21, 1989) through December 31, 1992	—	—	(2,476)		(2,476)

Balance at December 31, 1992	4,378	—	(2,476)		1,904

Issuance of Series C convertible preferred stock at $4.50 per share for cash in December 1993, net of offering costs of $29	2,448	—	—		2,448

Exercise of common stock options at $0.30 per share for cash in February 1993	1	—	—		1

Issuance of common stock at $0.30 per share in 1993 in exchange for services to a consultant	1	—	—		1

Net loss	—	—	(1,342)		(1,342)

Balance at December 31, 1993	6,828	—	(3,818)		3,012

Net loss	—	—	(1,463)		(1,463)

Balance at December 31, 1994	6,828	—	(5,281)		1,549

Net loss	—	—	(1,959)		(1,959)

Balance at December 31, 1995	6,828	—	(7,240)		(410)
Issuance of Series D convertible preferred stock at $7.25 per share for cash in March and April 1996, net of offering costs of $536	8,101	—	—		8,101

Exercise of common stock options at $0.10, $0.30, and $0.45 per share in August and October 1996	43	—	—		43

Net loss	—	—	(1,931)		(1,931)

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A

AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK — (Continued)

Period from December 21, 1989 (inception) to March 31, 2004 (unaudited)

(In thousands, except share and per share data)

					Stockholders’ Equity (Deficit)

	Series A		Series C
	Redeemable		Redeemable		Series A-F		Series B
	Convertible		Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance at December 31, 1996					3,693,211	1			2,268,533	1

Issuance of Series E convertible preferred stock at $7.25 per share for cash in August and September 1997, net of offering costs of $53					335,314	—			—	—

Exercise of common stock options at $0.10, $0.30, and $0.45 per share in April, August, and September 1997					—	—			32,111	—

Net loss					—	—			—	—

Balance at December 31, 1997					4,028,525	1			2,300,644	1

Exercise of common stock options at $0.10, $0.20, $1.27, and $1.45 per share in May, July, November and December 1998, respectively					—	—			159,879	—

Compensation expense associated with stock option modifications					—	—			—	—

Net loss					—	—			—	—

Balance at December 31, 1998					4,028,525	1			2,460,523	1

Exercise of common stock options at $.725 and $1.45 per share in April, June and August 1999					—	—			42,396	—

Issuance of Series F convertible preferred stock at $8.73 per share for cash					453,310	—			—	—

Compensation expense associated with stock option grants					—	—			—	—

Net loss					—	—			—	—

Balance at December 31, 1999					4,481,835	1			2,502,919	1

Compensation expense associated with stock option grants in prior year					—	—			—	—

Compensation expense associated with stock option grants in current year					—	—			—	—

Stock options cancelled during 2000					—	—			—	—

Net loss					—	—			—	—

Balance at December 31, 2000					4,481,835	1			2,502,919	1

Exercise of common stock options at $.10 per share in 2001					—	—			25,000	—

Exercise of common stock options at $1.45 per share in 2001					—	—			125	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)

			Deficit
			Accumulated	Accumulated	Total
	Additional	Deferred	During	Other	Stockholders’
	Paid In	Stock	Development	Comprehensive	Equity
	Capital	Compensation	Stage	Loss	(Deficit)

Balance at December 31, 1996	14,972	—	(9,171)		5,803

Issuance of Series E convertible preferred stock at $7.25 per share for cash in August and September 1997, net of offering costs of $53	2,378	—	—		2,378

Exercise of common stock options at $0.10, $0.30, and $0.45 per share in April, August, and September 1997	5	—	—		5

Net loss	—	—	(3,868)		(3,868)

Balance at December 31, 1997	17,355	—	(13,039)		4,318

Exercise of common stock options at $0.10, $0.20, $1.27, and $1.45 per share in May, July, November and December 1998, respectively	108	—	—		108

Compensation expense associated with stock option modifications	56	—	—		56

Net loss	—	—	(3,815)		(3,815)

Balance at December 31, 1998	17,519	—	(16,854)		667

Exercise of common stock options at $.725 and $1.45 per share in April, June and August 1999	32	—	—		32

Issuance of Series F convertible preferred stock at $8.73 per share for cash	3,956	—	—		3,956

Compensation expense associated with stock option grants	3,436	(3,247)	—		189

Net loss	—	—	(5,458)		(5,458)

Balance at December 31, 1999	24,943	(3,247)	(22,312)		(614)

Compensation expense associated with stock option grants in prior year	—	738	—		738

Compensation expense associated with stock option grants in current year	2,124	(1,642)	—		482

Stock options cancelled during 2000	(1,089)	1,089	—		—

Net loss	—	—	(5,229)		(5,229)

Balance at December 31, 2000	25,978	(3,062)	(27,541)		(4,623)

Exercise of common stock options at $.10 per share in 2001	3	—	—		3

Exercise of common stock options at $1.45 per share in 2001	—	—	—		—

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A

AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK — (Continued)

Period from December 21, 1989 (inception) to March 31, 2004 (unaudited)

(In thousands, except share and per share data)

Stockholders’ Equity (Deficit)

	Series A		Series C
	Redeemable		Redeemable		Series A-F		Series B
	Convertible		Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Compensation expense associated with stock option grants in prior years					—	—

Compensation expense associated with stock option grants in current year					—	—

Stock options cancelled during 2001					—	—

Deferred stock compensation associated with stock option grants to non- employees in 2001					—	—

Net loss					—	—

Balance at December 31, 2001					4,481,835	1

Issuance of Common Stock

Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138					5,564,047	1

Deferred stock compensation associated with stock option grants in 2002

Compensation expense associated with stock options outstanding

Effect of reverse merger and recapitalization:

Valuation of warrants associated with bridge financing

Valuation of beneficial conversion associated with bridge financing

Compensation expense associated with stock options outstanding recognized as a result of the reverse merger

Conversion of convertible preferred shares to Redeemable Convertible Preferred Series A at liquidation / redemption value	15,298,351	$6,855			(5,564,047)	(1)

Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares					(4,481,835)	(1)	12,025,656	$120

Conversion of Subsidiary Common Stock into Company Common Stock and Series B Preferred Shares:

Elimination of Subsidiary Common Stock

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)

					Deficit
					Accumulated	Accumulated	Total
	Common Stock		Additional	Deferred	During	Other	Stockholders’
			Paid In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)

Compensation expense associated with stock option grants in prior years	—	—	—	935	—		935

Compensation expense associated with stock option grants in current year	—	—	1,010	(833)	—		177

Stock options cancelled during 2001	—	—	(161)	161	—		—

Deferred stock compensation associated with stock option grants to non- employees in 2001	—	—	228	(131)	—		97

Net loss	—	—	—	—	(4,330)		(4,330)

Balance at December 31, 2001	2,528,044	1	27,058	(2,930)	(31,871)		(7,741)

Issuance of Common Stock	301,930	1	104				105

Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138			6,716				6,717

Deferred stock compensation associated with stock option grants in 2002			370	(370)

Compensation expense associated with stock options outstanding				452			452

Effect of reverse merger and recapitalization:

Valuation of warrants associated with bridge financing			657				657

Valuation of beneficial conversion associated with bridge financing			843				843

Compensation expense associated with stock options outstanding recognized as a result of the reverse merger				2,848			2,848

Conversion of convertible preferred shares to Redeemable Convertible Preferred Series A at liquidation / redemption value			(6,854)				(6,855)

Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares	297,146	3	(122)

Conversion of Subsidiary Common Stock into Company Common Stock and Series B Preferred Shares:

Elimination of Subsidiary Common Stock	(2,829,974)	(1)	1

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A

AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK — (Continued)

Period from December 21, 1989 (inception) to March 31, 2004 (unaudited)

(In thousands, except share and per share data)

					Stockholders’ Equity (Deficit)

	Series A
	Redeemable		Series C Redeemable		Series A-F		Series B
	Convertible		Convertible Preferred		Convertible		Convertible
	Preferred Stock		Stock		Preferred Stock		Preferred Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Issuance of Company Common Stock

Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held treasury)

Conversion of Convertible Preferred Series B Stock to Company Common Stock							(12,025,656)	(120)

Minimum Pension Liability Adjustment

Net loss

Other Comprehensive Loss

Balance at December 31, 2002	15,298,351	6,855			—	—	—	—

Compensation expense associated with stock options outstanding

Issuance of Redeemable Convertible Preferred Series C Stock, net of issuance costs of $612, which include the issuance of non-cash consideration in the form of warrants			22,246,153	$9,357

Issuance of Common Stock warrants to Series C Stockholders				(969)

Valuation of beneficial conversion associated with Series C Stock financing				(4,292)

Accretion of beneficial conversion associated with Series C Stock financing				4,292

Issuance of Common Stock — warrants exercised

Accretion of Series C Stock issuance cost				51

Net loss

Balance at December 31, 2003	15,298,351	6,855	22,246,153	8,439	—	—	—	—

Compensation expense associated with stock options outstanding

Accretion of Series C Stock issuance cost				52

Issuance of Common Stock — warrants exercised

Net loss

Balance at March 31, 2004 (unaudited)	15,298,351	$6,855	22,246,153	$8,491	—	$—	—	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)

					Deficit
					Accumulated	Accumulated	Total
	Common Stock		Additional	Deferred	During	Other	Stockholders’
			Paid In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)

Issuance of Company Common Stock	7,781,018	78	(78)

Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held treasury)	8,966,966	89	2,678				2,767

Conversion of Convertible Preferred Series B Stock to Company Common Stock	12,025,656	120

Minimum Pension Liability Adjustment						(58)	(58)

Net loss					(9,951)		(9,951)

Other Comprehensive Loss							(10,009)

Balance at December 31, 2002	29,070,786	291	31,373	—	(41,822)	(58)	(10,216)

Compensation expense associated with stock options outstanding			405				405

Issuance of Redeemable Convertible Preferred Series C Stock, net of issuance costs of $612, which include the issuance of non-cash consideration in the form of warrants			97				97

Issuance of Common Stock warrants to Series C Stockholders			969				969

Valuation of beneficial conversion associated with Series C Stock financing			4,292				4,292

Accretion of beneficial conversion associated with Series C Stock financing					(4,292)		(4,292)

Issuance of Common Stock — warrants exercised	230,000	2	113				115

Accretion of Series C Stock issuance cost						(51)	(51)

Net loss						(5,730)	(5,730)

Balance at December 31, 2003	29,300,786	293	37,249	—	(51,895)	(58)	(14,411)

Compensation expense associated with stock options outstanding			156				156

Accretion of Series C Stock issuance cost					(52)		(52)

Issuance of Common Stock — warrants exercised	69,930	—	31				31

Net loss					(1,682)		(1,682)

Balance at March 31, 2004 (unaudited)	29,370,716	$293	$37,436	$—	$(53,629)	$(58)	$(15,958)

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Period from
	March 31,		December 21, 1989
			(Inception) to
	2004	2003	March 31, 2004

	(unaudited)	(unaudited)	(unaudited)

Operating Activities

Net loss	$(1,682)	$(1,064)	$(49,234)

Adjustments to reconcile net loss to net cash used in operating activities:

Compensation expense associated with stock options	119	—	6,463

Amortization of debt discount for warrant and beneficial conversion feature	—	—	1,500

Non-cash interest expense	29	35	1,183

Depreciation and amortization	28	49	2,154

Loss on disposal of property and equipment	—	—	9

Changes in operating assets and liabilities:

Other current assets and receivables	(51)	(24)	(216)

Inventory	(16)	(80)	(232)

Other assets	7	7	(95)

Accounts payable and accrued expenses	89	83	753

Other liabilities	9	—	28

Net cash used in operating activities	(1,468)	(994)	(37,687)

Investing Activities

Purchases of property and equipment	(5)	(9)	(1,988)

Changes in short-term investments	—	1,005	2,945

Net cash provided by (used in) investing activities	(5)	996	957

Financing Activities

Issuance of common stock to founders for contributed patents	—	—	42

Issuance of Series B preferred stock upon conversion of interest payable	—	—	6

Reduction in payable to stockholder	—	—	(76)

Proceeds from issuance of convertible preferred stock, net of offering costs paid in cash	—	—	34,221

Proceeds from issuance of common stock	31	—	447

Repayment of capital lease obligations	(1)	(2)	(118)

Proceeds from notes payable	—	—	11,410

Payments on notes payable	—	—	(2,323)

Net cash provided by (used in) financing activities	30	(2)	43,609

Net increase (decrease) in cash	(1,443)	—	6,879

Cash at beginning of period	8,323	1	1

Cash at end of period	$6,880	$1	$6,880

Supplemental Disclosure of Cash Flow Information

Non-cash disclosure:

Issuance of Series B convertible preferred stock upon conversion of notes payable	$—	$—	$300

Equipment purchased pursuant to capital leases	4	—	128

Cancellation of stock options associated with deferred stock compensation	—	—	1,250

Net assets assumed in merger	—	—	2,733

Conversion of bridge financing to equity	—	—	2,860

Beneficial Conversion of Series C Stock	—	—	4,292

Warrants associated with Series C Stock	—	—	969

Warrants associated with Series C Stock private placement agent fee	—	—	97

Cash disclosure:

Cash paid for interest	—	—	314

See accompanying Notes to Condensed Consolidated Financial Statements.

REGEN BIOLOGICS, INC.

(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)
(Unaudited)

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

      On June 21, 2002, ReGen Biologics, Inc (“ReGen” or the “Company”) acquired RBio, Inc., formerly named ReGen Biologics, Inc. The acquisition was recorded for accounting purposes as a reverse merger and recapitalization. For purposes of this Form 10-Q, the historical financial statements of RBio, Inc., including related notes, have replaced the prior historical financial statements of the Company.

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and the results of operations for the interim periods.

      ReGen will continue to require additional capital to further develop its products and further develop sales and distribution channels for its products around the world. Accordingly, the Company is still considered a development stage enterprise. Management believes that ReGen will emerge from the development stage when the Collagen Meniscus Implant, or CMI, product is available for sale in the U.S. or sales of all of its products have reached a volume that will provide for positive gross margins.

      For further information, refer to the consolidated financial statements and notes included in ReGen’s Annual Report on Form 10-K/A for the year ended December 31, 2003.

      ReGen currently operates in one business segment that designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and regeneration of damaged human tissue. ReGen is managed and operated as one business segment. Accordingly, ReGen does not prepare financial information for separate product areas and does not have separate reportable segments as defined by Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure about Segments of an Enterprise and Related Information.

     Concentrations of Risk

      The Company currently has two principal customers, which market and sell the Company’s two current products. Customer A has the license to sell the Sharp Shooter product. Customer B, which is also a shareholder of the Company, has a non-exclusive license to sell the CMI product outside of the United States and a license to sell the SharpShooter product in a limited manner in connection with the sale of the CMI. Concentrations of receivables and revenues by customer as of and for the periods ended March 31, 2004 and March 31, 2003 are as follows:

	Three Months
	Ended March 31,

	2004	2003

Accounts receivable:

Customer A	99%	7%

Customer B	1%	93%

Sales revenues:

Customer A	97%	27%

Customer B	3%	73%

Royalties:

Customer A	100%	100%

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In several cases the Company relies on a single vendor to supply critical materials or components. All of these materials and components can currently be obtained by alternative suppliers, subject to the time and other resources required to initiate new vendor relationships.

     Adoption of New Accounting Pronouncements

      In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. Interpretation No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. Previously, entities were generally consolidated by a company that had a controlling financial interest through ownership of a majority voting interest in the entity. In December 2003, the FASB issued FIN 46 (revised December 2003), Consolidation of Variable Interest Entities, (FIN 46R) to clarify some of the provisions of FIN 46. For the year ended December 31, 2003, the Company was required to apply the provisions of FIN 46 that relate to special purpose entities (SPEs) created prior to February 1, 2003. Adoption of these provisions did not have a material impact on the Company’s financial statements. For the quarter ended March 31, 2004, the Company is required to adopt the provisions related to non-SPEs created prior to February 1, 2003, and the provisions related to all entities, regardless of whether an SPE, that were created subsequent to January 31, 2003. Adoption of these provisions did not have a material impact on the Company’s financial statements.

      In December 2003, the FASB issued FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revised standard requires new disclosures in addition to those required by the original standard about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. As revised, SFAS No. 132 is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by this standard are effective for interim periods beginning after December 15, 2003. See “Defined Benefit Plan” for newly required interim disclosures.

     Reclassifications

      Certain prior year and inception to March 31, 2004 balances have been reclassified to conform to the current period’s presentation. Rent expense includes related operating expenses allocated pro rata based on sub-leased square footage.

     Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with a maturity of 90 days or less at the date of acquisition to be cash equivalents and as such has classified cash held in a money market account and sweep account as cash equivalents. The Company held cash equivalents of $6,721 and $8,091 in a money market account and $159 and $232 in a sweep account as of March 31, 2004 and December 31, 2003, respectively.

     Inventories

      Inventories are valued at the lower of actual cost or market, using the first-in, first-out (FIFO) method. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a build-up in the stage of completion using estimated labor inputs for each stage and historical yields reduced by estimated usage for quality control testing and for research and development.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Inventory consists of the following:

	March 31, 2004	December 31, 2003

	(In thousands)

Raw material	$28	$29

Work in process	6	16

Finished goods	198	171

	$232	$216

      Inventory was adjusted down $11 and $62 during the periods ended March 31, 2004 and December 31, 2003, respectively, to reflect values at the lower of cost or market. At March 31, 2004, 9% of the units in inventory are valued at below the Company’s cost. Due to a high degree of fixed costs in the production process, and the early stage of market acceptance for the Company’s products, current sales and production volumes are not adequate to provide for per unit costs that are lower than the current market prices.

     Accrued Expenses

      Accrued expenses consist of the following:

	March 31, 2004	December 31, 2003

	(In thousands)

Accrued professional fees	$234	$190

Accrued officer compensation	—	178

Accrued printing cost	31	26

Accrued common stock registration cost	65	75

Accrued vacation	33	22

Other accrued cost	37	50

	$400	$541

     Defined Benefit Plan

      Prior to the reverse merger and recapitalization, the Company sponsored a defined benefit pension plan (“Pension Plan”) covering all former employees of National Health Advisors, a subsidiary of the Company acquired in 1997. The Pension Plan was amended to freeze benefit accruals and the entry of new participants effective October 31, 1997. The sale of the Company’s APACHE business in 2001 resulted in the termination of all remaining participants in the Pension Plan.

      The Company previously disclosed in its financial statements for the year ended December 31, 2003, that it did not expect to make contributions to the plan during 2004 and as of March 31, 2004 no contributions have been made. Pension expense during the three month periods ended March 31, 2004 and 2003 was not material.

     Stock Based Compensation

      The Company has adopted the disclosure only provisions of SFAS No. 123. Accordingly, if the exercise price of the Company’s employee stock options equals or exceeds the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Had compensation costs for the Company’s stock options been determined based on SFAS No. 123 as amended by SFAS No. 148, the Company’s net loss attributable to common stockholders and net loss per share attributable to common stockholders would have been as follows (in thousands, except per share data):

	Three Months Ended
	March 31,

	2004	2003

Net loss attributable to common stockholders, as reported	$(1,734)	$(1,064)

Add: Total stock-based employee compensation expense as reported under intrinsic value method (APB No 25) for all awards, net of related tax effects	113	—

Deduct: Total stock-based compensation expense determined under fair value based method (SFAS No. 123) for all awards, net of related tax effects	(253)	(46)

Pro forma net loss attributable to common stockholders	$(1,874)	$(1,110)

Net loss per share attributable to common stockholders:

Basic and diluted — as reported	$(0.06)	$(0.04)

Basic and diluted — pro forma	$(0.06)	$(0.04)

Shares	29,322	29,071

(2)	FINANCINGS AND CAPITAL TRANSACTIONS

      The Series C Stock and Series A Stock are subject to Registration Rights Agreements entered into as of September 23, 2003 and September 30, 2003 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register the common shares into which the Series C Stock and the Series A Stock is convertible. ReGen has received notice from certain holders of the Series C Stock and Series A Stock, representing 35,549,814 shares, requesting that ReGen register such shares pursuant to the terms of the Registration Rights Agreements.

      On April 19, 2004, the Company completed a private placement for 12,074,595 shares of restricted common stock at a price per share of $0.85, resulting in proceeds net of issuance costs of approximately $9,781 (the “April Financing”). The common stock sold in the private placement may be registered by the Company on one or more registration statements to be filed with the SEC, and will be subject to lock-up provisions for a period of 150 days after the completion of the private placement.

      On April 26, 2004, the Company filed a preliminary registration statement (the “Registration Statement”) with the SEC on Form S-1 for registration of 47,624,409 shares of common stock. The shares being registered include common shares registered pursuant to the Registration Rights Agreements (issuable upon the conversion of certain shares of Series A Stock and Series C Stock) and the shares issued in the April Financing. The Registration Statement has not yet been declared effective.

(3)	RESTATEMENT

      The Statement of Operations for the three month period ended March 31, 2004 and the period from December 21, 1989 (inception) through March 31, 2004 have been restated to reflect the accretion for the beneficial conversion and issuance costs on the Series C Preferred Stock as a deemed dividend and therefore an addition to the net loss attributable to common stockholders. Basic and diluted net loss per share attributable to common stockholders for the period from December 21, 1989 (inception) through March 31, 2004 has also been restated to reflect this change.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Board of Directors
ReGen Biologics, Inc.

      We have audited the accompanying consolidated balance sheets of ReGen Biologics, Inc. (a development stage company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and Series A and Series C redeemable convertible preferred stock, and cash flows for each of the three years in the period ended December 31, 2003 and for the period from December 21, 1989 (inception) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ReGen Biologics, Inc. (a development stage company) as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, and for the period from December 21, 1989 (inception) to December 31, 2003 in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 17 to the consolidated financial statements, the statement of operations for the year ended December 31, 2003 has been restated to give effect to the accretion of the beneficial conversion and issuance costs on the Series C Preferred shares as a deemed dividend.

/S/ ERNST & YOUNG LLP

Baltimore, Maryland

March 26, 2004 except for
     Note 17 as to which
     the date is June 9, 2004

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(In thousands, except
	share data)

ASSETS

Current assets:

Cash and cash equivalents	$8,323	$1

Short-term investments	—	3,473

Trade receivables	11	8

Receivables from related parties	—	81

Inventory	216	262

Prepaid expenses and other current assets	247	91

Total current assets	8,797	3,916

Property and equipment, net	80	129

Other assets	152	181

Total assets	$9,029	$4,226

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:

Accounts payable	$408	$251

Accounts payable to related parties	26	7

Accrued expenses	466	206

Merger cost accrued expenses	75	198

Current portion of capital leases	4	5

Total current liabilities	979	667

Pension liability	144	144

Other liabilities	19	41

Long-term portion of capital leases	3	7

Long-term portion of notes payable to related parties, including accrued interest of $958 and $685 as of December 31, 2003 and 2002, respectively	7,001	6,728

Total liabilities	8,146	7,587

Series A redeemable convertible preferred stock, $.01 par value; 60,000,000 shares authorized, liquidation preference of $6,855; and 15,298,351 shares issued and outstanding as of December 31, 2003 and 2002	6,855	6,855

Series C redeemable convertible preferred stock, $.01 par value; 30,000,000 shares authorized, liquidation preference of $9,969; and 22,246,153 and 0 shares issued and outstanding as of December 31, 2003 and 2002, respectively	8,439	—

Stockholders’ equity (deficit):

Common stock, $.01 par value; 130,000,000 authorized shares; 29,318,901 shares issued and 29,300,786 shares outstanding as of December 31, 2003, net of 18,115 shares held in treasury; 29,088,901 shares issued and 29,070,786 shares outstanding as of December 31, 2002, net of 18,115 shares held in treasury	293	291

Accumulated other comprehensive loss	(58)	(58)

Additional paid-in capital	37,249	31,373

Deficit accumulated during development stage	(51,895)	(41,822)

Total stockholders’ equity (deficit)	(14,411)	(10,216)

Total liabilities and stockholders’ equity (deficit)	$9,029	$4,226

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

				Period from
	Years Ended December 31,			December 21, 1989
				(Inception) to
	2003	2002	2001	December 31, 2003

	(Restated —			(Restated —
	See Note (17))			See Note (17))

	(In thousands, except per share data)

Revenues:

Sales	$262	$737	$434	$2,395

Royalties	31	44	56	141

Grant and other revenue	—	—	—	433

Total revenues	293	781	490	2,969

Expenses:

Costs of goods sold	349	1,039	700	2,931

Research and development	2,675	2,222	2,125	27,851

Business development, general and administrative	2,483	2,147	1,592	13,726

Compensation expense associated with stock options and warrants	367	3,300	1,209	6,342

Total expenses	5,874	8,708	5,626	50,850

Operating loss	(5,581)	(7,927)	(5,136)	(47,881)

Merger cost	—	(515)	—	(515)

Interest and other income	23	66	12	1,234

Rental income	381	511	451	1,566

Rental expense	(278)	(316)	(303)	(1,047)

Interest expense	(275)	(1,770)	(354)	(2,959)

License fees	—	—	1,000	2,050

Net loss	$(5,730)	$(9,951)	$(4,330)	$(47,552)

Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion	(4,343)	—	—	(4,343)

Net loss attributable to common stockholders	$(10,073)	$(9,951)	$(4,330)	$(51,895)

Basic and diluted net loss per share attributable to common stockholders	$(0.35)	$(0.56)	$(0.25)	$(2.89)

Weighted average number of shares used for calculation of net loss per share (shares outstanding immediately after reverse merger and recapitalization used for the year ended 2001 and prior)	29,114	17,671	17,045	17,950

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A

AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

Period from December 21, 1989 (inception) to December 31, 2003

					Stockholders Equity (Deficit)

	Series A		Series C
	Redeemable		Redeemable		Series A-F		Series B
	Convertible		Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

	(In thousands, except share and per share data)

Issuance of common stock at $0.03127 per share for net assets contributed by founders in May 1990					—	$—			1,400,000	$1

Issuance of common stock at $0.005 per share for cash in November 1991					—	—			700,000	—

Issuance of Series A convertible preferred stock at $1.00 per share for cash in April 1991, net of offering costs of $44					725,000	1			—	—

Issuance of Series B convertible preferred stock at $3.00 per share for cash and in exchange for notes payable in January, March, May, and July 1992, net of offering costs of $29					1,226,338	—			—	—

Net loss from inception (December 21, 1989) through December 31, 1992					—	—			—	—

Balance at December 31, 1992					1,951,338	1			2,1000,000	1

Issuance of Series C convertible preferred stock at $4.50 per share for cash in December 1993, net of offering costs of $29					550,552	—			—	—

Exercise of common stock options at $0.30 per share for cash in February 1993					—	—			200	—

Issuance of common stock at $0.30 per share in 1993 in exchange for services to a consultant					—	—			5,000	—

Net loss					—	—			—	—

Balance at December 31, 1993					2,501,890	1			2,105,200	1

Net loss					—	—			—	—

Balance at December 31, 1994					2,501,890	1			2,105,200	1

Net loss					—	—			—	—

Balance at December 31, 1995					2,501,890	1			2,105,200	1

Issuance of Series D convertible preferred stock at $7.25 per share for cash in March and April 1996, net of offering costs of $536					1,191,321	—			—	—

Exercise of common stock options at $0.10, $0.30, and $0.45 per share in August and October 1996					—	—			163,333	—

Net loss					—	—			—	—

Balance at December 31, 1996					3,693,211	1			2,268,533	1

Issuance of Series E convertible preferred stock at $7.25 per share for cash in August and September 1997, net of offering costs of $53					335,314	—			—	—

Exercise of common stock options at $0.10, $0.30, and $0.45 per share in April, August, and September 1997					—	—			32,111	—

Net loss					—	—			—	—

Balance at December 31, 1997					4,028,525	1			2,300,644	1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders Equity (Deficit)

			Deficit
			Accumulated	Accumulated	Total
	Additional	Deferred	During	Other	Stockholders’
	Paid In	Stock	Development	Comprehensive	Equity
	Capital	Compensation	Stage	Loss	(Deficit)

	(In thousands, except share and per share data)

Issuance of common stock at $0.03127 per share for net assets contributed by founders in May 1990	$44	$—	$—		$45

Issuance of common stock at $0.005 per share for cash in November 1991	3	—	—		3

Issuance of Series A convertible preferred stock at $1.00 per share for cash in April 1991, net of offering costs of $44	681	—	—		682

Issuance of Series B convertible preferred stock at $3.00 per share for cash and in exchange for notes payable in January, March, May, and July 1992, net of offering costs of $29	3,650	—	—		3,650

Net loss from inception (December 21, 1989) through December 31, 1992	—	—	(2,476)		(2,476)

Balance at December 31, 1992	4,378	—	(2,476)		1,904

Issuance of Series C convertible preferred stock at $4.50 per share for cash in December 1993, net of offering costs of $29	2,448	—	—		2,448

Exercise of common stock options at $0.30 per share for cash in February 1993	1	—	—		1

Issuance of common stock at $0.30 per share in 1993 in exchange for services to a consultant	1	—	—		1

Net loss	—	—	(1,342)		(1,342)

Balance at December 31, 1993	6,828	—	(3,818)		3,012

Net loss	—	—	(1,463)		(1,463)

Balance at December 31, 1994	6,828	—	(5,281)		1,549

Net loss	—	—	(1,959)		(1,959)

Balance at December 31, 1995	6,828	—	(7,240)		(410)

Issuance of Series D convertible preferred stock at $7.25 per share for cash in March and April 1996, net of offering costs of $536	8,101	—	—		8,101

Exercise of common stock options at $0.10, $0.30, and $0.45 per share in August and October 1996	43	—	—		43

Net loss	—	—	(1,931)		(1,931)

Balance at December 31, 1996	14,972	—	(9,171)		5,803

Issuance of Series E convertible preferred stock at $7.25 per share for cash in August and September 1997, net of offering costs of $53	2,378	—	—		2,378

Exercise of common stock options at $0.10, $0.30, and $0.45 per share in April, August, and September 1997	5	—	—		5

Net loss	—	—	(3,868)		(3,868)

Balance at December 31, 1997	17,355	—	(13,039)		4,318

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A

AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK — (Continued)

Period from December 21, 1989 (inception) to December 31, 2003

					Stockholders’ Equity (Deficit)

	Series A		Series C
	Redeemable		Redeemable		Series A-F		Series B
	Convertible		Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

	(In thousands, except share and per share data)

Exercise of common stock options at $0.10, $0.20, $1.27, and $1.45 per share in May, July, November and December 1998, respectively					—	—			159,879	—

Compensation expense associated with stock option modifications					—	—			—	—

Net loss					—	—			—	—

Balance at December 31, 1998					4,028,525	1			2,460,523	1

Exercise of common stock options at $.725 and $1.45 per share in April, June and August 1999					—	—			42,396	—

Issuance of Series F convertible preferred stock at $8.73 per share for cash					453,310	—			—	—

Compensation expense associated with stock option grants					—	—			—	—

Net loss					—	—			—	—

Balance at December 31, 1999					4,481,835	1			2,502,919	1

Compensation expense associated with stock option grants in prior year					—	—			—	—

Compensation expense associated with stock option grants in current year					—	—			—	—

Stock options cancelled during 2000					—	—			—	—

Net loss					—	—			—	—

Balance at December 31, 2000					4,481,835	1			2,502,919	1

Exercise of common stock options at $.10 per share in 2001					—	—			25,000	—

Exercise of common stock options at $1.45 per share in 2001					—	—			125	—

Compensation expense associated with stock option grants in prior years					—	—			—	—

Compensation expense associated with stock option grants in current year					—	—			—	—

Stock options cancelled during 2001					—	—			—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)

			Deficit
			Accumulated	Accumulated	Total
	Additional	Deferred	During	Other	Stockholders’
	Paid In	Stock	Development	Comprehensive	Equity
	Capital	Compensation	Stage	Loss	(Deficit)

	(In thousands, except share and per share data)

Exercise of common stock options at $0.10, $0.20, $1.27, and $1.45 per share in May, July, November and December 1998, respectively	108	—	—		108

Compensation expense associated with stock option modifications	56	—	—		56

Net loss	—	—	(3,815)		(3,815)

Balance at December 31, 1998	17,519	—	(16,854)		667

Exercise of common stock options at $.725 and $1.45 per share in April, June and August 1999	32	—	—		32

Issuance of Series F convertible preferred stock at $8.73 per share for cash	3,956	—	—		3,956

Compensation expense associated with stock option grants	3,436	(3,247)	—		189

Net loss	—	—	(5,458)		(5,458)

Balance at December 31, 1999	24,943	(3,247)	(22,312)		(614)

Compensation expense associated with stock option grants in prior year	—	738	—		738

Compensation expense associated with stock option grants in current year	2,124	(1,642)	—		482

Stock options cancelled during 2000	(1,089)	1,089	—	—

Net loss	—	—	(5,229)		(5,229)

Balance at December 31, 2000	25,978	(3,062)	(27,541)		(4,623)

Exercise of common stock options at $.10 per share in 2001	3	—	—		3

Exercise of common stock options at $1.45 per share in 2001	—	—	—		—

Compensation expense associated with stock option grants in prior years	—	935	—		935

Compensation expense associated with stock option grants in current year	1,010	(833)	—		177

Stock options cancelled during 2001	(161)	161	—		—

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A

AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK — (Continued)

Period from December 21, 1989 (inception) to December 31, 2003

					Stockholders Equity (Deficit)

	Series A		Series C
	Redeemable		Redeemable		Series A-F		Series B
	Convertible		Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

	(In thousands, except share and per share data)

Deferred stock compensation associated with stock option grants to non- employees in 2001					—	—

Net loss					—	—

Balance at December 31, 2001					4,481,835	1

Issuance of Common Stock

Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138					5,564,047	1

Deferred stock compensation associated with stock option grants in 2002

Compensation expense associated with stock options outstanding

Effect of reverse merger and recapitalization:

Valuation of warrants associated with bridge financing

Valuation of beneficial conversion associated with bridge financing

Compensation expense associated with stock options outstanding recognized as a result of the reverse merger

Conversion of convertible preferred shares to Redeemable Convertible Preferred Series A at liquidation/ redemption value	15,298,351	$6,855			(5,564,047)	(1)

Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares					(4,481,835)	(1)	12,025,656	$120

Conversion of Subsidiary Common Stock into Company Common Stock and Series B Preferred Shares:

Elimination of Subsidiary Common Stock

Issuance of Company Common Stock

Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held treasury)

Conversion of Convertible Preferred Series B Stock to Company Common Stock							(12,025,656)	(120)

Minimum Pension Liability

Net loss

Other comprehensive loss

Balance at December 31, 2002	15,298,351	$6,855	—		$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders Equity (Deficit)

					Deficit
					Accumulated	Accumulated	Total
	Common Stock		Additional	Deferred	During	Other	Stockholders’
			Paid In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)

	(In thousands, except share and per share data)

Deferred stock compensation associated with stock option grants to non- employees in 2001	—	—	228	(131)	—		97

Net loss	—	—	—	—	(4,330)		(4,330)

Balance at December 31, 2001	2,528,044	1	27,058	(2,930)	(31,871)		(7,741)

Issuance of Common Stock	301,930	1	104				105

Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138			6,716				6,717

Deferred stock compensation associated with stock option grants in 2002			370	(370)

Compensation expense associated with stock options outstanding				452			452

Effect of reverse merger and recapitalization:

Valuation of warrants associated with bridge financing			657				657

Valuation of beneficial conversion associated with bridge financing			843				843

Compensation expense associated with stock options outstanding recognized as a result of the reverse merger				2,848			2,848

Conversion of convertible preferred shares to Redeemable Convertible Preferred Series A at liquidation/ redemption value			(6,854)				(6,855)

Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares	297,146	3	(122)

Conversion of Subsidiary Common Stock into Company Common Stock and Series B Preferred Shares:

Elimination of Subsidiary Common Stock	(2,829,974)	(1)	1

Issuance of Company Common Stock	7,781,018	78	(78)

Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held treasury)	8,966,966	89	2,678				2,767

Conversion of Convertible Preferred Series B Stock to Company Common Stock	12,025,656	120

Minimum Pension Liability						(58)	(58)

Net loss					(9,951)		(9,951)

Other comprehensive loss							(10,009)

Balance at December 31, 2002	29,070,786	$291	$31,373	$	$(41,822)	$(58)	$(10,216)

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A

AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK — (Continued)

Period from December 21, 1989 (inception) to December 31, 2003

					Stockholders’ Equity (Deficit)

	Series A		Series C
	Redeemable		Redeemable		Series A-F		Series B
	Convertible		Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

	(In thousands, except share and per share data)

Compensation expense associated with stock options outstanding

Issuance of Redeemable Convertible Preferred Series C Stock, net of issuance costs of $612, which include the issuance of non-cash consideration in the form of warrants			22,246,153	$9,357

Issuance of Common Stock warrants to Series C Stockholders				(969)

Valuation of beneficial conversion associated with Series C Stock financing				(4,292)

Accretion of beneficial conversion associated with Series C Stock financing				4,292

Issuance of Common Stock — warrants exercised									230,000	2

Accretion of Series C Stock issuance cost				51

Net loss and comprehensive loss

Balance at December 31, 2003	15,298,351	$6,855	22,246,153	$8,439	—	$—	—	$—	29,300,786	$293

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)

			Deficit
			Accumulated	Accumulated
	Additional	Deferred	During	Other	Total
	Paid In	Stock	Development	Comprehensive	Stockholders’
	Capital	Compensation	Stage	Loss	(Deficit)

	(In thousands, except share and per share data)

Compensation expense associated with stock options outstanding	405				405

Issuance of Redeemable Convertible Preferred Series C Stock, net of issuance costs of $612, which include the issuance of non-cash consideration in the form of warrants	97				97

Issuance of Common Stock warrants to Series C Stockholders	969				969

Valuation of beneficial conversion associated with Series C Stock financing	4,292				4,292

Accretion of beneficial conversion associated with Series C Stock financing			(4,292)		(4,292)

Issuance of Common Stock — warrants exercised	113				115

Accretion of Series C Stock issuance cost			(51)		(51)

Net loss and comprehensive loss			(5,730)		(5,730)

Balance at December 31, 2003	$37,249	$—	$(51,895)	$(58)	$(14,411)

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

				Period from
	Year Ended December 31,			December 21, 1989
				(Inception) to
	2003	2002	2001	December 31, 2003

	(In thousands)

Operating Activities

Net loss	$(5,730)	$(9,951)	$(4,330)	$(47,552)

Adjustments to reconcile net loss to net cash used in operating activities:

Compensation expense associated with stock options	367	3,300	1,209	6,344

Amortization of debt discount for warrant and beneficial conversion feature	—	1,500	—	1,500

Non-cash interest expense	273	270	354	1,154

Depreciation and amortization	93	238	272	2,126

Loss on disposal of property and equipment	—	—	—	9

Changes in operating assets and liabilities:

Other current assets and receivables	(40)	200	(34)	(165)

Inventory	46	31	(92)	(216)

Other assets	29	(131)	—	(102)

Accounts payable and accrued expenses	313	(194)	164	664

Other liabilities	(22)	—	41	19

Net cash used in operating activities	(4,671)	(4,737)	(2,416)	(36,219)

Investing Activities

Purchases of property and equipment	(44)	(6)	(14)	(1,983)

Changes in short-term investments	3,473	(201)	397	2,945

Net cash provided by (used in) investing activities	3,429	(207)	383	962

Financing Activities

Issuance of common stock to founders for contributed patents	—	—	—	42

Issuance of Series B preferred stock upon conversion of interest payable	—	—	—	6

Reduction in payable to stockholder	—	—	—	(76)

Proceeds from issuance of convertible preferred stock, net of offering costs	9,454	3,857	—	34,221

Proceeds from issuance of common stock	115	105	3	416

Repayment on capital lease obligations	(5)	(6)	(3)	(117)

Proceeds from notes payable	—	988	2,030	11,410

Payments on notes payable	—	—	—	(2,323)

Net cash provided by financing activities	9,564	4,944	2,030	43,579

Net increase (decrease) in cash	8,322	—	(3)	8,322

Cash at beginning of period	1	1	4	1

Cash at end of period	$8,323	$1	$1	$8,323

Supplemental disclosure of cash flow information

Non-cash disclosure:

Issuance of Series B convertible preferred stock upon conversion of notes payable	$—	$—	—	$300

Equipment purchased pursuant to capital leases	—	10	10	124

Cancellation of stock options associated with deferred stock compensation associated	—	—	161	1,250

Net assets assumed in merger	—	2,733	—	2,733

Conversion of bridge financing to equity	—	2,860	—	2,860

Cash disclosure:

Cash paid for interest	2	2	—	314

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

(1)	NATURE OF BUSINESS

      ReGen Biologics, Inc. (“ReGen” or the “Company”), formerly Aros Corporation, a Delaware corporation, was incorporated as APACHE Medical Systems, Inc. (“APACHE”) on September 1, 1987. APACHE was a provider of clinically based decision support information systems and consulting services to the healthcare industry offering a comprehensive line of outcomes-based products and services, encompassing software, hardware, and related consulting and disease management information services. The Company sold or discontinued all APACHE business and changed its name to Aros Corporation in 2001.

      On June 21, 2002, the Company approved a merger of RBio, Inc. (“RBio”) into Aros Acquisition Corporation, a wholly owned subsidiary of the Company. In connection with the acquisition of RBio discussed below, as of November 12, 2002, Aros Corporation changed its name to ReGen Biologics, Inc. and began trading under the new ticker symbol “RGBI”, effective November 20, 2002. The merger included all of RBio’s business and operating activities and employees.

      RBio, Inc. (“RBio” or the “Subsidiary”), formerly ReGen Biologics, Inc., a Delaware corporation, was incorporated in California on December 21, 1989 and reincorporated in Delaware on June 28, 1990 for the purpose of research and development and, ultimately, the sale of collagen-based technologies and products to stimulate re-growth of tissue that, under natural conditions, does not regenerate adequately in humans. On November 12, 2002 ReGen Biologics, Inc. changed its name to RBio, Inc.

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and account balances have been eliminated in consolidation.

      Through its Subsidiary, the Company developed a proprietary collagen based matrix technology, which has been clinically proven to regenerate lost or damaged tissue. This technology produces a scaffold, which promotes the natural re-growth of tissue into the implanted matrix. The matrix material then absorbs, leaving native tissue in its place. The Company chose to initially adapt this technology in the orthopedic area, which offers a substantial unmet need and large market size.

      The Company developed and currently markets outside the U.S., the Collagen Meniscus Implant (“CMI”). This implant product for the meniscus of the human knee is the Company’s initial application of its tissue re-growth technology. Patients with a damaged meniscus frequently undergo an arthroscopic surgical procedure known as a partial meniscectomy, removing the damaged tissue, leaving the patient with less meniscus to support the knee and protect the patient from further complications or injury. For many of these patients, the CMI presents a surgical alternative, with the potential to re-grow much of the tissue otherwise lost in these procedures, allowing the patient to return to a more active lifestyle than otherwise may have been possible. In 2002, the Company estimates that there were approximately 1.1 million partial meniscectomy procedures performed worldwide, of which approximately 783,000 were in the United States.

      The Company has also developed and markets the SharpShooter Tissue Repair System (“SharpShooter”), a suturing device used to facilitate the surgical implant of the CMI, as well as to perform other similar arthroscopic meniscus repair procedures.

      The CMI and SharpShooter in 2000 each received the CE Mark for distribution in the European Economic Community. In 2002, the CMI was cleared for marketing in Australia and Chile, and in 2000, the SharpShooter received marketing clearance by the United States Food and Drug Administration (“FDA”) for sale in the United States. In the fourth quarter of 2002 the Company completed the required enrollment and related surgical procedures for its CMI clinical trial in the United States.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

      The U.S. CMI clinical trial is a multicenter pivotal trial consisting of 288 patients, 14 centers and 23 surgeons. Prior to submission of results in the Company’s Pre-market Approval Application (“PMA”), all patients will undergo a clinical follow-up exam at two years after the date of their CMI procedure. The Company expects these two-year clinical follow-up exams will be completed in the fourth quarter of 2004, with submission of the completed PMA to the FDA shortly thereafter. To date, the Company has collected two-year clinical results on approximately 66% of the patients in the CMI trial.

      The Company will continue to require additional capital to complete the U.S. CMI clinical trial, further develop its products and further develop sales and distribution channels for its products around the world. Accordingly, the Company is still considered a development stage enterprise. Management believes that the Company will emerge from the development stage when the CMI product is available for sale in the U.S. or sales of all of its products have reached a volume that will provide for positive gross margin.

      The future operating results of the Company may be affected by a number of risks and certain other factors. The Company’s future operating results are highly dependent upon its ability to obtain and maintain regulatory approvals for its CMI and other products. Although the CMI is cleared for sale and distributed in Europe, Australia and Chile, it is not approved for sale in the U.S., and the Company makes no claim regarding its safety, effectiveness or its potential for FDA approval. The process of review by the FDA is uncertain, and while the Company expects that the FDA Orthopedic Panel will issue its ruling on the CMI product in late 2005, and a final decision from the FDA is expected shortly thereafter, there is no guarantee that the Company will receive approval by the FDA in any specific time frame, or at all. Should the FDA approve the CMI for sale in the U.S., sales of the CMI in the U.S. will not occur until, at the earliest, late 2005.

      In addition to regulatory related hurdles, in order to approach a position of positive operating earnings and cash flow, the Company will need to effectively address various other operating issues, including special third party reimbursement provisions for the surgeons and facilities that will be responsible for implanting the Company’s CMI or other future products. While the Company is actively working to address these issues, there is no guarantee that the Company will be able to obtain special reimbursement provisions, or obtain them in any given time frame.

      The Company will continue pursuing additional permanent equity capital in order to support ongoing operations at least until the date it receives FDA approval for the CMI and is able to market the CMI in the United States. While the Company has been successful in the past in obtaining the necessary capital to support its operations, there is no guarantee that the Company will be able to obtain additional equity capital under commercially reasonable terms and conditions, or at all. Based upon current cash reserves, and planned spending rates, management believes the Company has adequate cash on hand to support ongoing operations through the first quarter of 2005. The Company plans to raise additional capital, which depending upon market conditions could be concluded as early as the second quarter of 2004, which it expects would allow it to continue to operate through the date that the FDA is expected to make a final decision regarding approval of the CMI.

(2)	BASIS OF PRESENTATION

      On June 21, 2002, the Company approved a merger of the Subsidiary into Aros Acquisition Corporation, a wholly owned subsidiary of the Company. The acquisition of the Subsidiary has been recorded for accounting purposes as a reverse merger and recapitalization, whereby the Subsidiary is assumed to be the accounting acquirer of the Company. For purposes of this filing and future filings, the historical financial statements of the Subsidiary including related notes have replaced the prior historical financial statements of the Company. On the date of the merger between the Subsidiary and the Company, the assets and liabilities of

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

the Company were merged into the historical balance sheet of the Subsidiary for consolidated financial statement purposes as if the Subsidiary had acquired the Company. The assets and liabilities of the Company at the acquisition date comprised approximately $2,950 in cash, approximately $212 in prepaid and other assets and approximately $430 in accounts payable, accrued expenses and other liabilities. The fair values of these assets and liabilities approximate their book values at the acquisition date. Because the Company was essentially a non-operating entity at the time of the merger, the merger was considered a capital transaction in substance and no goodwill was recorded. The common and preferred stock of the Subsidiary that was outstanding at the date of the merger was replaced with the common and preferred stock (along with additional paid in capital) of the Company including those shares issued to consummate the merger. The historical retained deficits of the Subsidiary were carried forward into the merged company.

      Costs associated with the merger included legal and accounting fees and an estimate of the costs to be incurred to register the unregistered shares distributed to the former shareholders of the Subsidiary in connection with the merger. The costs incurred in 2002 in connection with the merger were $515.

      For the twelve months ended December 31, 2002, the pro forma amounts indicating results as if the merger had taken place on January 1, 2002 for revenue, net loss and earnings per share were $781, ($9,963) and ($0.56), respectively.

(3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents and Short-term Investments

      The Company considers all highly liquid investments purchased with a maturity of 90 days or less at the date of acquisition to be cash equivalents and as such has classified the cash held in a money market account and sweep account as cash equivalents. During the third quarter of 2003, the Company changed its investment portfolio and as of December 31, 2003, held cash equivalents of $8,091 in a money market account and $232 in a sweep account.

      The Company had $0 and $3,473 of short-term investments invested in U.S. and foreign government agency and corporate securities as of December 31, 2003 and December 31, 2002, respectively. At December 31, 2002, all short-term investments were debt securities classified as held to maturity, and, accordingly, were carried at amortized cost, which approximates fair value. The cost of securities sold is based on the specific identification method, when applicable. The Company did not have any material realized or unrealized gains or losses at December 31, 2003 and December 31, 2002 and for the years then ended.

Inventories

      Inventories are valued at the lower of actual cost or market, using the first-in, first-out (FIFO) method. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a build-up in the stage of completion using estimated labor inputs for each stage and historical yields reduced by estimated usage for quality control testing.

Property and Equipment

      Property and equipment are stated at cost. Depreciation of computer, office, and manufacturing equipment is calculated using the straight-line method over the estimated useful lives (three to five years), and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

Income Taxes

      The Company provides for income taxes in accordance with the asset and liability method, prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue Recognition

      The Company sells its products to distributors of orthopedic products under exclusive license agreements.

      Revenues from sales of products are recognized when goods are shipped to the distributors (the customers). Amounts billed to customers for shipping and handling are included in revenues. Under our agreements our customers do not have a right to return the product other than for quality issues and are required to purchase minimum quantities.

      The Company’s agreements with its customers provide for certain royalty payments to the Company when the customer sells the products to the end users. If determinable at the time results are published by the Company, royalties are recognized when the customer has sold the product to the end user and the Company has fulfilled its obligations under the applicable agreement. If not determinable at the time results are published, royalties are recognized in the period they become determinable.

      License fees represent payments received from customers for exclusive perpetual licenses to sell the Company’s products in various geographic areas (see Note 9). These fees are recognized as other income when all performance criteria in the underlying agreement have been met. License fees are not recurring.

Research and Development Costs

      All research and development costs are charged to expense as incurred.

Patent and Licensing Costs

      The Company records costs incurred to obtain patents and licenses as research and development expense.

Advertising Costs

      All advertising costs are expensed as incurred. During the years ended December 31, 2003, 2002 and 2001, the Company expensed approximately $18, $89 and $66, respectively, as advertising costs.

Comprehensive Loss

      Comprehensive loss includes all changes in stockholders’ equity during a period except those resulting from investments by owners and distributions to owners. The Company’s other comprehensive loss comprises a minimum pension liability.

Fair Value of Financial Instruments and Concentrations

      The carrying amount of the Company’s variable rate debt approximates fair value. The fair value of the fixed rate debt was approximately $233 and $218 as of December 31, 2003 and 2002, respectively. The fair value of the fixed rate debt is based on the Company’s estimate of its current incremental borrowing rate of 200 — 400 basis points above the prime rate. The carrying amount of the Company’s cash and cash

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

equivalents, short-term investments, receivables, receivables from related parties, accounts payable and accrued expenses approximates fair value due to their short-term nature.

      The Company currently has two principal customers (see Note 9), which market and sell the Company’s two current products. Customer A has the license to sell the Sharp Shooter product. Customer B, which is also a shareholder of the Company, has the license to sell the CMI product outside of the United States and a license to sell the SharpShooter product in a limited manner in connection with the sale of the CMI. Concentrations of receivables and revenues by customer as of and for the years ended December 31, 2003, 2002 and 2001 are as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

Accounts receivable:

Customer A	100%	8%	99%

Customer B	—%	92%	—%

Sales revenues:

Customer A	23%	55%	66%

Customer B	77%	45%	34%

Royalties:

Customer A	100%	100%	100%

      In several cases the Company relies on a single vendor to supply critical materials or components. Spear Products is our sole supplier of tendon. The Seikagaku Corporation is our sole supplier of sodium chondroitin sulfate. Lifecore Biomedical is our sole supplier of sodium hyaluronate. Proximal, Inc. is our sole supplier for certain of the SharpShooter components. All of these materials and components can currently be obtained by alternative suppliers, subject to the time and other resources required to initiate new vendor relationships.

Use of Estimates

      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Adoption of New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, entitled, Business Combinations. This statement prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001 and applies to all business combinations accounted for under the purchase method that are completed after June 30, 2001. This statement was adopted on January 1, 2002, and did not have an impact on the Company’s consolidated financial statements.

      Also in June 2001, the FASB issued SFAS No. 142, entitled, Goodwill and Other Intangible Assets. This statement eliminates the amortization of goodwill, and requires goodwill to be reviewed periodically for impairment. This statement also requires the useful lives of previously recognized intangible assets to be reassessed and the remaining amortization periods to be adjusted accordingly. This statement is effective for fiscal years beginning after December 15, 2001, for all goodwill and other intangible assets recognized on the Company’s consolidated balance sheets at that date, regardless of when the assets were initially recognized.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

This statement was adopted on January 1, 2002, and did not have an impact on the Company’s consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144, entitled, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, entitled, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, but retains its fundamental provisions for recognizing and measuring impairment of long-lived assets to be held and used. This statement also requires that all long-lived assets to be disposed of by sale are carried at the lower of carrying amount or fair value less cost to sell, and that depreciation should cease to be recorded on such assets. SFAS No. 144 standardizes the accounting and presentation requirements for all long-lived assets to be disposed of by sale, superseding previous guidance for discontinued operations of business segments. This statement is effective for fiscal years beginning after December 15, 2001. This statement was adopted on January 1, 2002, and did not have an impact on the Company’s consolidated financial statements.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of SFAS 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related Interpretations. Accordingly, compensation expense for stock options issued to employees is measured as the excess, if any, of the fair market value of the Company’s stock at the date of the grant over the exercise price of the related option. The estimated expense is recognized over the vesting periods specified in the respective grant awards. For grant awards that provide for graded vesting, the Company recognizes the estimated expense on an accelerated basis. The Company has adopted the annual and interim disclosure provisions of SFAS No. 148.

      Had compensation costs for the Company’s stock options been determined based on SFAS No. 123 as amended by SFAS No. 148, the Company’s net loss attributable to common stockholders and loss per share attributable to common stockholders would have been as follows (in thousands, except per share data):

	Year Ended December 31

	2003	2002	2001

Net loss attributable to common stockholders, as reported	$(10,073)	$(9,951)	$(4,330)

Add: Total stock-based employee compensation expense as reported under intrinsic value method (APB No 25) for all awards, net of related tax effects	97	3,128	1,119

Deduct: Total stock-based compensation expense determined under fair value based method (SFAS No. 123) for all awards, net of related tax effects	(409)	(6,386)	(2,070)

Pro forma net loss attributable to common stockholders	$(10,385)	$(13,209)	$(5,281)

Loss per share attributable to common stockholders:

Basic and diluted — as reported	$(0.35)	$(0.56)	$(0.25)

Basic and diluted — pro forma	$(0.36)	$(0.75)	$(0.31)

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

      The fair value of the options is estimated on the date of the grant using the Black-Scholes option pricing model.

      The following assumptions were used in the pricing calculation for 2003, 2002 and 2001:

	Year Ended December 31,

	2003	2002	2001

Risk-free interest rate	2.94 – 4.05%	2.55 – 4.05%	4.41 – 5.34%

Dividend yield	0%	0%	0%

Expected lives	5 – 10 years	7 years	7 years

Expected volatility	102.10 – 108.10%	93.27%	82.73%

      The expected volatility for 2001 and 2002 was calculated by using the average volatility of comparative companies due to RBio being a privately held company prior to the reverse merger and recapitalization. The expected volatility for 2003 was calculated by using historical stock prices.

      In December 2003, the FASB issued FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revised standard requires new disclosures in addition to those required by the original standard about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. As revised, SFAS No. 132 is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by this standard are effective for interim periods beginning after December 15, 2003. See Note 11 for new disclosures regarding the Company’s benefit plans.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted this statement with no effect to its financial statements in the third quarter of 2003.

      In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. Interpretation No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. Currently, entities are generally consolidated by a company that has a controlling financial interest through ownership of a majority voting interest in the entity. In December 2003, the FASB issued FIN 46 (revised December 2003), Consolidation of Variable Interest Entities, (FIN 46R) to clarify some of the provisions of FIN 46. For the year ended December 31, 2003, the Company is required to apply the provisions of FIN 46 that relate to special purpose entities (SPEs) created prior to February 1, 2003. Adoption of these provisions did not have a material impact on the Company’s financial statements. For the quarter ending March 31, 2004, the Company is required to adopt the provisions related to non-SPEs created prior to February 1, 2003, and the provisions related to all entities, regardless of whether an SPE, that were created subsequent to January 31, 2003. The Company is currently evaluating what effects, if any, the adoption of these provisions will have but does not expect a material impact.

Reclassifications

      Certain prior year and inception to December 31, 2003 balances have been reclassified to conform to the current year’s presentation.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

(4)	PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:

	December 31,	December 31,
	2003	2002

	(In thousands)

Computer equipment	$111	$230

Office equipment	105	101

Manufacturing equipment	464	616

Leasehold improvements	1,175	1,198

	1,855	2,145

Less accumulated depreciation and amortization	(1,775)	(2,016)

	$80	$129

(5)	INVENTORY

      Inventory consists of the following:

	December 31,	December 31,
	2003	2002

	(In thousands)

Raw material	$29	$24

Work in process	16	146

Finished goods	171	92

	$216	$262

      Inventory was adjusted down $62 and $18 during 2003 and 2002, respectively, to reflect values at the lower of cost or market. At December 31, 2003, 8% of the units in inventory are valued at below the Company’s cost. Due to a high degree of fixed costs in the production process, and the early stage of market acceptance for its products, current sales and production volumes are not adequate to provide for per unit costs that are lower than the current market price for the Company’s products.

(6)	ACCRUED EXPENSES

      Accrued expenses consist of the following:

	December 31,	December 31,
	2003	2002

	(In thousands)

Accrued professional fees	$190	$94

Accrued officer compensation	178	—

Accrued printing cost	26	—

Other accrued cost	72	112

	$466	$206

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

(7)	NOTES PAYABLE

Credit Agreement and 2000 Credit Agreement

      On November 30, 1998, the Subsidiary entered into a Credit Facility (Credit Agreement) with a shareholder, who also holds the exclusive license to sell the Company’s CMI product outside of the United States. (see Note 9). The Credit Agreement provides for financing tranches of up to $2,043. As of December 31, 2003, the Subsidiary has drawn the entire amount available. This facility originally was scheduled to mature on December 1, 2003. During 2002, the Credit Agreement was amended to extend the maturity date to the earlier of 36 months from the date the Subsidiary receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Subsidiary may, at its option and subject to certain conditions, require any unpaid debt to be converted to equity. The outstanding balance bears interest that compounds annually, at LIBOR, adjusted annually by tranche, ranging from 1.32% — 1.55% and 1.27% — 2.35% during 2003 and 2002, respectively. Accrued interest related to the Credit Agreement is due upon maturity of the underlying principal.

      On March 15, 2000 the Subsidiary entered into another Credit Facility (2000 Credit Agreement) with the same shareholder as the Credit Agreement. The 2000 Credit Agreement provided for financing tranches of up to $4,000. As of December 31, 2003, the Subsidiary has drawn the entire amount available. This facility originally was scheduled to mature on March 14, 2005. During 2002, the 2000 Credit Agreement was amended to extend the maturity date to the earlier of 36 months from the date the Subsidiary receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Subsidiary may, at its option and subject to certain conditions, require any unpaid debt be converted to equity. The Subsidiary believes that debt repayment will not be accelerated under the terms of the Credit Agreement with Centerpulse due to its election to exercise its contractual right to convert the distribution agreement to a non-exclusive agreement. As such, the total amount of the debt with Centerpulse is classified as a long-term liability at December 31, 2003. $350 of the financing is fixed at a rate of 7% compounded annually. The remaining $3,650 bears interest that compounds annually, at LIBOR, adjusted annually by tranche, ranging from 1.14% — 1.56% and 1.56% — 2.93% during 2003 and 2002, respectively. Accrued interest related to the 2000 Credit Agreement is due upon maturity of the underlying principal.

      In connection with the Credit Agreement and the 2000 Credit Agreement, the lender has obtained a security interest in certain of the Company’s intellectual properties.

      As of December 31, 2003, accrued interest on the credit facilities was approximately $958. The weighted average interest rate on the credit facilities for the year ended December 31, 2003 and 2002 was 1.90% and 2.93%, respectively.

Bridge Loan Agreement and 2002 Bridge Loan Agreement

      On April 13, 2001 the Subsidiary entered into a bridge loan agreement (Bridge Loan Agreement) with existing shareholders and a third party, whereby the lenders were committed to make available up to $3,000, subject to terms outlined in the Bridge Loan Agreement, in exchange for convertible subordinated notes. Based on these terms, $1,674 became available under the Bridge Loan Agreement and was deposited into an escrow account. In addition to the principal, the Subsidiary was able to borrow interest accrued on the principal while the proceeds were held in escrow. As of June 21, 2001, the Subsidiary had borrowed $1,681 under the Bridge Loan Agreement. Interest compounded annually at Prime plus one percent, or 9.0% at the time of the loan and was due upon maturity of the underlying principal. In accordance with the terms of these notes, the outstanding principal and accrued interest was converted into Series G Convertible Preferred Stock of the Subsidiary and ultimately into Series A Convertible Preferred Stock of ReGen (see further discussion

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

below). In addition, upon conversion of the notes, the terms of warrants attached to the notes became fixed (see further discussion below).

      In March 2002 the Subsidiary entered into $1,000 of convertible subordinated promissory notes (Notes) with related parties. The Notes were scheduled to mature in March 2003 and accrued interest at Prime plus 1%, or 5.75% at the time of the loan. In accordance with the terms of these notes, the outstanding principal and accrued interest was converted into Series G Convertible Preferred Stock of the Subsidiary and ultimately into Series A Convertible Preferred Stock of ReGen (see further discussion below). In addition, upon conversion of the notes, the terms of the warrants attached to the notes became fixed (see further discussions below).

      On June 21, 2002, the Subsidiary issued 5,564,048 shares of Series G Convertible Preferred Stock (Series G Stock) to existing shareholders of the Subsidiary for $1.2321 per share. Cash of $4,000 was received for 3,246,490 of the shares issued. The remaining 2,317,558 shares were issued upon conversion of the borrowings under the Bridge Loan Agreement and Notes, principal and accrued interest from 2001 and 2002 financings with a value of approximately $2,860. Subsequent to the conversion of these notes payable into Series G Stock, and also on June 21, 2002, in connection with the merger of ReGen and Aros, the Series G Stock was exchanged for Series A Convertible Preferred Stock of ReGen at a rate of 2.7495 ReGen Series A Stock for each share of ReGen Series G Stock, resulting in 6,372,126 shares of Aros Series A Stock.

      In accordance with the terms of the Bridge Loan Agreement and the Notes, on June 21, 2002, the Subsidiary issued 782,602 five year warrants for common stock exercisable for $1.2321 per share, calculated based upon 25% of the principal and interest outstanding on the 2001 notes and 50% of the principal and interest outstanding on the 2002 notes payable as of June 21, 2002, divided by $1.2321 per share (the purchase price per share paid for the Series G Stock). In connection with the Merger of RBio and ReGen, these warrants were assumed by the Company. Subsequent to the merger, the warrants became exercisable for 2,151,765 shares of ReGen Common Stock at a price of $0.43 per share. In accordance with the terms of the Bridge Loan Agreement and the Notes, the exercise price and number of shares exercisable under the warrants was not known until the consummation of the Series G financing. Therefore, no value had previously been assigned to the warrants or the beneficial conversion feature of the Bridge Loan Agreement and the Notes. At June 21, 2002 the value of the warrants issued was established as $657 and the value of the beneficial conversion was established as $844. The sum of these amounts was recorded as a reduction of the borrowings outstanding (debt discount) and an increase in additional paid in capital on June 21, 2002. The warrants and beneficial conversion are fully vested; therefore the entire amount of the debt discount was recorded as interest expense on June 21, 2002.

(8)	CAPITAL LEASES

      Future payments under capital lease obligations at December 31, 2003 are as follows:

December 31, 2003
Capital Leases

(In thousands)

2004	$4

2005	3
7

Amounts representing interest	(1)

$6

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

      Included in property and equipment at December 31, 2003 and 2002 is $21 related to the capital leases. Amortization of assets recorded under capital leases is included in the Company’s depreciation expense. These leases have original terms of 2 and 3 years and imputed interest rates of 8.3% and 14.24%.

(9)	LICENSE AGREEMENTS

Product Distribution License Agreements

      In February 1996, the Subsidiary entered into a perpetual product distribution agreement (1996 Product Distribution Agreement) for the Collagen Meniscus Implant (CMI) with a shareholder of the Subsidiary (Customer B), who is also the holder of the majority of the Subsidiary’s long-term debt. The Subsidiary received a nonrefundable, non-creditable $750 licensing fee in February 1996 in exchange for the granting of exclusive distribution and marketing rights outside the United States of America for the product under development.

      An additional $1,000 was recognized as other income during 2001 under the milestone provisions as adjusted by a new agreement between the parties during 2001. This payment is also nonrefundable and non-creditable. The Subsidiary may be due additional milestone fees in future years based on the achievement of future sale volumes by Customer B under this agreement. Also, under this agreement, the Subsidiary will be reimbursed by Customer B for all expenses it incurs in connection with obtaining regulatory approval for the CMI outside the United States of America. At December 31, 2003 and 2002, the Subsidiary had a receivable from Customer B of approximately $0 and $81, respectively.

      In January 2002, the Subsidiary entered into an amendment to its 1996 Product Distribution Agreement. The amendment provides for (i) further definition and certain changes to the 1996 Product Distribution Agreement, including marketing activities and annual sales minimums and (ii) restructuring of the Credit Agreement and 2000 Credit Agreement, calling for repayment of such credit agreements to occur at the earlier of 36 months from the date the Subsidiary receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Company may, at its option and subject to certain conditions, require any unpaid debt be converted to equity.

      In 2003, Customer B was obligated to sell a minimum of 800 CMIs. On February 5, 2004, Customer B submitted its final sales report for the calendar year ended December 31, 2003. This report indicated that Customer B failed to meet the minimum sales requirements. According to the terms of the 1996 Product Distribution Agreement as amended, the Subsidiary had 45 calendar days from receipt of the final sales report to exercise the options provided under the agreement. Pending the outcome of ongoing discussions with Customer B, the Subsidiary elected to amend the distribution agreement to make the distribution rights to the CMI held by Customer B non-exclusive. Pursuant to the terms of the distribution agreement, this election will take effect as of April 17, 2004, 30 days from the date of Customer B’s receipt of the notice, unless Customer B elects to initiate arbitration regarding the Subsidiary’s election prior to the effective date.

      During 2000, the Subsidiary entered into an exclusive distribution agreement with a distributor granting the distributor exclusive rights to sell the Sharp Shooter product throughout the world. The Company received and recognized as license fee income a $300 nonrefundable, non-creditable license fee in 2000. This agreement continues in force so long as the distributor meets certain sales minimums. The distributor is obligated to pay the Subsidiary a royalty on net sales of products sold by the distributor to end users at rates between 10% and 12%. For the years ended December 31, 2003, 2002 and 2001, the amount of royalty income under this agreement was approximately $31, $44 and $56, respectively. The distributor is also required to pay a minimum royalty in order to maintain the exclusive distributor status. To meet the minimum royalty’s requirement, the distributor would have owed an additional $99 through December 31, 2003. Management has

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

determined that based on the current status of negotiations with the distributor over possible modifications to the agreement, that these amounts do not meet the criteria for revenue recognition and have therefore not been included in revenue in either year.

Technology License Agreements

      In April 1997, the Subsidiary entered into an agreement with a member of its Board of Directors and Modified Polymer Components, Inc. (MPC) to obtain an exclusive license to certain patent rights used in connection with the Sharp Shooter. The Subsidiary paid $100 in 1997 in license fees ($80 to the member of the Board of Directors and $20 to MPC). Such fees were charged to research and development expense as the related technology was considered by the Subsidiary to be in the development stage, and such technology had no alternative future use. The Subsidiary is required to pay a royalty of up to 6% (up to 4.8% to the member of the Board of Directors and up to 1.2% to an assignee of MPC) on net sales of products sold incorporating the licensed technology. In 2000, MPC assigned its rights to this royalty contract to a third-party. For the years ended December 31, 2003, 2002 and 2001, royalty expense under this agreement approximated $9, $12 and $15, respectively which is included in business development, general and administrative section in the accompanying Statement of Operations, under this agreement. Royalties accrued under this agreement are included in other accrued cost and approximated $3 and $2, respectively.

      In 1995, the Subsidiary entered into an exclusive license agreement with an employee pursuant to which the employee granted the Subsidiary an exclusive worldwide right and license to certain technology considered by the Subsidiary to be a candidate for use in products of the Subsidiary, including the rights to certain patents and to any products resulting from the use of such technology and/or patents. Under the exclusive license agreement, the Subsidiary agreed to pay the employee a license issue fee of $250 in five equal installments of $50 per year. The Subsidiary is also required to pay a royalty of: (a) 6% on products covered by a valid patent claim; (b) 3% on products not covered by a valid patent claim; and (c) 50% of royalties actually received by the Subsidiary from sub-licensees who are not affiliates. The Subsidiary completed its payments under this license agreement during fiscal 2000. In addition, the Subsidiary paid all costs incurred by the employee prior to August 24, 1995 for filing, prosecuting and maintenance of licensed patents, in the amount of $50. The exclusive license agreement will expire on the later to occur of ten years from the commercial sale of any licensed product (as defined in the agreement) or the date of expiration of the last to expire patent covered in the agreement.

      In 1990, the Subsidiary entered into an agreement with the Massachusetts Institute of Technology (MIT) to obtain an exclusive license to certain patent rights relating to the use of biodegradable materials for regeneration of tissue. The Subsidiary paid $25 to MIT in 1990 as license fees. The Subsidiary is required to pay MIT a royalty of the lesser of 6% of net sales or 10% of the gross margin, as defined, on sales of products covered under the agreement, except that no amounts will be due MIT for products that are also covered under the agreement with Neomorphics, Inc. (Neomorphics) discussed below. The last patent covered by this agreement expired in 2002 and, accordingly, no royalty payments will be due under this agreement after 2002.

      In 1990, the Subsidiary entered into a sublicense agreement with Neomorphics for certain products previously licensed to Neomorphics by MIT (and also in the MIT agreement discussed above). The Subsidiary was required to pay an annual maintenance fee of $10 per year in connection with the sublicense. The Subsidiary was also required to pay Neomorphics a royalty of 4% of its net sales of the sublicensed products. The annual license maintenance fees were creditable against royalties due. The amounts paid to MIT and Neomorphics were included as part of research and development expense in the periods in which such payments were made. The related patent expired in 2001 and, accordingly, no royalty payments will be due under this agreement after 2001.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

(10)	COMMITMENTS AND CONTINGENCIES

      The Company leases its corporate headquarters in Franklin Lakes, New Jersey under a non-cancelable operating lease that expires on March 31, 2005, has a month-to-month operating lease agreement for office space in Vail, Colorado and leases space in Redwood City, California for its manufacturing operations under a non-cancelable operating lease that expires in May 2006. The Company sub-leases a portion of the manufacturing facility at the rate of $16 per month. The sub-lease expires in May 2006. Total net rent expense was approximately $247, $214 and $97 for the years ended December 31, 2003, 2002 and 2001, respectively.

      Future minimum lease payments are as follows at December 31, 2003:

(In thousands)

2004	$382

2005	360

2006	147

$889

      Future minimum sublease receipts are as follows at December 31, 2003:

(In thousands)

2004	$192

2005	198

2006	83

$473

      The Company has an employment agreement with an officer of the Company providing for minimum aggregate annual compensation of approximately $275. The contract provides for consecutive one year terms of employment which may be terminated by either party upon a ninety-day prior written notice. Additionally, the employment agreement provides for various incentive compensation payments as determined by the Company’s Board of Directors.

      Subsequent to December 31, 2003 the Company entered into an employment agreement with another officer of the Company providing for minimum aggregate annual compensation of approximately $180. The contract provides for consecutive one year terms of employment which may be terminated by either party upon a ninety-day prior written notice.

      During 2001 and 2002, the Company shipped certain components of the SharpShooter that were later identified to have the potential to become non-sterile. The Company instituted a recall of such product components during 2002. The original recall plan was to involve reworking product that had been sold, with the Company bearing the cost of the rework, but the customer retaining title of the product. The reworked packaging design to correct the issue that led to the recall requires FDA approval before the reworked products can be returned to the customer. Due to the length of time required to receive this approval and therefore return the reworked product to the customer, the Company agreed to take title to the returned product and issued a credit to the customer in the fourth quarter of 2002 of approximately $144 for these returns. This credit was recorded as a reduction in revenue in the fourth quarter of 2002. As of December 31, 2003, the customer has used approximately $139 of the total credit, and $5 remains available for application to future invoices. As a result of the recall, the Company received and included in inventory a total of 6,084 units of the component. A warranty reserve associated with the recall of these products in 2001 and 2002 was estimated based on the costs to be incurred to recall and rework the product. Based upon these estimates, the

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

Company established a warranty reserve equal to a total of $127, including approximately $55 recorded in 2001 for 2001 shipments and $72 recorded in 2002 for 2002 shipments. Costs incurred and paid to rework the returned inventory have been included in inventory to the extent of the original carrying amount. The Company received the termination letter from the FDA closing the recall on July 3, 2003. No additional costs are anticipated by the Company. As of December 31, 2003, approximately $78 of reworked product remains in inventory.

      During 2002, the Company detected residue from its packaging vendor on certain of its CMI packaging materials. The Company identified and discarded all CMI products with the potential for the presence of this material at a cost of approximately $48.

(11)	EMPLOYEE BENEFIT PLANS

      The Company sponsors a profit sharing plan (“Plan”) intended to qualify under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the Plan after three months of service. Employees may contribute a portion of their salary to the Plan, subject to annual limitations imposed by the Internal Revenue Code. The Company may make matching or discretionary contributions to the Plan at the discretion of the Board of Directors, but has made no such contribution to date. Employer contributions generally vest over seven years.

      Prior to the reverse merger and recapitalization, the Company sponsored a defined benefit pension plan (“Pension Plan”) covering all former employees of National Health Advisors, a subsidiary of the Company acquired in 1997. The Pension Plan was amended to freeze benefit accruals and the entry of new participants effective October 31, 1997. The sale of the Company’s APACHE business in 2001 resulted in the termination of all remaining participants in the Pension Plan.

      The benefits under the Pension Plan are based on final average compensation. This defined benefit is offset by a linked profit sharing retirement plan that was also sponsored by National Health Advisors. The Pension Plan covers the portion of the participant’s defined benefit that is not covered by the balance in the participant’s linked profit sharing retirement account on the date of their retirement. While the total amount of each participant’s defined benefit was frozen, the Pension Plan’s share of the defined benefit will fluctuate as the funds invested in each participant’s linked profit sharing retirement account fluctuates. The Company’s funding policy is to contribute annually an amount that can be deducted for federal income tax purposes and meets minimum-funding standards, using an actuarial cost method and assumptions, which are different from those used for financial reporting.

      Rollforwards of the benefit obligation, fair value of plan assets and a reconciliation of the Pension Plan’s funded status at October 31, 2003 and 2002, the measurement date, and significant assumptions follow. As discussed in Note 2, the historical financial statements of the Subsidiary and related notes have replaced the prior historical financial statements of the company. The information presented below represents disclosures related to the Pension Plan for all applicable years even though the prior historical financial statements of the Company would not have included this information when originally issued.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

	October 31,
	(measurement date)

	2003	2002

	(In thousands)
CHANGE IN BENEFIT OBLIGATION

Beginning of the year	$381	$339

Interest cost	24	21

Actuarial loss (gain)	9	21

End of the year	$414	$381
CHANGE IN FAIR VALUE OF ASSETS

Beginning of the year	$237	$217

Actual return on plan assets	24	11

Employer contributions	—	9

End of the year	$261	$237
RECONCILIATION OF FUNDED STATUS

(Under)/over funded status	$(153)	$(144)

Accrued pension cost	$(153)	$(144)

SIGNIFICANT ASSUMPTIONS:

Discount rate	6.26%	6.26%

Expected return on plan assets	6.26%	6.26%

Rate of compensation increase	5.00%	5.00%

      The expected rate of return on plan assets is based on historical rates of return of actual investments. No Pension Plan participants are expected to reach normal retirement age in the next five years. The Company is not expecting to make contributions to the Pension Plan during 2004.

      Because the Pension Plan is frozen, the Company will not have any future service costs associated with this plan. Future pension expense could result from amortization of actuarial gains and increases in the benefit obligation due to further decreases in the linked profit sharing retirement accounts. At October 31, 2003 and 2002, the balance in the linked profit sharing retirement accounts was approximately $160 and $165, respectively. Decreases in this balance will increase the benefit obligation of the Pension Plan while increases in this balance will decrease the benefit obligation of the Pension Plan.

      The Company’s pension expense is as follows:

	2003	2002	2001

	(In thousands)

Interest cost	$24	$21	$14

Expected return on plan assets	(15)	(14)	(24)

Recognized net actuarial loss (gain)	—	2	(21)

Curtailment gain	—	—	(81)

	$9	$9	$(112)

      As of the 2002 measurement date, the market value of the Pension Plan assets was below the accumulated benefit obligation, and the Company was required to record a minimum liability of approximately $58 in 2002. This amount was reflected as an increase in pension liability and a decrease in other

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

comprehensive income in 2002. Due to the Company’s net operating loss position, no tax benefit was provided for this additional liability. There was no change in the additional minimum liability during 2003.

Pension Plan Assets

      At October 31, 2003 and 2002, Pension Plan assets totaled approximately $261 and $237, respectively.

Allocation of Pension Plan Assets at October 31,

	Defined Benefit
	Pension Plan

	2003	2002

Cash and Cash Equivalents	36%	40%

Equity	53%	49%

Non-U.S. Equity	11%	11%

Total	100%	100%

Investment Strategy and Risk Management for Pension Plan Assets

      The stated investment objective of the Pension Plan is to optimize growth of invested assets over a five year time horizon. The overall risk tolerance of the plan is moderately aggressive, while maintaining a widely diversified group of investments by asset class, achieved largely by investing in pooled investment funds. Returns in each investment portfolio should equal or exceed the return of a market index or blended index in proportions similar to the long term asset allocation selected for the portfolio.

Strategic Target Allocation of Pension Plan Assets

Asset Category	Target Allocation

Equity	71%

Non-U.S. Equity	5%

U.S. Fixed Income	24%

Total	100%

(12)	RELATED PARTY TRANSACTIONS

      The Company has a cost reimbursement agreement with a shareholder of the Company. For the years ended December 31, 2003, 2002 and 2001, the Company is entitled to, and recorded as a reduction of business development expenses, reimbursement of approximately $90, $66 and $74, respectively.

      For the fiscal years ended December 31, 2003, 2002 and 2001, 77%, 45% and 34%, respectively of the Company’s revenues were from sales to Customer B, a related party.

      At December 31, 2003 and December 31, 2002, approximately $26 and $7 of accounts payable were due to related parties for reimbursed expenses to employees or directors who are also shareholders.

(13)	STOCKHOLDERS’ EQUITY

      The Company’s capital structure was significantly impacted by the reverse merger and recapitalization of June 21, 2002 (see Note 16). The information contained in this note reflects the disclosures related to all

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

shares, options and warrants outstanding at December 31, 2003 and 2002, and where applicable, historical information related to these securities and plans.

Convertible Preferred Stock

      Following the Company’s annual stockholders meeting on November 26, 2002, the Company filed an amendment to its certificate of incorporation, increasing the number of authorized shares of Common and Preferred Stock of the Company. The increase in Common Stock was sufficient to permit the conversion of Series B convertible preferred stock (“Series B stock”) into Common Stock. In accordance with the terms and conditions of the Series B stock, all such stock was automatically converted into Common Stock, on a one for one basis, as of the filing of the Company’s amended certificate of incorporation on December 13, 2002.

      The holders of Series A convertible preferred stock (the “Series A Stock”) are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A Stock are entitled to receive an amount per share equal to the liquidation preference, equal to the purchase price of Series A Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.

      The holders of Series A Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.

      At the option of the holder, the Series A Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Series A Stock, and will automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $5,000 in gross proceeds at a valuation of at least $25,000.

      Beginning on the 7th anniversary of the issuance and delivery of the Series A Stock, or June 21, 2009, the Series A Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series A Stock at a per share redemption price equal to the liquidation value of the Series A Stock at the time of redemption. The liquidation value will equal the purchase price of the Series A Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series A Stock. The Company shall redeem not less than all of the Series A Stock at the Redemption Price, pro-rata among all of the holders of the Series A Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series A Stock.

      On September 23 and September 30, 2003, the Company completed the private placement of approximately 17,112,702 and 5,133,451 respectively, shares of Series C redeemable convertible preferred stock (“Series C Stock”), resulting in proceeds, net of issuance costs including cash and non-cash consideration, of approximately $9,394. At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Series C Stock, and will automatically convert into common stock concurrent with the closing of a qualified public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000 in gross proceeds at a valuation of at least $50,000. The holders of Series C Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.

      The Series C Stock was issued with a beneficial conversion option. The value attributable to the beneficial conversion option of approximately $4,292 was recognized and measured by allocating a portion of the proceeds equal to the intrinsic value to additional paid-in capital. The intrinsic value was calculated as the

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

difference between the conversion price and the fair value of the underlying common stock at the issuance date and multiplied by the number of shares into which the Series C Stock is convertible. The Series C Stock was convertible at the issuance date and as such the total value of the beneficial conversion option was accreted immediately through a charge to retained earnings. Accretion for the beneficial conversion and issuance costs of the Series C Stock were treated as deemed dividend to Series C stockholders for purposes of calculating net loss attributable to common stockholders and earnings per share.

      In connection with the Series C Stock financing, ReGen issued to the purchasers of the Series C Stock, warrants to purchase an aggregate of up to 2,079,965 shares of its Common Stock. The warrants have a term of five years subject to a subsequent equity financing and an exercise price of $0.4481. The number of warrants, if any, that become exercisable is dependent upon the price per share of any subsequent equity financing occurring within eighteen months of the warrant issue date. In order for the warrants to become exercisable, there must be a subsequent equity financing at a price equal to or greater than $0.25 and less than $0.4481 per share. All of the warrants become exercisable if the subsequent equity financing price per share is greater than $0.25 and less than $0.40 and 50% of the warrants become exercisable if the subsequent equity financing price per share is equal to or greater than $0.40 but less than $0.4481. The warrants expire if a triggering event does not occur. A value of approximately $969 has been assigned to these warrants as of the closing dates of the Series C Stock, using the Black-Scholes valuation model, and assuming they become fully exercisable within the prescribed 18 month time frame. The values of these warrants are being carried in additional paid-in capital and as a reduction to the Series C Stock.

      The Series C Stock and Series A Stock are subject to Registration Rights Agreements entered into as of September 23, 2003 and September 30, 2003 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register the common shares into which the Series C Stock and the Series A Stock is convertible. ReGen has received notice from certain holders of the Series C Stock and Series A Stock, representing 33,953,717 shares, requesting that ReGen register such shares pursuant to the terms of the Registration Rights Agreements. The Company filed a registration statement on Form S-1 (the “Registration Statement”) to register the shares. The Company withdrew the Registration Statement on February 23, 2004 and expects to re-file the Registration Statement in the second quarter of 2004. A total of an additional 3,590,787 shares of Series A Stock and Series C Stock remain subject to the Registration Rights Agreements, and the Company has a continuing obligation to register the common stock into which such shares of Series A Stock and Series C Stock are convertible.

      The holders of Series C Stock are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C Stock are entitled to receive as a liquidation preference an amount per share equal to the purchase price of Series C Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.

      Beginning on the 7th anniversary of the issuance and delivery of the Series C Stock, or September 2010, the Series C Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series C Stock at a per share redemption price equal to the liquidation value of the Series C Stock at the time of redemption. The liquidation value will equal the purchase price of the Series C Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series C Stock. If a request for redemption at the option of the Series C Stockholders is made, the Company shall redeem not less than all of the Series C Stock at the Redemption Price, pro-rata among all of the holders of the Series C Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series C Stock.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

      In connection with the private placement of its Series C Stock, the Company agreed to provide compensation in the form of cash and warrants for the Company’s Common Stock to placement agents who assisted the Company in identifying purchasers of its Series C Stock (the “Placement Fee”). The Placement Fee included approximately $421 in cash and warrants to purchase 200,000 shares of Common Stock, exercisable through September 23, 2009 at $0.4481 per share, which was the issuance price of the Series C Stock. The warrants issued to the placement agents were valued at $97 using the Black-Scholes valuation model. The total issuance costs, which include the Placement Fee, of approximately $612 have been recorded as a reduction to the Series C Stock.

      The Series C Stock has been recorded outside of permanent equity in the accompanying balance sheet, net of the issuance costs of approximately $612 and warrants issued to Series C Stockholders valued at $969. The Series C Stock is being accreted to the redemption value through a charge to retained earnings over a period of 7 years using the effective interest method.

Stock Options

      The Company has adopted the disclosure only provisions of SFAS No. 123. Accordingly, if the exercise price of the Company’s employee stock options equals or exceeds the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized.

      The Company has an Employee Stock Option Plan (the Plan) that provides up to 6,450,000 options to be issued to employees and non-employees of the Company. All options are subject to forfeiture until vested and unexercised options expire on the tenth anniversary of the date of grant. Vesting is generally over four years. At December 31, 2003, options for 6,173,137 shares were outstanding and options for 184,191 shares were available for grant under the Plan. The Company has reserved 6,450,000 shares of common stock for issuance under the Plan. During 2003 the Company granted options to purchase 2,018,025 shares at an exercise price $0.45, of which 1,818,025 of the shares were below the market price of the stock on the grant date. During 2002 the Company granted options to purchase 3,217,000 shares at an exercise price of $0.19 and 770,000 shares at an exercise price of $0.22.

      In April 1996, the Company adopted its Non-Employee Director Option Plan (the Director Option Plan), which was amended and restated effective January 31, 2003. The Director Option Plan is administered by a Committee composed of the Chairman of the Company’s Board of Directors and such other employee members of the Board who may be selected by the Chairman. The timing of grants and exercise price of options granted under the Director Option Plan are at the discretion of the Committee. Vesting requirements expiration periods are specified at the time options are granted. Stock options granted under the Director Option Plan may not be transferred other than by will or by the laws of descent and distribution. The Board of Directors may terminate the Director Option Plan at any time. Upon the occurrence of a Change of Control, as defined in the Director Option Plan, all outstanding unvested options under the Director Option Plan immediately vest. Aggregate grants under the Director Option Plan are limited to 1,500,000 shares subject to adjustment for stock splits and similar events. As of December 31, 2003, options for 1,267,500 shares were outstanding and 232,500 were available for grant. The Company has reserved 1,500,000 shares of common stock for issuance under the Director Option Plan. During 2003, the Company granted options to purchase 1,250,000 shares at an exercise price of $0.45, of which 1,000,000 of the shares were below the market price of the stock on the day of the grant. The options vest over four years. During 2002 the Company granted options to purchase 5,000 common shares at exercise prices of $0.0825, which was considered to be equal to the fair market value at the date of grant.

      In May 1999, the Company adopted its Non-Employee Director Supplemental Stock Option Plan (the Director Supplemental Option Plan) that provides up to 500,000 options to be issued to the Directors of the

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

Company as amended. The exercise price of such options shall not be less than the fair market value of the Company’s common stock on the date of grant. The Board of Directors may terminate the Director Supplemental Option Plan at any time. Upon occurrence of a Change in Control as defined in the Director Supplemental Option Plan, all outstanding unvested options under the Director Supplemental Option Plan vest immediately. As of December 31, 2003, options for 175,400 shares were outstanding and 324,600 shares were available for grant under the Director Supplemental Option Plan. The Company has reserved 500,000 shares of common stock for issuance under the Director Supplemental Option Plan.

      At June 21, 2002 the Subsidiary had reserved the equivalent of 2,394,526 shares of the Company’s common stock for issuance under its 1991 Stock Option Plan (the Plan). The Plan was closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2003, 692,877 options for shares remain outstanding, which originated from the Plan and are fully exercisable.

      At June 21, 2002, the Subsidiary had reserved the equivalent of 1,649,700 shares of the Company’s common stock for issuance under its 1993 Directors’ Stock Option Plan (the Directors’ Plan). The Directors’ Plan was closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2003, 790,481 options for common stock of the Company remain outstanding, which originated from the Directors’ Plan and are fully exercisable.

      At June 21, 2002, the Subsidiary had reserved the equivalent of 4,674,150 shares of the Company’s common stock for issuance under its 1999 Stock Option Plan (the 1999 Plan). The 1999 Plan was closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2003, 3,706,721 options for common stock of the Company remain outstanding, which originated from the 1999 Plan and are fully exercisable.

      At June 21, 2002 the Subsidiary had reserved the equivalent of 2,852,161 shares of the Company’s common stock for issuance under two separate stock option plans for specified key employees. The Plans were closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2003, 2,357,251 options for common stock remain outstanding, which originated under these plans and are fully exercisable.

      In accordance with the merger between the Company and the Subsidiary, the Company assumed all outstanding options of the Subsidiary, such that immediately after the merger, options for the stock of the Subsidiary became options for the stock of the Company. As of December 31, 2002, options assumed from the Subsidiary included options for 8,193,463 shares of the Company’s common stock, at an average exercise price of $0.38 and exercise prices ranging from $0.13 to $0.53. All options assumed from the Subsidiary were fully vested upon the effective date of the merger, June 21, 2002. Total deferred stock compensation of $2,848 associated with these options was recorded as compensation expense on the date of the merger.

      In addition to the grants made pursuant to the forgoing plans, the Company has granted options to purchase 401,288 shares to certain non-employees. These options are included in the table below. At December 31, 2003 all options are fully exercisable at prices ranging from $2.00 to $13.00, if not exercised the options begin to expire in August 2004.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

      A summary of activity under the Company’s stock option plans is as follows:

	Options Outstanding

			Weighted-
	Number of	Price Per	Average Price
	Shares	Share	Per Share

Conversion of RBio December 31, 2001 to ReGen Options	6,230,210	$0.16 - $ 0.53	$0.49

ReGen balance at December 31, 2001	1,146,268	$0.08 - $13.00	$4.26

ReGen options granted	3,992,000	$0.08 - $ 0.22	$0.20

ReGen options canceled	(388,968)	$0.08 - $13.00	$2.24

RBio options granted	2,788,103	$0.13 - $ 0.53	$0.16

RBio options exercised	(824,850)	$ 0.13	$0.13

RBio options expired	(151,223)	$0.13 - $ 0.53	$0.35

Balance at December 31, 2002	12,791,540	$0.08 - $13.00	$0.63

Options canceled	(494,910)	$0.16 - $ 0.53	$0.37

Options granted	3,268,025	$ 0.45	$0.45

Balance at December 31, 2003	15,564,655	$0.08 - $13.00	$0.60

      During 2003, the Company granted 3,268,025 stock options with a per share weighted average fair value of $0.56 estimated using the Black-Scholes option valuation model under the assumptions outlined earlier in Note 3. During 2002, the Company granted 6,780,103 stock options with a per share weighted average fair value of $0.36 estimated in a similar manner. Of the options granted in 2002, 1,562,055 shares are subject to accelerated vesting if certain performance criteria are met.

      The following table summarizes information about options at December 31, 2003:

	Options Outstanding			Options Exercisable

		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Remaining	Average		Exercise	Average
		Contractual	Exercise		Contractual	Exercise
Price Per Share	Shares	Life in Years	Price	Shares	Life in Years	Price

$0.00 - $ 0.50	9,747,122	8.92	$0.27	4,749,041	7.94	$0.19
$0.51 - $ 1.00	5,342,733	5.34	$0.53	5,342,733	5.34	$0.53
$1.01 - $ 2.00	46,694	5.26	$1.53	46,694	5.26	$1.53
$2.01 - $13.00	428,106	2.54	$8.90	428,106	2.54	$8.90

	15,564,655			10,566,574

Warrants

      The Company has 349,653 outstanding warrants issued to stockholders in 1995 with an exercise price of $1.43 per share that expire in 2005; and 73,356 outstanding warrants issued to stockholders in 1995 with an exercise price of $8.18 per share that expire in 2005.

      In August 1997 and September 1997, the Subsidiary issued in connection with financings, warrants to purchase the equivalent of 249,388 shares of the Company’s common stock at $0.53 per share. In

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

August 2002, these warrants were extended for an additional 5 years to expire in August 2007 and were fully exercisable as of December 31, 2003.

      In conjunction with the 2000 Credit Agreement, the Subsidiary issued warrants to purchase the equivalent of 412,425 shares of the Company’s common stock at $1.64 per share. The warrants expire on August 7, 2005. These warrants can be exercised by the holder to the extent that the Holder’s ownership of the Company on a fully diluted basis does not exceed 19.9%. At December 31, 2003, the holder of the warrants owned approximately 6.9% of the Company on a fully diluted basis and the warrants were fully exercisable.

      In March 2001, the Company issued 1,000,000 warrants for common stock to the stockholders of MetaContent, Inc. at an exercise price of $0.50 per share. During 2003, 230,000 warrants were exercised. The remaining warrants expire March 19, 2006. At December 31, 2003, the warrants were fully exercisable.

      In connection with the 2001 and 2002 Bridge Loans, and subsequent Series G Convertible Preferred financing, entered into between the Subsidiary and certain of its shareholders, the Subsidiary issued the equivalent of 2,151,765 warrants for the Company’s common shares at an exercise price of $0.45 per share. The warrants expire June 21, 2007 and are fully exercisable.

      In September 2003, in connection with the private placement of its Series C Stock, the Company issued warrants to purchase 2,279,965 shares of common stock. See discussion under Convertible Preferred Stock Section.

      In October 2003, as consideration for advisory services, the Company issued warrants to purchase 500,000 shares of common stock to a stockholder of the Company at an exercise price of $0.45 per share. The warrants expire on October 1, 2008 and are fully exercisable. These warrants were issued for services provided before the grant date and as such, the results of operations include approximately $258 in compensation expense related to these warrants. The value of the warrants was computed using Black-Scholes method, under the assumptions outlined earlier in Note 3.

(14)	INCOME TAXES

      The Company had differences in reporting expenses for financial statement purposes and income tax purposes. The provision for income taxes consists of:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

	(In thousands)

Current	$—	$—	$—

Deferred	(2,895)	(3,330)	(1,663)

Valuation allowance	2,895	3,330	1,663

	$—	$—	$—

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

      The provision for income taxes can be reconciled to the income tax that would result from applying the statutory rate to the net loss before income taxes as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2003	2002	2001

	(In thousands)

Tax at statutory rate	$(2,006)	$(3,247)	$(1,472)

State taxes	(637)	(403)	(199)

Permanent items	7	320	8

Other	(259)	—	—

Increase in valuation allowance	2,895	3,330	1,663

	$—	$—	$—

      The significant components of the Company’s deferred income tax assets and liabilities are as follows:

	December 31,	December 31,
	2003	2002

	(In thousands)

Deferred tax assets:

Net operating loss carryforward	$15,794	$13,243

Accrued expenses	135	(4)

Deferred compensation	1,970	1,784

Property, plant and equipment	385	367

Intangible assets	23	22

R&D credit carryforward	410	410

	18,717	15,822

Valuation allowances	(18,717)	(15,822)

	$—	$—

      The net operating loss carryforward as of December 31, 2003 and 2002 was approximately $39.1 million and $33.4 million, respectively. The research and development tax credit as of December 31, 2003 and 2002 was approximately $410. The federal and state net operating loss carryforwards will begin to expire in 2004, if not utilized. The federal and state research and development credit carryforwards will begin to expire in 2006, if not utilized. The utilization of net operating loss carryforwards may be limited due to changes in the ownership of the Company and the Subsidiary, and the effect of the reverse merger and recapitalization completed on June 21, 2002.

      A valuation allowance is required when it is more likely than not that a deferred tax asset will not be realized. As a result of evaluating all positive and negative evidence, a full valuation allowance has been established for the net deferred tax assets.

(15)	BASIC AND DILUTED LOSS PER SHARE

      The Company implemented SFAS No. 128, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic loss per share includes no dilution and is computed by dividing net loss available to common stockholders, by the weighted average number of common shares outstanding for the period. Diluted loss per share includes the potential dilution that could occur if securities or other contracts

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

were exercised or converted into common stock. Options and warrants outstanding were not included in the computation of diluted loss per share, as their effect would be anti-dilutive. Diluted loss per share and basic loss per share are identical for all periods presented.

      For all periods presented prior to the reverse merger and recapitalization, basic and diluted loss per share is calculated using the number of shares outstanding immediately after the reverse merger and recapitalization.

(16)	PRE-MERGER CAPITAL TRANSACTIONS AND MERGER WITH RBIO INC

Pre-Merger Capital Transactions

      On June 21, 2002, the Subsidiary amended and restated its Certificate of Incorporation to provide for the following:

      The creation of Series G Convertible Preferred Stock (Series G Stock) with 19,200,000 shares authorized.

      The rights of the Subsidiary’s existing Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Preferred Convertible Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock (collectively referred to as the “Preferred Stock”) were amended and established as follows:

      Dividend Rights: If the Subsidiary shall at any time declare and pay any dividend in the form of cash, stock or property on the outstanding Common Stock, it shall at the same time and on the same terms declare and pay a dividend in the same form on the outstanding Preferred Stock at a rate assuming all Preferred Stock were converted into Common Stock immediately prior to the dividend declaration.

      Liquidation Rights: In the event of any liquidation, dissolution or winding up of the Subsidiary, holders of the Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $1.00 for Series A, $3.00 for Series B, $4.50 for Series C, $7.25 for Series D, $7.25 for Series E, $8.73 for Series F and $1.23 for Series G plus all accrued and unpaid dividends, if any.

      Voting Rights: The holders of Preferred Stock are entitled to vote upon any matter submitted to the stockholders for a vote. Such holders shall each have one vote for each full share of Common Stock into which their respective shares of Preferred Stock are convertible on the record date for the vote. Holders of Preferred Stock shall vote as a single class.

      Conversion Rights: Shares of Preferred Stock can be converted into shares of Common Stock at the option of the holder and automatically upon the occurrences of the closing of an offering pursuant to an effective registration statement pursuant to which Common Stock is sold to the public by the Subsidiary in a public offering registered under the Securities Act of 1933 at a per share public offering price of not less than $10 and a aggregate public offering price of at least $7,500. In addition, in the event of a merger or sale of the Subsidiary, the holders of Preferred Stock may elect to have their shares treated as converted. Each share of Preferred Stock is converted into the number of Common Shares that results from dividing the Conversion Price as defined, by the liquidation value per share (see above). Initially, the Conversion Price is equal to the liquidation value per share and can never exceed the liquidation value per share. Adjustments to the Conversion Price are required in the event of the issuance of additional shares of stock of the Subsidiary, stock splits, dividends and recapitalizations.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

      On June 21, 2002, the Subsidiary issued 5,564,047 shares of Series G Convertible Preferred Stock (Series G Stock) to existing shareholders of the Subsidiary for $1.2321 per share. Cash of $4,000 was received for 3,246,490 of the shares issued. The remaining 2,317,557 shares were issued upon conversion of notes payable and accrued interest from 2001 and 2002 financings with a value of $2,855.

Merger With RBio Inc.

      On June 21, 2002, the Company approved a merger of the Subsidiary into Aros Acquisition Corporation, a wholly owned subsidiary of the Company. Prior to the merger, in 2001, the Company discontinued its operations and was evaluating alternatives to best utilize its assets.

      The outstanding shares of Common Stock, Preferred Stock and options and warrants to acquire Common Stock and Preferred Stock of the Subsidiary were converted into equity instruments of the Company as follows:

      Common Stock: Each share of the Subsidiary’s Common Stock has been converted into 2.7495 shares of unregistered common stock of the Company.

      Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock: Each share of the Subsidiary’s Series A, Series B, Series C, Series D, Series E and Series F Convertible Preferred Stock was converted into 0.0663 shares of unregistered, fully paid, non-assessable Common Stock of the Company (Common Stock) plus 2.6832 shares of unregistered, fully paid, non-assessable Series B Convertible Preferred Stock of the Company (Series B Stock). Following the Company’s annual stockholders meeting on November 26, 2002, the Company filed an amendment to its certificate of incorporation, increasing the number of authorized shares of Common Stock of the Company sufficient to permit the conversion of Series B Stock into Common Stock. In accordance with the terms and conditions of the Series B Stock, all such stock was automatically converted into Common Stock, on a one for one basis, as of the filing of the Company’s amended certificate of incorporation on December 13, 2002. Therefore, in effect, each share of the Subsidiary’s Series A, Series B, Series C. Series D, Series E and Series F Convertible Preferred Stock was converted into 2.7495 shares of Common Stock.

      Series G Preferred Stock: Each share of the Subsidiary’s Series G Preferred Stock has been converted to 2.7495 shares of unregistered, fully paid, non-assessable shares of the Company’s Series A Convertible Preferred Stock (Series A Stock).

      Stock Options and Warrants: Immediately prior to the merger, the Subsidiary accelerated the vesting of all options such that at the time of the merger, all stock options and warrants were fully vested. Each option and each warrant to purchase the Subsidiary’s Common Stock has been assumed by ReGen and converted into options and warrants, respectively, to acquire the Company’s Common Stock. Each option and warrant shall be exercisable for that number of shares of Common Stock equal to the product of the number of shares of the Subsidiary’s Common Stock that were purchasable under such Subsidiary option multiplied by 2.7495, and rounded to the nearest whole number of shares of Common Stock. As such, 2,265,943 RBio options at January 1, 2002 were effectively converted to 6,230,210 ReGen options using this multiplier.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

	Options Outstanding

			Weighted-
	Number of	Price Per	Average Price
	Shares	Share	Per Share

Balance at December 31, 1999	2,155,979	$0.10 - $1.45	$1.15

Options granted	511,500	$1.45	$1.45

Options canceled	(298,000)	$1.45	$1.45

Options exercised	(25,000)	$0.10	$0.10

Balance at December 31, 2000	2,344,479	$0.10 - $1.45	$1.13

Options granted	220,589	$1.45	$1.45

Options canceled	(299,000)	$1.45	$1.45

Options exercised	(125)	$1.45	$1.45

Balance at December 31, 2001	2,265,943	$0.45 - $1.45	$1.34

      Each warrant to purchase the Subsidiary’s Series C Convertible Preferred Stock was assumed by the Company and converted into warrants to purchase 0.0663 shares of Common Stock and 2.6832 shares of Series B Stock. The per share exercise price for shares of Common Stock or Series B Stock issuable upon exercise of such assumed Company options and warrants shall be equal to the quotient determined by dividing the exercise price per share of Subsidiary Common Stock or Series C Convertible Preferred Stock, as applicable, at which such Subsidiary options and warrants were exercisable by 2.7495. In accordance with the conversion of the Series B Stock to Common Stock on December 13, 2002, the Company’s warrants for Series B Stock were also converted to warrants for Common Stock.

      All shares issued to holders of stock options and warrants assumed by the Company from the Subsidiary are unregistered.

      The Company and the receiving shareholders entered into a Registration Rights Agreement under which ReGen, at its option, can register the unregistered shares in whole or part. Holders of unregistered shares can request, subject to certain limitations, and ReGen is required to make a best commercial efforts to, register blocks of unregistered shares beginning 90 days after the Company’s Form 10-K for the year ended December 31, 2002 is filed. The Company is required to bear the cost of all such registrations except that in an underwritten offering, the holder of the shares will bear any underwriting discounts and commissions, if any, and transfer taxes relating to the registration.

      Upon completion of the merger, holders of the Subsidiary’s Common Stock and Preferred Stock controlled approximately 80% of the voting rights of the combined company. As such, the Subsidiary was the deemed acquirer for purposes of accounting for this merger.

      The Series A Stock has rights and terms that provide for certain preferences in the event of liquidation to the Common Stock. Additionally, the Company Series A Stock has mandatory conversion features upon certain circumstances including but not limited to a qualified offering that results in cash proceeds to ReGen of at least $5,000 and assumes a minimum valuation of the Subsidiary of at least $25,000, and the Series A Stock is redeemable at the option of the holder subject to certain conditions at any date from and after the date of the seventh anniversary of the issuance and delivery of the Series A Stock at the liquidation value.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands, except per share data)

(17)     RESTATEMENT (Dated as of June 9, 2004)

      The Statement of Operations for the year ended December 31, 2003 and the period from December 21, 1989 (inception) to December 31, 2003 have been restated to reflect the accretion for the beneficial conversion and issuance costs on the Series C Preferred Stock as a deemed dividend and therefore an addition to the net loss for the purposes of determining net loss attributable to common stockholders and net loss per share attributable to common stockholders.